                               AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 1, 1999
====================================================================================================================================

                                                 SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549

                                                   --------------------------------

                                                              FORM S-4
                                                       REGISTRATION STATEMENT
                                                                UNDER
                                                     THE SECURITIES ACT OF 1933

                                                   --------------------------------

                                                  Independence Community Bank Corp.
                           ------------------------------------------------------------------------------
                                       (Exact Name of Registrant as Specified in Its Charter)

           Delaware                                             6035                                         13-3387931
--------------------------------                  ---------------------------------                  -------------------------------
(State or Other Jurisdiction of                      (Primary Standard Industrial                    (I.R.S. Employer Incorporation
     or Organization)                                 Classification Code Number)                       Identification No.)

                                                  Independence Community Bank Corp.
                                                          195 Montague Street
                                                       Brooklyn, New York 11201
                                                            (718) 722-5300
                           ------------------------------------------------------------------------------
                             (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                                              Registrant's Principal Executive Offices)

                                                   --------------------------------

                                                           Charles J. Hamm
                                    Chairman of the Board, President and Chief Executive Officer
                                                  Independence Community Bank Corp.
                                                         195 Montague Street
                                                      Brooklyn, New York 11201
                                                           (718) 722-5300
                           ------------------------------------------------------------------------------
                           (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                                                        of Agent for Service)

                                                             Copies To:

                       Philip R. Bevan, Esq.                                              Robert A. Schwartz, Esq.
                        David Teeples, Esq.                                         Jamieson, Moore, Peskin & Spicer P.C.
               Elias, Matz, Tiernan & Herrick L.L.P.                                         177 Madison Avenue
                       734 15th Street, N.W.                                            Morristown, New Jersey 07960
                      Washington, D.C. 20005                                                   (973) 984-1616
                          (202) 347-0300

                                                   --------------------------------

     Approximate Date of Commencement of the Proposed Sale of the Securities to the Public: As soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all other conditions to the Merger described in the
Proxy Statement-Prospectus.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------

   TITLE OF EACH                                     PROPOSED             PROPOSED
     CLASS OF                    AMOUNT               MAXIMUM              MAXIMUM              AMOUNT OF
   SECURITIES TO                 TO BE               OFFERING             AGGREGATE           REGISTRATION
   BE REGISTERED               REGISTERED (1)     PRICE PER UNIT       OFFERING PRICE (2)          FEE (2)
------------------------       --------------     --------------       ------------------     ------------
Common stock,                   4,692,372               N/A               $53,152,710            $14,067.54
($.01 par value)

--------------------

(1) This Registration Statement covers the maximum number of shares of the Registrant's common stock expected to be issued upon consummation of the merger of Statewide Financial Corp. ("Statewide") with and into the Registrant (the "Merger"), pursuant to the Agreement and Plan of Merger, dated as of April 12, 1999, by and between Statewide and the Registrant (the "Merger Agreement").

(2) The registration fee has been computed in accordance with Rule 457(f) under the Securities Act of 1933, as amended, based on the average of the high and low prices for a share of common stock of Statewide, as reported on the National Market System of The Nasdaq Stock Market, Inc. on August 31, 1999, multiplied by 4,533,049, the maximum number of shares of Statewide to be exchanged pursuant to the Merger Agreement, including shares issuable upon the exercise of outstanding stock options, reduced by the amount of cash to be paid by the Registrant for such shares.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

------------------------------------------------------------------------

            ---------------------------------------------------------


                            STATEWIDE FINANCIAL CORP.
                                 PROXY STATEMENT

            ---------------------------------------------------------


                 PROSPECTUS OF INDEPENDENCE COMMUNITY BANK CORP.

            ---------------------------------------------------------


     The Boards of Directors of Statewide Financial Corp. and Independence Community Bank Corp. have agreed on a merger of Statewide and Independence. We believe the combined company will be an effective competitor on many fronts in its New York and New Jersey market areas, with total assets approaching $6.9 billion, and stockholders' equity of approximately $892.1 million. We are convinced that this merger will position our two companies to grow and flourish as the financial services business evolves and consolidates. As a result of the merger, each share of Statewide common stock that you hold will be converted automatically into the right to receive either cash or shares of Independence common stock, based upon the formula described under "Summary-Merger Consideration". On ___________, 1999, the closing price for the Independence common stock was $__________ on the Nasdaq Stock Market.

     We cannot complete the merger unless we receive the affirmative vote of at least a majority of the Statewide common stock voting at the meeting. Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy card will be counted as a vote in favor of the merger.

     The date, time, and place of the meeting are as follows:

     ______________, 1999, _____ m., Eastern Time at _______________, New Jersey

     This document provides you with detailed information about this meeting and the proposed merger. You also can get information about our company and Independence from publicly available documents that our company and Independence have filed with Securities and Exchange Commission. We encourage you to read this entire document carefully.

     We strongly support the combination of Statewide and Independence and we strongly urge that you vote in favor of the merger.

                                                Victor M. Richel
                                                Chairman of the Board, President
                                                and Chief Executive Officer

           NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THESE SECURITIES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF ANY OF THE PARTIES, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY GOVERNMENTAL AGENCY.

            ---------------------------------------------------------


Independence's and Statewide's common stock are both traded on the Nasdaq Stock Market. The trading symbol for Independence common stock is "ICBC." The trading symbol for Statewide common stock is "SFIN."

     Proxy Statement-Prospectus dated _________, 1999 and first mailed to stockholders on _________, 1999.

                            STATEWIDE FINANCIAL CORP.
                                  70 SIP AVENUE
                          JERSEY CITY, NEW JERSEY 07306

            ---------------------------------------------------------


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON XXXXXX, 1999

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Statewide Financial Corp. will be held on _______, 1999, at ____ .m., Eastern Time, at ________________________________, New Jersey. A Proxy Statement-Prospectus and proxy card for the Special Meeting are enclosed.

     The Special Meeting will be held for the purpose of considering and voting upon the following matters:

          1. The approval and adoption of the Agreement and Plan of Merger, dated as of April 12, 1999, by and between Independence Community Bank Corp. and Statewide pursuant to which Statewide will merge into Independence and each outstanding share of Statewide common stock, no par value, will be converted into the right to receive, at the election of the holder, either shares of common stock of Independence or cash, subject to the election, allocation and proration procedures set forth in the Merger Agreement; and

          2. Such other business incident to the conduct of the Special Meeting as may properly come before the Special Meeting and any adjournment or postponement thereof, including, without limitation, a motion to adjourn the Special Meeting to another time or place for the purpose of soliciting additional proxies in order to approve and adopt the Merger Agreement.

     The Board of Directors of Statewide has established _________________, 1999 as the record date for the determination of stockholders entitled to receive notice of and to vote at the special meeting and at any adjournment or postponement thereof. Only record holders of Statewide common stock as of the close of business on that date will be entitled to vote at the Special Meeting or any adjournment or postponement thereof.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

                                             By Order of the Board of Directors,

                                             Victor M. Richel
                                             Chairman of the Board, President
                                             and Chief Executive Officer

Jersey City, New Jersey
________________, 1999

                                                            TABLE OF CONTENTS

                                                                                                                              Page

SUMMARY....................................................................................................................... 1
      The Companies........................................................................................................... 1
      The Statewide Stockholders' Meeting..................................................................................... 1
      Who Can Vote at the Special Meeting; What Vote is Required for Approval of the Merger Agreement ........................ 2
      The Merger.............................................................................................................. 2
      Merger Consideration.................................................................................................... 2
      Manner of Payment....................................................................................................... 2
      When And How to Choose the Method of Payment For Your Shares............................................................ 3
      Tax Consequences for Statewide Stockholders............................................................................. 3
      Statewide has Given Independence an Option to Purchase Shares of Statewide Common Stock ................................ 3
      You do not Have Dissenters Rights in the Merger......................................................................... 3
      Accounting Treatment of the Merger...................................................................................... 3
      Interests of Statewide's Directors and officers in the Merger that are Different from Your Interests ................... 4
      Differences in the Rights of Independence's and Statewide's Stockholders ............................................... 4
      Our Reasons for the Merger.............................................................................................. 4
      Our Recommendation to Stockholders...................................................................................... 4
      The Consideration is Fair to Stockholders According to Statewide's Financial Advisor ................................... 4
      What We Need to Do to Complete the Merger............................................................................... 5
      Terminating the Merger Agreement........................................................................................ 5
      Amending Provisions of the Merger Agreement............................................................................. 5
      The Broad Merger........................................................................................................ 5
COMPARATIVE COMMON STOCK PRICE AND DIVIDEND INFORMATION....................................................................... 5
SELECTED PRO FORMA CONSOLIDATED COMPARATIVE PER SHARE DATA.................................................................... 6
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF INDEPENDENCE............................................................... 8
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF STATEWIDE..................................................................10
WHERE YOU CAN FIND MORE INFORMATION...........................................................................................12
FORWARD-LOOKING STATEMENTS....................................................................................................13
THE SPECIAL MEETING...........................................................................................................14
      Date, Time and Place; Purpose of Special Meeting........................................................................14
      Recommendation of the Statewide Board...................................................................................14
      Who can Vote on Matters Addressed in this Document......................................................................14
      Voting and Solicitation of Proxies......................................................................................14
      Vote Required...........................................................................................................15
      Solicitation of Proxies.................................................................................................15
THE MERGER....................................................................................................................15
      Parties to the Merger...................................................................................................15
      General.................................................................................................................16
      Background of the Merger................................................................................................16
      Statewide's Reasons for the Merger; Recommendation of the Statewide Board of Directors .................................17
      The Consideration is Fair to Statewide's Stockholders According to Statewide's Financial Advisor .......................19
      Statewide Stockholders Will Receive Shares of Independence Common Stock
           and/or Cash for Each Statewide Share...............................................................................26
      Procedures for Exchanging Your Stock Certificates.......................................................................29
      Interests of Directors and Officers in the Merger that are Different From Your Interests ...............................30
      Management and Operations Following the Merger..........................................................................32
      Employee Matters........................................................................................................32
      Conditions to the Merger................................................................................................32
      Regulatory Approvals Needed to Complete the Merger......................................................................34
      Conduct of Business Pending the Merger..................................................................................35
      Representations and Warranties Made by Independence and Statewide in the Merger Agreement ..............................38
      What Happens if a Third Party Offers to Buy Statewide...................................................................38

      Waiving and Amending Provisions in, or Terminating, the Merger Agreement ...............................................39
      Nasdaq Stock Market Listing.............................................................................................40
      Accounting Treatment of the Merger......................................................................................40
      Federal Income Tax Consequences for Statewide Stockholders..............................................................40
      Holders of Statewide Common Stock Should Consult Their Tax Advisors as to the Particular
           Tax Consequences to Them of the Merger.............................................................................40
      Selling the Independence Common Stock You Receive in the Merger.........................................................42
      You do not Have Dissenters' Rights in the Merger........................................................................42
      Who Pays for What.......................................................................................................42
      When Will the Merger Be Completed.......................................................................................42
CERTAIN RELATED TRANSACTIONS..................................................................................................43
      Bank Merger Agreement...................................................................................................43
      Stock Option Agreement..................................................................................................43
BENEFICIAL OWNERSHIP OF STATEWIDE COMMON STOCK BY STATEWIDE MANAGEMENT........................................................45
REGULATION AND SUPERVISION....................................................................................................45
      General.................................................................................................................45
      New York State Law......................................................................................................45
      FDIC Regulations........................................................................................................46
      Investment Activities...................................................................................................47
      Transactions With Companies or Entities That Control Savings Banks......................................................48
      The FDIC's Enforcement Authority........................................................................................48
      Insurance of Deposit Accounts...........................................................................................49
      Payment of Financing Corporation Bonds..................................................................................49
      Federal Reserve System..................................................................................................49
      Community Reinvestment Act..............................................................................................50
      Holding Company Regulation..............................................................................................50
      Interstate Banking and Branching........................................................................................52
COMPARISON OF THE RIGHTS OF STOCKHOLDERS OF INDEPENDENCE  AND STATEWIDE.......................................................52
      Special Meetings of Stockholders........................................................................................53
      Voting Requirements.....................................................................................................53
      Cumulative Voting.......................................................................................................54
      Rights of Dissenting Stockholders.......................................................................................54
      Stockholder Consent to Corporate Action.................................................................................54
      Dividends...............................................................................................................55
      Classified Board of Directors...........................................................................................55
      Removal of Directors; Number of Directors...............................................................................55
      Limitations of Liability of Directors And Officers......................................................................55
      Indemnification of Directors And Officers...............................................................................56
      Consideration of Acquisition Proposals..................................................................................56
      Bylaws..................................................................................................................57
      Preemptive Rights.......................................................................................................57
DESCRIPTION OF CAPITAL STOCK OF INDEPENDENCE..................................................................................57
      General.................................................................................................................57
      Common Stock............................................................................................................58
      Preferred Stock.........................................................................................................58
LEGAL MATTERS.................................................................................................................58
EXPERTS.......................................................................................................................58

APPENDIX A Agreement and Plan of Merger dated as April 12, 1999 ..............................................................A-1
APPENDIX B Stock Option Agreement dated as April 12, 1999 ....................................................................B-1
APPENDIX C Opinion of Statewide's Financial Advisor ..........................................................................C-1

                                     SUMMARY

     You are urged to read the entire proxy statement-prospectus and the other documents to which this document refers to fully understand the merger. See "Where You Can Find More Information" on page 12.

THE COMPANIES (PAGE 15)

INDEPENDENCE COMMUNITY BANK CORP.
195 Montague Street
Brooklyn, New York 11201
(718) 722-5300

     Independence is a Delaware-chartered savings and loan holding company. Independence operates Independence Community Bank which has 50 full-service bank offices (including the branches acquired from Broad National Bank as described below) in the greater New York City metropolitan area. At June 30, 1999, Independence had total assets of $5.50 billion, deposits of $3.44 billion and stockholders' equity of $771.8 million.

     On August 1, 1999, Independence commenced operations in New Jersey through its acquisition of Broad National Bancorporation and its wholly owned subsidiary, Broad National Bank, a Newark, New Jersey-based commercial bank. As of June 30, 1999, Broad had 18 branches located in Essex, Union, Bergen, Hudson and Middlesex counties, New Jersey, total assets of $654.2 million, total deposits of $571.6 million and total stockholders' equity of $43.7 million. Independence paid a total of $132.1 for Broad, issuing 4,950,578 shares of Independence common stock and paying approximately $66.1 million in cash to Broad's stockholders. As a result of the merger with Broad, as of July 31, 1999, Independence had total assets of $6.1 billion, total deposits of $____ billion and stockholders' equity of $___ million.

STATEWIDE FINANCIAL CORP.
70 Sip Avenue
Jersey City, NJ 07102
(201) 795-4000

     Statewide is a New Jersey-chartered savings and loan holding company organized under the laws of the State of New Jersey in 1995 for the purpose of acquiring Statewide Savings Bank. As of June 30, 1999, the Bank had 15 full-service bank offices located in Bergen, Essex, Hudson and Union counties, New Jersey. At June 30, 1999, Statewide had total assets of $747.7 million, deposits of $446.1 million and stockholders' equity of $55.2 million.

THE STATEWIDE STOCKHOLDERS' MEETING (PAGE 14)

     A special meeting of Statewide's stockholders will be held on ___________, 1999, at _____.m., Eastern Time, at _______________________, New Jersey. At the
Statewide special meeting, you will be asked to:

          1. approve and adopt the merger agreement under which our company will merge with and into Independence; and

          2. act on any other items that may be submitted to a vote at the special meeting, including a motion to adjourn the special meeting for the purpose of soliciting additional proxies in order to approve the merger of Statewide and Independence.

WHO CAN VOTE AT THE SPECIAL MEETING; WHAT VOTE IS REQUIRED FOR APPROVAL OF THE MERGER AGREEMENT (PAGE 14)

     You can vote at the special meeting of Statewide stockholders if you owned Statewide common stock at the close of business on ____________, 1999. You can cast one vote for each share of Statewide common stock you owned at that time. In order to approve the merger, the holders of a majority of the shares of Statewide common stock voting at the special meeting must vote in favor of the merger.

     You can vote your shares by attending the special meeting and voting in person, or by completing and mailing the enclosed proxy card. [IN ADDITION, YOU MAY VOTE BY TELEPHONE. INSTRUCTIONS ARE PRINTED ON THE ENCLOSED PROXY CARD.] You can revoke your proxy as late as the date of the meeting either by sending in a new proxy card or by attending the meeting and voting in person.

THE MERGER (PAGE 15)

     We propose to merge Statewide with and into Independence. We hope to complete this merger in January 2000. We have attached the agreement and plan of merger to this document as Appendix A. Please read the merger agreement. It is the legal document that governs the merger.

MERGER CONSIDERATION (PAGE 26)

     In total, based upon the anticipated number of Statewide shares outstanding (assuming currently issued options are not exercised) at the date of the merger, Independence will exchange approximately 4,178,832 shares of its common stock and $51.2 million cash for all of the outstanding shares of Statewide, subject to the overall proportional cash limitations imposed by the Internal Revenue Code in order for the merger to be tax-free. The value of Independence's common stock has, and will continue to, fluctuate between the date of the merger agreement, April 12, 1999, and the date of the completion of the merger. The merger consideration for your shares of Statewide common stock based upon the value of Independence common stock on April 9, 1999, the last trading day prior to execution of the merger agreement, was $25.25 per share which is payable either in Independence common stock or cash, subject to certain limitations and prorations. However, the actual value per share of the merger consideration will depend, in part, on the average closing price of Independence common stock during a ten-day pricing period which will end approximately two weeks prior to the date the merger is expected to be completed. If the average closing price on the Nasdaq Stock Market during the pricing period is less than $12.25 per share, the actual value could be less than $25.25 and if the average closing price is above $12.25 per share, the actual value could be higher than $25.25.

     A table on page ___ sets forth the price you would receive in exchange for your Statewide shares, based upon various assumed average closing prices of Independence common stock. Assuming the pricing period ended on ______ 1999 (the latest practicable trading date prior to the mailing of this Proxy Statement-Prospectus), the average closing price would be $______. Accordingly, depending upon your choice, one share of Statewide common stock would be exchanged for ______ shares of Independence common stock or $_____ in cash.

MANNER OF PAYMENT (PAGE 26)

     Shares of Statewide common stock will be exchanged for either Independence common stock or cash as chosen by you, subject to certain procedures described in detail in the merger agreement as discussed elsewhere in this proxy statement-prospectus. (See "Allocation Procedures" on page ___.) If the merger is approved at the ___________, 1999 meeting of Statewide's stockholders, you will be sent a form on which you may specify whether you wish to receive all cash, all Independence common stock or a combination of cash and Independence common stock in payment for your Statewide shares. Your choice will be honored to the extent possible, but because of the overall limitation on the amount of cash and shares of Independence common stock available, whether you receive the amount of cash or stock you request will depend in part on how many other Statewide stockholders submit instructions, how many choose to receive cash and how many chose to receive stock. Independence will not issue fractional shares. Instead, you will receive the value of any fractional share in cash based on the average closing price of Independence common stock.

WHEN AND HOW TO CHOOSE THE METHOD OF PAYMENT FOR YOUR SHARES (PAGE 28)

     Detailed instructions on how to choose your preferred method of payment will be sent to you if the merger is approved by the stockholders. You will then have a period of approximately three weeks in which to complete the form and return it as instructed with your stock certificates. After the forms have been received and processed and the merger consideration has been determined, and all other conditions necessary to complete the merger have been satisfied, the merger will take place and you will be sent the cash and/or Independence common stock to which you are entitled.

     IF YOU HAVE A PREFERENCE AS TO THE FORM OF CONSIDERATION YOU WISH TO RECEIVE FOR YOUR SHARES OF STATEWIDE COMMON STOCK, YOU SHOULD NOTIFY US ON THE FORMS THAT WILL BE PROVIDED TO YOU. SHARES AS TO WHICH A CHOICE HAS BEEN MADE WILL BE GIVEN PRIORITY IN PROVIDING SUCH CONSIDERATION OVER SHARES AS TO WHICH NO CHOICE HAS BEEN MADE.

     NEITHER THE STATEWIDE BOARD NOR STATEWIDE'S FINANCIAL ADVISOR MAKES ANY RECOMMENDATION AS TO WHETHER STATEWIDE STOCKHOLDERS SHOULD CHOOSE TO RECEIVE THE CASH CONSIDERATION OR THE STOCK CONSIDERATION IN THE MERGER. YOU MUST MAKE YOUR OWN DECISION WITH RESPECT TO SUCH CHOICE.

TAX CONSEQUENCES FOR STATEWIDE STOCKHOLDERS (PAGE 40)

     For United States federal income tax purposes, your exchange of shares of Statewide common stock for shares of Independence common stock generally will not cause you to have any gain or loss. You will, however, have gain in connection with any cash received.

     The requirement to complete the merger depends on our receipt of legal opinions about the federal income tax treatment of our companies and our stockholders. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE MERGER'S TAX CONSEQUENCES THAT ARE PARTICULAR TO YOU.

STATEWIDE HAS GIVEN INDEPENDENCE AN OPTION TO PURCHASE SHARES OF STATEWIDE COMMON STOCK (PAGE 43).

     In connection with the merger agreement, Statewide and Independence entered into a stock option agreement under which Independence can purchase up to 803,531 shares of Statewide's common stock (19.99% of its issued and outstanding shares) at a price of $19.86 per share. Independence may only exercise the option and purchase the Statewide shares in the event certain events occur. These events include the merger of Statewide or the sale of a substantial portion of its assets to a third party unrelated to Independence. We do not know of any event that has occurred prior to the date of the proxy statement-prospectus that would permit Independence to exercise the option. See "Certain Related Transactions-Stock Option Agreement" on page 43.

YOU DO NOT HAVE DISSENTERS' RIGHTS IN THE MERGER (PAGE 42)

     New Jersey law does not provide Statewide stockholders with dissenters' rights in the merger. This means that you cannot receive payment for your shares of Statewide common stock based upon an independent determination of their value.

ACCOUNTING TREATMENT OF THE MERGER (PAGE 40)

     We will account for the merger as a "purchase." In addition, because Independence is paying more for the Statewide common stock than the fair market value of Statewide's net assets, Independence will record an asset called "goodwill," currently estimated to be approximately $____ million. Independence will write off this goodwill as an expense over approximately the next 15 years, reducing net income during that period. The Broad merger created additional goodwill of approximately $_____ million, which Independence will also write off over 15 years.

INTERESTS OF STATEWIDE'S DIRECTORS AND OFFICERS IN THE MERGER THAT ARE DIFFERENT FROM YOUR INTERESTS (PAGE 30)

     Some of Statewide's directors and officers have interests in the merger that are different from, or are in addition to, their interests as Statewide stockholders. The members of our boards of directors knew about these additional interests, and considered them, when they approved the merger agreement and the merger. Under the terms of the merger agreement, Victor M. Richel, Chairman of the Board and Chief Executive Officer of Statewide, Bernard F. Lenihan, Secretary and Chief Financial Officer of Statewide, Michael J. Griffin, the President and Chief Operating Officer of the Bank, and Robert H. Hunt, Senior Vice President of the Bank will receive cash payments upon the completion of the merger totaling approximately $___ million in connection with the termination of their employment or severance agreements. In addition, each of Messrs. Richel, Lenihan and Griffin are covered by executive retirement plans. Under these plans, they are entitled to lump sum payouts of their retirement benefits upon a change in control of Statewide. The amount of these payments will total approximately $___ million. In addition, to the extent that payments under these agreements and plans would be subject to excise and income taxes under the Internal Revenue Code, an additional payment will be made so that after the payment of all income and excise taxes, the officers will receive a net payment equal to the amounts set forth above. Such payments are currently estimated to be _____ million in the aggregate. Mr. Richel will also become a Vice Chairman of Independence's board and will become a consultant to Independence at an annual fee of $125,000 for five years. In addition, the directors of Statewide (including Mr. Richel) will be appointed to an advisory board of Independence Community Bank for a two-year period and will receive annual fees per individual of $20,000 over that period.

     See "The Merger - Interests of Directors and Officers in the Merger that are Different from Your Interests" on pages 30 to 31 for a more detailed discussion of the benefits and interests of Statewide's directors and officers.

DIFFERENCES IN THE RIGHTS OF INDEPENDENCE'S AND STATEWIDE'S STOCKHOLDERS
(PAGE 52)

     After the merger is completed, Statewide's stockholders who receive Independence common stock will become stockholders of Independence. Their rights as stockholders of Independence will be governed by Delaware General Corporation Law and by Independence's certificate of incorporation and bylaws. The rights of stockholders of Independence materially differ from the rights of the stockholders of Statewide in certain instances. See "Comparison of Rights of Stockholders of Independence and Statewide" on page 52.

OUR REASONS FOR THE MERGER (PAGE 17)

     Statewide and Independence are proposing to merge because we believe that by combining the two companies, we can create a stronger and more diversified company that will provide significant benefits to our stockholders and customers alike and strengthen our position as a competitor in the financial services business. Statewide's board of directors also believes that the transaction is financially attractive to the Statewide stockholders, because it gives them the opportunity to receive a favorable price in cash or in stock. To review our reasons for the merger in greater detail, as well as how we came to agree on the merger, please see pages 17 to 19 of this document.

OUR RECOMMENDATION TO STOCKHOLDERS (PAGE 14)

     The board of directors of Statewide believes that the terms of the merger agreement are fair to, and in the best interests of, Statewide and its stockholders. The Statewide board unanimously recommends that you vote "FOR" the proposal to approve the merger agreement.

THE CONSIDERATION IS FAIR TO STOCKHOLDERS ACCORDING TO STATEWIDE'S FINANCIAL ADVISOR (PAGE 19)

     Sandler, O'Neill Partners, L.P., Statewide's financial advisor, has delivered to the Statewide board its opinion that, as of the date of this document, the merger consideration is fair to Statewide stockholders from a financial point of view. See "The Merger-The Transaction is Fair to Statewide's Stockholders According to Statewide's Financial Advisor" on page 19.

WHAT WE NEED TO DO TO COMPLETE THE MERGER (PAGE 32)

     The completion of the merger depends on a number of conditions being met. See "The Merger- Conditions to the Merger" on page 32.

TERMINATING THE MERGER AGREEMENT (PAGE 39)

     We can agree at any time to terminate the merger agreement without completing the merger even if Statewide's shareholders have approved it. Under certain circumstances, either Independence or Statewide may unilaterally terminate the merger agreement.

AMENDING PROVISIONS OF THE MERGER AGREEMENT (PAGE 39)

     We can agree to amend the merger agreement and each of us can waive our right to require the other party to adhere to the terms and conditions of the merger agreement, where the law allows. However, we may not do so after you approve the merger agreement if the amendment or waiver reduces or changes the consideration that will be received by you. In that case, you would have to approve the amendment or waiver.

THE BROAD MERGER

     In a separate and unrelated transaction, Independence acquired Broad, a New Jersey bank holding company headquartered in Newark, New Jersey on July 31, 1999. As part of the transaction, Independence acquired Broad's subsidiary, Broad National Bank, a Newark, New Jersey-based national bank, operating 18 branches in Bergen, Hudson, Essex, Middlesex and Union counties. At June 30, 1999, Broad had assets totaling $654.2 million, deposits totaling $571.6 million and stockholders' equity of $43.7 million.

             COMPARATIVE COMMON STOCK PRICE AND DIVIDEND INFORMATION

     Independence common stock and Statewide common stock are included for quotation on the Nasdaq Stock Market (symbols: "ICBC" and "SFIN," respectively). The following table sets forth the high and low sale prices of shares of Independence common stock and Statewide common stock as reported in the Nasdaq Stock Market, and the quarterly cash dividends declared per share, for the periods indicated.

                                                   INDEPENDENCE COMMON STOCK                 STATEWIDE COMMON STOCK
                                              ----------------------------------       --------------------------------
                                                HIGH          LOW      DIVIDENDS        HIGH         LOW      DIVIDENDS
                                              --------     ---------   ---------       -------     -------    ---------
           1997
Quarter ended March 31......................       NA            NA         NA         $17.875     $14.125      $0.10
Quarter ended June 30.......................       NA            NA         NA         $18.125     $14.500      $0.10
Quarter ended September 30..................       NA            NA         NA         $22.000     $17.750      $0.11
Quarter ended December 31...................       NA            NA         NA         $24.000     $18.000      $0.11

           1998
Quarter ended March 31......................  $18.180       $17.250         NA         $24.125     $21.250      $0.11
Quarter ended June 30.......................  $19.063       $14.938         NA         $26.688     $20.625      $0.11
Quarter ended September 30..................  $17.250       $11.000         NA         $21.500     $15.250      $0.13
Quarter ended December 31...................  $16.000       $11.906      $0.03         $19.250     $15.500      $0.13

           1999
Quarter ended March 31......................  $16.375       $13.438      $0.03         $20.125     $17.250      $0.13
Quarter ended June 30.......................  $14.563       $11.688      $0.04         $24.375     $18.938      $0.13
Quarter ended September 30 (through
_________, 1999)............................  $             $            $0.05         $           $            $0.13

     The following table sets forth the last reported sale price per share of Independence common stock and Statewide common stock, as reported on the Nasdaq Stock Market, on (i) April 12, 1999, the last business day preceding public announcement of the signing of the merger agreement and (ii) _________, 1999, the latest practicable trading date prior to the mailing of this Proxy Statement-Prospectus:

                                                          EQUIVALENT PRICE
                       INDEPENDENCE        STATEWIDE        OF STATEWIDE
                       COMMON STOCK      COMMON STOCK     COMMON STOCK (1)
                       ------------      ------------     ----------------
April 12, 1999........   $12.313           $21.188            $25.315
______, 1999..........   $                 $                  $

------------------

(1) The equivalent prices per share of Statewide common stock on April 12, 1999 and on ___________, 1999, respectively, were determined by multiplying an assumed exchange ratio of 2.0559 and _____________, respectively, by the closing price of Independence common stock on the relevant date.

You should obtain current market quotations for Independence common stock and Statewide common stock since the market price of Independence common stock will continue to fluctuate between the date of this document and the date on which the merger is completed and thereafter.

                               SELECTED PRO FORMA
                     CONSOLIDATED COMPARATIVE PER SHARE DATA
                                   (Unaudited)

     The following table sets forth information about earnings per share, dividends per share and book value per share, and similar information reflecting the Statewide merger. In addition, we have included similar information relating to the Broad merger. You can use this table to understand how the Statewide and Broad mergers would have affected Independence's earnings, dividends and book value, all on a per share basis, if the mergers had taken effect on the first day of the periods described below. The first item listed in each category gives you historical information relating to Independence. The information set forth below is only a summary and you should read it together with the historical financial statements and related notes contained in the annual reports and other information that Independence and Statewide have either attached to this document or have filed previously with the SEC. See "Where You Can Find More Information" on page 12.

     The pro forma and pro forma equivalent per share data in the following tables are presented for comparative purposes only and are not necessarily indicative of what the combined financial position or results of operations would have been had the merger been consummated during the period or as of the date for which such pro forma tables are presented.

                                                        At or for the Three       At or for
                                                            Months Ended        the Year Ended
                                                           June 30, 1999         March 31, 1999
                                                            -----------          ------------
Cash dividend per common share:
     Independence ........................................     $ 0.04               $ 0.06
     Statewide ...........................................     $ 0.13               $ 0.48
     Independence pro forma (with Statewide only) (1) ....     $ 0.04               $ 0.06
     Per equivalent Statewide share (2) ..................     $ 0.08               $ 0.12
     Per equivalent Statewide share with Broad (3) .......     $ 0.08               $ 0.12
Book value per common share:
     Independence ........................................     $11.96               $12.15
     Statewide ...........................................     $13.68               $14.57
     Independence pro forma (with Statewide only) (4) ....     $11.99               $12.25
     Per equivalent Statewide share (2) ..................     $24.72               $25.25
     Per equivalent Statewide share with Broad (3) .......     $24.90               $25.42
Basic earnings per common share:
     Independence ........................................     $ 0.21               $ 0.67
     Statewide ...........................................     $ 0.32               $ 0.90
     Independence pro forma (with Statewide only) (4) ....     $ 0.20               $ 0.62
     Per equivalent Statewide share (2) ..................     $ 0.40               $ 1.28
     Per equivalent Statewide share with Broad (3) .......     $ 0.36               $ 1.17
Diluted earnings per common share:
     Independence ........................................     $ 0.21               $ 0.66
     Statewide ...........................................     $ 0.30               $ 0.86
     Independence pro forma (with Statewide only) ........     $ 0.20               $ 0.62
     Per equivalent Statewide share (2) ..................     $ 0.40               $ 1.28
     Per equivalent Statewide share with Broad (3) .......     $ 0.36               $ 1.16


-----------------------------

(1) Independence pro forma cash dividends per share represent historical cash dividends declared by Independence and assumes no changes in cash dividends declared per share.

(2) Assuming the average closing price of Independence is $12.25 and the conversion of 50% of the outstanding shares of Statewide common stock into shares of Independence common stock at an exchange ratio of 2.0612 and a Statewide stockholder receives all Independence common stock in exchange for his or her shares of Statewide common stock.

(3) Assuming the average closing price of Independence is $12.25 and the conversion of 50% of the outstanding shares of Statewide common stock into shares of Independence common stock at an exchange ratio of 2.0612 and a Statewide stockholder receives all Independence common stock in exchange for his or her shares of Statewide common stock. Based upon the combined pro forma data including Independence, Statewide and Broad.

(4) Independence pro forma book value per common share and tangible book value per common share amounts are based on the historical total stockholders' equity of the combined entity divided by the total pro forma common shares of the combined entity assuming conversion of 50% of the outstanding shares of Statewide common stock into shares of Independence common stock at an exchange ratio of 2.0612 and a Statewide stockholder receives all Independence common stock in exchange for his or her shares of Statewide common stock.

         SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF INDEPENDENCE

     The following tables set forth selected historical consolidated financial and other data of Independence for the five years ended March 31, 1999 and for the three months ended June 30, 1999 and 1998. The historical consolidated financial data for the three months ended June 30, 1999 and 1998 is derived from unaudited consolidated financial statements. However, in the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation at such dates and for such periods have been made. Operating results for the three months ended June 30, 1999 are not necessarily indicative of the results that may be expected for any interim period or the entire year ended March 31, 2000. The financial information for the five years ended March 31, 1999 of Independence is based on, and qualified in its entirety by, the consolidated financial statements of Independence, including the notes thereto, which are incorporated by reference in this proxy statement-prospectus and should be read in conjunction therewith.

                                                  At June 30,                           At March 31,
                                                  ----------   --------------------------------------------------------------
                                                     1999          1999        1998         1997         1996         1995
                                                  ----------   ----------   -----------  ----------  -----------  -----------
                                                                                 (In Thousands)
SELECTED FINANCIAL CONDITION
DATA:
Total assets ..................................   $5,500,479   $5,536,978   $5,222,996   $3,734,723   $3,869,782   $2,619,935
Cash and cash equivalents .....................      360,318      279,885      857,251      374,636      103,192      110,394
Investment securities held-to-maturity ........         --           --           --           --         39,995       29,427
Mortgage-backed and mortgage-related securities
   held-to-maturity ...........................         --           --           --           --        120,702      305,545
Mortgage-backed and mortgage-related securities
   available for sale .........................      857,425    1,189,833       84,610      190,979      395,321         --
Investment securities available for sale ......      260,317      331,795    1,282,072      357,487      638,828       61,818
Loans receivable, net .........................    3,722,506    3,459,658    2,745,540    2,504,496    2,322,808    2,020,262
Intangible assets (1) .........................       45,089       47,244       55,873       60,499       80,268        1,023
Deposit accounts ..............................    3,437,162    3,447,364    3,393,800    3,325,558    3,396,890    2,236,422
FHLB advances .................................    1,106,725    1,106,725       14,300       14,550       56,045       67,462
Borrowings-securities loaned ..................         --           --        701,160         --           --           --
Other borrowings ..............................       11,554       11,639        2,381        2,682        1,250        1,286
Total stockholders' equity ....................      771,775      824,962      949,124      309,114      289,819      259,197


                                                   For the Three Months
                                                      Ended June 30,                    For the Year Ended March 31,
                                                   --------------------   --------------------------------------------------------
                                                     1999        1998       1999        1998         1997       1996        1995
                                                   --------     -------   --------   ---------    ---------   --------   ---------
                                                                        (in tousands, execpt per share data)
SELECTED OPERATING DATA:
   Interest income .............................   $ 91,569     $79,522   $336,415   $ 293,043    $ 255,303   $213,100   $ 191,539
   Interest expense ............................     47,432      38,240    167,221     160,943      140,187    110,619      80,562
                                                   --------     -------   --------   ---------    ---------   --------   ---------
   Net interest income .........................     44,137      41,282    169,194     132,100      115,116    102,481     110,977
   Provision for loan losses ...................      2,629       2,332     10,698      10,011        7,960      3,679       3,592
                                                   --------     -------   --------   ---------    ---------   --------   ---------
   Net interest income after provision for loan
     losses ....................................     41,508      38,950    158,496     122,089      107,156     98,802     107,385
   Net (loss) gain on sales of
     loans and securities ......................     (2,169)         18        390         115       (3,347)    12,222      (3,952)
   Other non-interest income ...................      4,058       2,752     10,933      10,233        6,256      7,860       6,416
   Amortization of intangible assets ...........      2,155       2,164      8,629       8,740        8,278      1,842         905
   Charitable contribution to Independence
     Community Foundation ......................       --          --         --        56,422        --         --          --
   Other non-interest expenses (2) .............     22,250      21,217     89,574      80,713       73,875     50,288      46,713
                                                   --------     -------   --------   ---------    ---------   --------   ---------
   Income (loss) before provision (benefit) for
     income taxes ..............................     18,992      18,339     71,616     (13,438)      27,912     66,754      62,231
   Provision (benefit) for income taxes ........      6,994       7,430     26,441      (3,482)      10,732     30,782      27,327
                                                   --------     -------   --------   ---------    ---------   --------   ---------
   Net income (loss) ...........................   $ 11,998     $10,909   $ 45,175   $  (9,956)   $  17,180   $ 35,972   $  34,904
                                                   ========     =======   ========   =========    =========   ========   =========
Per Share data:
   Basic earnings (loss) per share since
     conversion to stock form ..................   $   0.21     $  0.15   $   0.67   $   (0.52)         N/A        N/A         N/A
   Diluted earnings (loss) per share since
     conversion to stock form ..................   $   0.21     $  0.15   $   0.66   $   (0.52)         N/A        N/A         N/A
   Cash dividends per common share .............   $   0.04         N/A   $   0.06         N/A          N/A        N/A         N/A
   Tangible book value per common share ........   $  11.26     $ 11.93   $  11.46   $   11.75          N/A        N/A         N/A
   Dividend payout ratio .......................      19.05%        N/A       9.09%        N/A          N/A        N/A         N/A
   Weighted average number of common shares
     outstanding:
     Basic .....................................     58,007      70,482     67,709      72,443          N/A        N/A         N/A
     Diluted ...................................     58,007      70,482     68,001      72,443          N/A        N/A         N/A

                                                                                                      (footnotes on following page)


                                                             At of For the Three
                                                            Months Ended June 30,         At or For the Year Ended March 31,
                                                            --------------------   ------------------------------------------------
                                                              1999       1998        1999      1998      1997      1996      1995
                                                             ------------------    --------  --------  --------  --------  -------
PERFORMANCE RATIOS: (3)
Return on assets (2) ...................................       0.87%       0.91%     0.90%     0.64%     0.46%     1.27%     1.37%
Return on equity (2) ...................................       5.96        4.58      4.87      7.59      5.69     13.13     14.81
Interest-earning assets to interest-bearing liabilities      115.52      127.08    120.66    105.17    103.59    109.28    110.55
Interest rate spread (4) ...............................       2.74        2.70      2.79      3.05      3.18      3.39      4.18
Net interest margin (4) ................................       3.30        3.60      3.50      3.26      3.32      3.77      4.52
Non-interest expense, exclusive of amortization of
   intangible assets, to total assets (2) ..............       1.61        1.78      1.78      1.90      1.99      1.77      1.83
Efficiency ratio (5) ...................................      46.17       48.18     49.73     56.71     53.82     45.58     39.79
ASSET QUALITY RATIOS:
Non-performing loans as a percent of total loans at
   end of period .......................................       0.95%       0.98%     1.12%     1.07%     1.07%     1.52%     1.05%
Non-performing assets to total assets at end of period
   (6) .................................................       0.65        0.60      0.71      0.57      0.74      0.94      0.88
Allowance for loan losses to non-performing loans at
   end of period .......................................     138.62      137.02    119.72    122.19     99.76     57.81     55.73
Allowance for loan losses to total loans at end of
   period ..............................................       1.31        1.34      1.34      1.31      1.07      0.88      0.58
CAPITAL AND OTHER RATIOS: (3)
Equity to assets at end of period ......................      14.03%      20.07%    14.90%    18.17%     8.28%     7.49%     9.89%
Leverage capital .......................................      12.51       13.49     12.85     11.16      6.83      6.13      9.54
Tangible equity to risk-weighted assets at end of
   period ..............................................      17.26       22.47     17.73     22.25     10.05      9.82     13.76
Total capital to risk-weighted assets at end of period .      18.54       23.73     19.03     23.50     11.15     10.82     14.43
Number of full service offices at end of  period .......      32   (7)    33        32        34        32        33        21

------------------------------------------

(1) Represents the excess of cost over fair value of net assets acquired which consists of $19.5 million of goodwill and $25.6 million of other intangibles at June 30, 1999. The reduction from March 31, 1996 to March 31, 1997 reflected the amortization of such intangible assets, certain adjustments relating to the acquisition in 1996 of Bay Ridge Bancorp, Inc., as well as the acquisition of five branch offices. The goodwill resulting from the Bay Ridge acquisition decreased during fiscal 1997 due primarily to the repayment of the Bay Ridge employee stock ownership plan loan and the receipt of tax refunds. The intangible related to the acquisition of five branch offices was affected by the sale of the deposits related to one of the offices acquired, resulting in a $5.3 million decrease in the remaining premium related to this branch office. Does not reflect goodwill arising from the completion of the acquisition of Broad on July 31, 1999. The goodwill arising from such transition is estimated to amount to $_____ million which will be amortized over a period of 15 years.

(2) At and for the year ended March 31, 1998, excludes the one-time non-recurring charge of $56.4 million ($37.2 million, net of tax) for the funding of the Independence Community Foundation. At and for the year ended March 31, 1997, reflects the effects of a special one-time assessment imposed on institutions which had deposits insured by the Savings Association Insurance Fund. As a result of the various acquisitions Independence Community Bank has completed, it is deemed to have Savings Association Insurance Fund insured deposits. As a consequence, during fiscal 1997, it paid $8.6 million in satisfaction of the special assessment. Had this amount not been paid for the year ended March 31, 1997, Independence Community Bank's return on assets would have been 0.61% and its return on equity would have been 7.44%. Independence Community Bank's ratio of non-interest expenses, exclusive of amortization of intangible assets, to total assets would have been 1.76%.

(3) With the exception of end of period ratios and the efficiency ratio, all ratios are based on average daily balances during the respective periods and are annualized where appropriate.

(4) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities; net interest margin represents net interest income as a percentage of average interest-earning assets.

(5) Reflects adjusted operating expense (net of amortization of intangibles, the special Savings Association Insurance Fund assessment and the contribution to the Independence Community Foundation) as a percent of the aggregate of net interest income and adjusted non-interest income (excluding gains and losses on the sales of loans and securities).

(6) Non-performing assets consist of non-accrual loans, loans past due 90 days or more as to interest or principal repayment and accruing and real estate acquired through foreclosure or by deed-in-lieu thereof.

(7) The acquisition of Broad National Bank on July 31, 1999 increased the number of Independence Community Bank's branch offices to 50.

          SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF STATEWIDE

     The following tables set forth selected historical consolidated financial and other data of Statewide for the five years ended December 31, 1998 and for the three months ended June 30, 1999 and 1998. The historical consolidated financial data for the three months ended June 30, 1999 and 1998 is derived from unaudited consolidated financial statements. However, such data reflect all normal, recurring adjustments which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented. The results of operations for the interim periods presented are not necessarily an indication of the results that can be expected for the entire year ending December 31, 1999. The financial information for the five years ended December 31, 1998 of Statewide is based on, and qualified in its entirety by, the consolidated financial statements of Statewide and subsidiary, including the notes thereto, which are incorporated by reference in this proxy statement-prospectus and should be read in conjunction therewith.

                                   At
                                 June 30,                At December 31,              At March 31,
                                --------   -----------------------------------------  ------------
                                  1999       1998        1997      1996       1995        1995
                                --------   ---------  --------   --------   --------  ------------
                                                      (In Thousands)
SELECTED FINANCIAL
CONDITION DATA
Total assets ................   $747,697   $717,517   $675,316   $636,042   $559,049   $475,168
Loans, gross ................    389,690    369,514    335,342    328,083    199,014    172,957
Securities held-to-maturity .       --         --         --         --         --      281,374
Securities available for sale    326,336    316,347    309,137    281,217    340,233     82,930
Total deposits ..............    446,108    443,705    443,878    457,056    438,021    407,758
Borrowed funds ..............    240,500    206,681    160,300    107,200     44,703     41,492
Shareholders' equity ........     55,249     60,499     64,907     66,935     72,315     22,022


                                                                                                     For the Nine      For the
                                              For the Three Months        For the Year Ended         Months Ended    Year Ended
                                               Ended June 30, (1)             December 31,           December 31,     March 31,
                                              --------------------   -----------------------------   ------------    ----------
                                                1999       1998        1998       1997      1996         1995           1995
                                              --------  ----------   -------    -------    -------   ------------    ----------
                                                                     (In Thousands, Except Per Share Data)
SELECTED OPERATING DATA:
Interest income ............................   $13,230    $11,773    $45,261    $50,191    $45,278     $ 26,853       $33,419
Interest expense ...........................     6,443      5,866     23,223     25,384     23,656       14,162        15,975
                                               -------    -------    -------    -------    -------     --------       -------
Net interest income ........................     6,787      5,907     22,038     24,807     21,622       12,691        17,444
Provision for possible loan losses .........       249        150        642        500        500          315           542
                                               -------    -------    -------    -------    -------     --------       -------
Net interest income after provision for
  possible loan losses .....................     6,538      5,757     21,396     24,307     21,122       12,376        16,902
Non-interest income ........................       935        947      2,852      1,725      1,289        1,622         1,518
Non-interest expense .......................     5,605      4,739     18,487     17,112     18,443       10,868        11,661
Provision for income taxes .................       704        751      2,231      3,333        796        1,152         2,466
                                               -------    -------    -------    -------    -------     --------       -------
Income before extraordinary item ...........     1,164      1,214      3,530      5,587      3,172        1,978         4,293
Extraordinary item - penalty for
prepayment of debt, net of tax .............      --         --         --         --         --           (412)         --
                                               -------    -------    -------    -------    -------     --------       -------
Net income .................................   $ 1,164    $ 1,214    $ 3,530    $ 5,587    $ 3,172     $  1,566       $ 4,293
                                               =======    =======    =======    =======    =======     ========       =======
Per Share Data:
   Net income per common share
   Basic ...................................   $  0.32    $  0.30    $  0.90    $  1.34    $  0.68         --            --
   Diluted .................................      0.30       0.29       0.86       1.30       0.68         --            --
   Cash dividends per common share .........      0.13       0.11       0.48       0.42       0.20         --            --
   Book value per common share .............     13.68      14.51      14.57      14.39      13.63         --            --
   Dividend payout ratio ...................     43.33%     37.93%     55.81%     32.31%     29.41%        --            --
Weighted average number of common shares
   outstanding:
      Basic ................................     3,675      4,002      3,937      4,165      4,648          NA            NA
      Diluted ..............................     3,864      4,204      4,099      4,310      4,662          NA            NA

                                                                                                 (footnotes on following page)



                                                       At or for the Three Months
                                                             Ended June 30,          At or For the Year Ended December 31,
                                                       --------------------------    -------------------------------------
                                                           1999          1998            1998         1997        1996
                                                          ------        ------          ------       ------      -------
PERFORMANCE RATIOS: (2)
Return average assets.................................      0.63%         0.74%           0.54%        0.82%       0.49%
Return on average shareholders' equity................      7.87%         7.46%           5.65%        8.74%       4.67%
Average equity to average asset.......................      7.95%         9.90%           9.48%        9.40%      10.55%
Net interest margin...................................      3.75%         3.70%           3.46%        3.77%       3.45%
Net interest spread...................................      3.54%         3.40%           2.97%        3.31%       2.99%

ASSET QUALITY RATIOS:
Non-performing loans as a % of gross loans............      0.42%         0.75%           0.67%        0.75%       0.83%
Non-performing loans as a % of total assets...........      0.22%         0.38%           0.35%        0.37%       0.43%
Allowance for possible loan losses as a % of gross
   loans..............................................      0.87%         0.89%           0.83%        0.84%       0.80%
Allowance for possible loan losses as a % of non-
   performing loans...................................    207.63%       118.95%         122.73%      113.18%      95.43%
Net charge-offs as a % of average gross loans.........      0.02%         0.02%           0.12%        0.08%       0.42%
Non-performing assets as a % of net loans and OREO....      0.57%         0.93%           0.82%        0.88%       1.01%

CAPITAL RATIOS:
Leverage capital......................................      7.35%         9.04%           7.95%        8.96%       9.41%
Tier 1 capital to total risk-weighted assets..........     10.24%        20.29%          13.08%       21.97%      25.18%
Total capital to total risk-weighted assets...........     10.84%        21.23%          13.72%       22.93%      26.21%



                                                          At or for the
                                                           Nine Months        At or For the
                                                             Ended             Year Ended
                                                          December 31,          March 31,
                                                          --------------      -------------
                                                              1995                 1995
                                                            --------             --------
PERFORMANCE RATIOS: (2)
Return average assets.................................        0.41%                0.90%
Return on average shareholders' equity................        5.46%               21.09%
Average equity to average asset.......................        7.56%                4.25%
Net interest margin...................................        3.45%                3.78%
Net interest spread...................................        3.12%                3.66%

ASSET QUALITY RATIOS:
Non-performing loans as a % of gross loans............        2.82%                3.80%
Non-performing loans as a % of total assets...........        1.01%                1.38%
Allowance for possible loan losses as a % of gross
   loans..............................................        1.63%                1.76%
Allowance for possible loan losses as a % of non-
   performing loans...................................       57.66%               46.37%
Net charge-offs as a % of average gross loans.........        0.07%                0.17%
Non-performing assets as a % of net loans and OREO....        3.19%                4.33%

CAPITAL RATIOS:
Leverage capital......................................       10.28%                4.57%
Tier 1 capital to total risk-weighted assets..........       32.00%               15.65%
Total capital to total risk-weighted assets...........       32.88%               16.65%

--------------------------

(1) Net interest income was $6.520 million for the quarter ended March 31, 1999 compared to $6.062 million for the comparable prior year quarter. The provision for loan losses was $249,000 for the quarter ended March 31,1999 compared to $150,000 for the comparable prior year quarter. Non-interest income was $718,000 for the quarter ended March 31, 1999 compared to $534,000 for the comparable prior year quarter. Non-interest expense was $4.773 million for the quarter ended March 31, 1999 compared to $4.364 million for the comparable prior year quarter. Net income was $1.362 million for the quarter ended March 31, 1999 compared to $1.304 million for the comparable prior year quarter.

(2)  Annualized where appropriate.

                       WHERE YOU CAN FIND MORE INFORMATION

     Independence and Statewide file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that the companies file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     Independence's and Statewide's public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the SEC at "http://www.sec.gov."

     Independence has filed the registration statement to register with the SEC the shares of Independence common stock to be issued to Statewide stockholders in the merger. This proxy statement-prospectus is a part of the registration statement and constitutes a prospectus of Independence and a proxy statement of Statewide for the special meeting.

     Independence common stock and Statewide common stock are traded on the Nasdaq Stock Market under the symbols "ICBC" and "SFIN," respectively. Documents filed by Independence and Statewide also can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     As allowed by SEC rules, this document does not contain all the information that stockholders can find in the registration statement or the exhibits to the registration statement.

     The SEC allows Independence and Statewide to "incorporate by reference" information into this document, which means that Independence and Statewide can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in the document. This document incorporates by reference other documents which are listed below that Independence and Statewide have previously filed with the SEC. The documents contain important information about their financial condition.

INDEPENDENCE SEC FILINGS (FILE NO. 0-23229):

     o Independence's Annual Report on Form 10-K for the fiscal year ended March 31, 1999;

     o Independence's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999;

     o Independence's Registration Statement on Form 8-A, dated October 17, 1997; and

     o Independence's Current Reports on Form 8-K filed on April 20, 1999 and August 16, 1999.

STATEWIDE SEC FILINGS (FILE NO. 0-26546):

     o Statewide's Annual Report on Form 10-K for the year ended December 31, 1998;

     o Statewide's Quarterly Reports on Form 10-Q for the quarters ended June 30, and March 31, 1999;

     o    Statewide's Registration Statement on Form 8-A, dated August 1, 1995;
          and

     o Statewide's Current Reports on Form 8-K filed on January 29, 1999, February 25, 1999, March 25, 1999, April 23, 1999, May 13, 1999, July
          23, 1999 and July 30, 1999.

     Independence and Statewide incorporate by reference additional documents that they might file with the SEC between the date of this proxy statement-prospectus and the date of the special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

     Independence has supplied all information contained or incorporated by reference in this document relating to Independence.

     Statewide has supplied all information contained or incorporated by reference in this document relating to Statewide.

     Copies of any of the documents incorporated by reference (excluding exhibits unless specifically incorporated therein) are available without charge upon written or oral request from John K. Schnock, Esq., Secretary, Independence Community Bank Corp., 195 Montague Street, Brooklyn, New York 11201, (telephone number: (718) 722-5300), as relates to Independence and from Bernard F. Lenihan, Secretary and Chief Financial Officer, Statewide Financial Corp., 70 Sip Avenue, Jersey City, New Jersey 07306 (telephone number: (201) 795- 4000), as relates to Statewide. To ensure timely delivery of the documents, any request should be made by _________ __, 1999.

     You should rely only on the information contained or incorporated by reference in this document to vote your shares at the special meeting. Independence and Statewide have not authorized anyone to provide you with information that is different from what is contained in this document. This proxy statement-prospectus is dated ________, 1999. You should not assume that the information contained in the proxy statement-prospectus is accurate as of any date other than that date, and neither the mailing of this document to stockholders nor the issuance of Independence's securities in the merger shall create any implication to the contrary.

                           FORWARD-LOOKING STATEMENTS

     This document, the documents incorporated by reference in this document, or any other written or oral statements made by or on behalf of Independence and Statewide may include forward-looking statements with respect to the financial condition, results of operations and business of Independence and Statewide based on management's belief and information currently available to management. Such forward-looking statements are subject to risks, uncertainties and assumptions. Actual results may vary materially from those anticipated, estimated, projected or expected. Among the factors that may cause variations from such forward-looking statements are:

     o fluctuations in the economy, especially in the market areas of Independence and Statewide;

     o    changes in the interest rate environment;

     o Independence's ability to realize anticipated cost savings or revenue enhancements relating to the merger;

     o    changes in the amount of merger-related expenses;

     o    changes in real estate values;

     o the continued growth of the markets in which Independence and Statewide operate; and

     o    the enactment of legislation impacting Independence.

     Readers are cautioned not to place undue reliance on any forward-looking statements made by or on behalf of Independence and Statewide. Additional information with respect to factors that may cause the results to differ materially from those contemplated by such forward-looking statements is included in Independence's and Statewide's current and subsequent filings with the SEC.

                               THE SPECIAL MEETING

     DATE, TIME AND PLACE; PURPOSE OF SPECIAL MEETING. This document and the accompanying proxy card are being furnished to you in connection with solicitation of proxies by the Statewide board of directors to be used at the special meeting. The special meeting is scheduled to be held on , 1999, at ____ _.m., Eastern Time, at ____________, New Jersey. At the special meeting, Statewide stockholders will be asked to vote upon:

     o a proposal to approve and adopt the merger agreement under which Statewide will merge with and into Independence; and

     o other matters properly brought before the special meeting. As of the date hereof, the board knows of no business that will be presented for consideration at the special meeting, other than matters described in this document.

     YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE. YOU SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH YOUR PROXY CARDS.

     RECOMMENDATION OF THE STATEWIDE BOARD. The Statewide board of directors has unanimously approved the merger agreement and has determined that the terms of the merger and the merger agreement are fair to and in the best interests of Statewide and its stockholders. The Statewide board unanimously recommends that Statewide's stockholders vote "for" approval and adoption of the merger agreement. See "The Merger - Statewide's Reasons for the Merger; Recommendation of the Statewide Board of Directors."

     WHO CAN VOTE ON MATTERS ADDRESSED IN THIS DOCUMENT. The Statewide board of directors has fixed the close of business on _______________, 1999, as the record date for determining which stockholders are entitled to receive notice of and to vote at the special meeting. Only holders of record of Statewide common stock at the close of business on the record date are entitled to receive notice of and to vote at the special meeting.

     VOTING AND SOLICITATION OF PROXIES. Each record holder of Statewide common stock is entitled to cast one vote for each share of Statewide common stock owned, subject to the limitation that no shareholder (other than certain Statewide employee benefit plans) which owns more than 10% of Statewide's outstanding common stock can vote shares exceeding such 10% limit. The presence in person or by proxy of the holders of at least a majority of the outstanding shares of Statewide common stock on the record date is necessary to constitute a quorum at the special meeting.

     The shares of Statewide common stock represented by properly executed proxies received at or prior to the special meeting and not subsequently revoked prior to the vote at the special meeting will be voted as directed in such proxies. IF INSTRUCTIONS ARE NOT GIVEN, SHARES REPRESENTED BY PROPERLY EXECUTED PROXIES WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. If any other matters incident to the conduct of the special meeting are properly brought before the special meeting for consideration, including a motion to adjourn the special meeting to another time or place for the purpose of soliciting additional proxies or otherwise, shares represented by properly executed proxies will be voted in the discretion of the persons named in the proxy card enclosed herewith in accordance with their best judgment. However, no proxy which is voted against the proposal to approve the merger agreement will be voted in favor of any adjournment of the special meeting to solicit further proxies for such proposal.

     Any holder of Statewide common stock who has executed and delivered a proxy may revoke it at any time before it is voted by attending the special meeting and voting in person, by giving timely notice of revocation in writing, [BY TELEPHONE] or by submitting a signed proxy card bearing a later date to the Secretary of Statewide at 70 Sip Avenue, Jersey City, New Jersey 07306. In order to be timely, the notice or proxy card must actually be received by Statewide before the vote of Statewide stockholders. A proxy will not be revoked by death or supervening incapacity of the Statewide stockholder executing the proxy unless, before the vote, notice of such death or incapacity is filed with the Secretary of Statewide or other person responsible for tabulating votes on behalf of Statewide.

     IF YOU ARE A STATEWIDE STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER TO VOTE YOUR SHARES AT THE SPECIAL MEETING IN PERSON. EXAMPLES OF SUCH ADDITIONAL DOCUMENTS INCLUDE A BROKER'S STATEMENT OR LETTER OR AN OMNIBUS PROXY, CONFIRMING YOUR OWNERSHIP OF SHARES.

     VOTE REQUIRED. The affirmative vote of at least a majority of the votes cast by holders of Statewide common stock entitled to be voted at the special meeting is required in order to approve and adopt the merger agreement. Under New Jersey law, only votes cast in favor of or against a proposal count as being voted on the proposal. Therefore, abstentions and brokers non-votes will have no effect on the voting on the merger agreement. As of the record date, there were a total of 4,054,757 shares of Statewide common stock outstanding. Each share of Statewide common stock is entitled to one vote, with the following exception: no person who beneficially owns more than 10% of Statewide's outstanding stock may vote more than 10% of Statewide's outstanding stock. This limitation does not apply to Statewide's employee benefit plans.

     As of the record date, Statewide's directors and executive officers and their affiliates (nine persons) had voting power with respect to an aggregate of _____________ shares, or approximately __________% of the outstanding shares, of Statewide common stock.

     SOLICITATION OF PROXIES. Statewide and Independence will evenly divide the costs and expenses that are incurred in printing and mailing this document. Statewide will pay all other costs of soliciting proxies. Such solicitation will be made by mail, but also may be made by telephone or in person by the directors, officers and employees of Statewide (who will receive no additional compensation for doing so). Statewide has retained ChaseMellon Shareholder Services, LLC, a proxy solicitation firm, to assist in such solicitation. The fee to be paid to such firm is not expected to exceed $5,500, plus reasonable out-of-pocket costs and expenses authorized by Statewide. In addition, Statewide will make arrangements with brokerage firms and other custodians, nominees and fiduciaries.

                                   THE MERGER

     The following information relates to matters contained in the merger agreement. It describes the material aspects of the merger but is not a complete description of the merger agreement. The merger agreement is attached as Appendix A. Statewide stockholders are urged to read the merger agreement carefully.

PARTIES TO THE MERGER

     Independence is a Delaware corporation incorporated in June 1997 and is the holding company for Independence Community Bank, a New York-chartered stock savings bank organized in 1850 as a mutual savings bank. Independence Community Bank reorganized from the mutual holding company structure to the stock holding company structure in March 1998.

     Independence Community Bank's principal business is gathering deposits from customers within its market area and investing those deposits, primarily in multi-family residential mortgage loans, single-family residential loans (including cooperative apartment loans), commercial real estate loans, consumer loans, commercial business loans, mortgage-backed and mortgage-related securities and investment securities. Independence Community Bank's revenues are derived principally from interest on its loan and securities portfolios while its primary sources of funds are deposits, loan amortization and prepayments and maturities of mortgage-backed and mortgage-related securities and investment securities. Independence Community Bank offers a variety of loan and deposit products to its customers. At June 30, 1999, Independence Community Bank operated 32 full-service branches located in the greater New York metropolitan area, including 26 branches located in the boroughs of Brooklyn and Queens. As a result of the completion of the acquisition of Broad as of July 31, 1999, Independence has increased its branch network to 50 offices, including 18 branch offices within the northern New Jersey counties of Essex, Union, Bergen, Hudson and Middlesex.

     Statewide is a New Jersey corporation incorporated in 1995 and is the holding company for Statewide Savings Bank, SLA, a New Jersey savings and loan association. Statewide Savings Bank commenced business in 1943. Statewide Savings Bank offers a range of commercial and retail banking services. It offers checking accounts, savings accounts, money market accounts and individual retirement accounts, as well as various other types of time deposits. Statewide Savings Bank originates and services both secured and unsecured loans including single- and multiple-family residential real estate loans, commercial loans and consumer loans. At June 30, 1999, Statewide operated from 15 full-service branches located in Bergen, Essex, Hudson and Union counties, New Jersey.

GENERAL

     Statewide will be merged with and into Independence, and Statewide's stockholders will receive the consideration discussed under "Statewide Stockholders Will Receive Shares of Independence Common Stock and/or Cash for Each Statewide Share." Independence will be the surviving corporation in the merger and will continue its corporate existence under Delaware law. After the merger, the separate corporate existence of Statewide will terminate. The merger is subject to the satisfaction of certain conditions, including the receipt of all necessary regulatory approvals and the approval by the requisite vote of the stockholders of Statewide. Independence can modify the structure of the merger only if (a) there are no material adverse federal tax consequences to Statewide stockholders, (b) the merger consideration is not changed in kind or reduced in amount solely because of such change and (c) the modification is not likely to significantly delay the anticipated date of completion of the merger or jeopardize receiving the required regulatory approvals and tax opinions necessary to complete the merger. See "Conditions to the Merger."

     As part of the merger, Statewide Savings Bank will merge with and into Independence Community Bank. See "Certain Related Transactions - Bank Merger Agreement."

BACKGROUND OF THE MERGER

     Statewide has, from time-to-time, been the recipient of unsolicited indications of interest regarding potential business combination transactions. Although Statewide has generally evaluated the indications of interests it has received, its board of directors has in the past concluded that it was in the best interests of Statewide shareholders that Statewide continue to implement its strategic plan, which calls for the Statewide's increased diversification into commercial and non-residential lending, as a stand alone institution.

     Late in the evening of March 22, 1999, Statewide received a written proposal for a business combination transaction from another financial institution holding company. Statewide had prior, informal discussions with this party, but did not believe these discussions would result in an acceptable proposal. As part of its review of this written proposal, Statewide directed Sandler O'Neill as its financial advisor, to solicit additional indications of interests from other potential acquirers. Four other financial institution holding companies provided Sandler O'Neill with expressions of interest in acquiring Statewide.

     On March 29, 1999, the Statewide board met with Sandler O'Neill, which reviewed with the board the five expressions of interest. As part of this review, representatives of Sandler O'Neill reviewed with the board their valuation of Statewide as an independent entity, and Statewide's potential future values based upon implementation of its strategic plan. At this meeting, Statewide's board instructed Sandler O'Neill to contact each of the five interested parties and obtain further detail regarding their interest.

     Sandler O'Neill then solicited further information from each of the five financial institution holding companies which had expressed interest in Statewide. Three of the expressions called for a consideration consisting of stock and cash and two of the expressions called for a stock-for-stock exchange.

     On April 5, 1999, Victor M. Richel, Chairman and Chief Executive Officer of Statewide met with Charles Hamm, Chairman and Chief Executive Officer of Independence, to discuss Independence's expression of interest in detail. In addition, Mr. Richel discussed with Mr. Hamm Independence's pending purchase of Broad and Statewide's role in the proposed Independence Community Bank - Broad National Bank, New Jersey franchise.

     Statewide's board of directors met on April 5, 1999 to review the five proposed expressions of interests which Sandler O'Neill had received. Sandler O'Neill reviewed with the members of the Board the merits of the five proposals. In addition, Mr. Richel discussed with Statewide's board the substance of his meeting with Mr. Hamm of Independence. Mr. Richel expressed his belief that Independence Community Bank's business strategy was consistent with Statewide's, and that Statewide would be a natural adjunct to Independence's New Jersey operation.

     The board then reviewed the written indication of interest which they had originally received on March 22, 1999, as well as any updated information regarding this offer. The board considered this expression of interest to have an inadequate purchase price, and so rejected it.

     The board, with Sandler O'Neill, then reviewed the potential stock appreciation in the remaining bidders who had offered common stock as part, or in the whole of their consideration, and on the basis of this review narrowed their interest to Independence and one other bidder. The board authorized Mr. Richel and Sandler O'Neill to conduct due diligence with Independence and to attempt to negotiate final transaction terms. The board left open their consideration of the other potential bidder.

     Over the next several days, Mr. Richel and Mr. Hamm met on several occasions to attempt to negotiate more definitive terms. In addition, Sandler O'Neill and management of Statewide reviewed public reports regarding Independence as well as certain confidential information about Independence, while Independence representatives conducted a similar review on Statewide.

     On April 11, 1999, the board of directors of Statewide met again to analyze the proposed offers for the company. Sandler O'Neill reviewed with the board the two remaining offers in which the board had an expressed interest, that of Independence and another financial institution holding company. Sandler O'Neill had informed the board that Independence had increased the value of its offer since its initial expression of interest. Both offers were for stock and cash. Sandler O'Neill again reviewed with the board its view of the quality of the stock offered by each party. At the close of the meeting on April 11, the board determined to meet the next day and accept one of the two proposed offers.

     On April 12, 1999, the Statewide board of directors again met to review the proposed Independence offer as well as the one remaining expression of interests which the board was still considering. Sandler O'Neill again reviewed the economic value of the proposals. Based on the factors which will be discussed below, the board elected to authorize Mr. Richel to execute a definitive agreement with Independence on the terms and conditions contained in Independence's final offer.

STATEWIDE'S REASONS FOR THE MERGER; RECOMMENDATION OF THE STATEWIDE BOARD OF DIRECTORS

     In the course of reaching its determination to approve the merger agreement, the Statewide board consulted with legal counsel with respect to its legal duties and the terms of the merger agreement. The Statewide board consulted with its financial advisor with respect to the financial aspects of the transaction and fairness of the consideration to be received by stockholders from a financial point of view, and with senior management regarding, among other things, operational matters.

     The following discussion of the information and factors considered by the Statewide board is not intended to be exhaustive, but does include all material factors considered by the board. In reaching its decision to approve the merger agreement, the Statewide board considered the following:

     (1) The financial terms of the transaction, including (a) the implied price (based upon Independence's market price at the time the Merger Agreement was executed) of $25.25 per share, (b) the cash component and the ability of Statewide's stockholders to receive either cash or stock, and (c) the fact that the transaction will be accounted for as a purchase, rather than a pooling, which allows Independence to continue its stock repurchase program. These last two factors are viewed by Statewide's financial advisor as providing greater price protection than is typically present in a pooling transaction which does not permit the use of cash and imposes certain restrictions on share repurchases by the acquiror.

     (2) That Statewide and Independence serve contiguous market areas with similar communities, that Independence was already in the process of expanding into New Jersey through its acquisition of Broad, and that the expanded reach of the combined company would benefit existing customers and make the combined company more attractive to potential customers.

     (3) That Independence offers a broader range of products and services and that the merger would provide Statewide's customers with access to these products and services, including greater access to commercial loan products, without Statewide having to undergo the expense of introducing them on its own.

     (4) The strength of Independence's management and the similarity of the commitment to the community and operating philosophies of the companies.

     (5) The financial condition, results of operations, cash flow, businesses and prospects of Statewide. In this regard, the board analyzed the options of selling Statewide or continuing on a stand-alone basis. The range of values on a sale of control basis were determined to generally exceed the present value of Statewide shares on a stand-alone basis.

     (6) The oral opinion of Sandler O'Neill, that, as of April 12, 1999, the consideration was fair to Statewide stockholders from a financial point of view.

     (7) The financial condition, results of operations, cash flow, businesses and prospects of Independence.

     (8) The current operating environment, including the continued consolidation and increasing competition in the banking and financial services industries, the prospect for further changes in these industries and the substantial investment that may be required to remain technologically competitive.

     (9) The other terms of the merger agreement, including the opportunity for Statewide stockholders to receive shares of Independence common stock in a tax-free exchange for some, or possibly all, of their shares of Statewide common stock.

     (10) The detailed financial analyses, pro forma and other information, including the anticipated effects of purchase accounting on the combined company on a prospective basis, with respect to Statewide and Independence discussed by Sandler O'Neill, as well as the board's knowledge of Statewide, Independence and their respective businesses.

     (11) The likelihood of the merger and related transactions being approved by the appropriate regulatory authorities. See "Regulatory Approvals Needed to Complete the Merger."

     (12) The board's review of the status of Independence's preparations to be Year 2000 compliant.

     In reaching its determination to approve and recommend the merger agreement, the Statewide board did not assign any relative or specific weights to the foregoing factors, and individual directors may have weighed factors differently.

     Accordingly, the Statewide board unanimously recommends that Statewide's stockholders vote "for" approval and adoption of the merger agreement.

THE CONSIDERATION IS FAIR TO STATEWIDE'S STOCKHOLDERS ACCORDING TO STATEWIDE'S FINANCIAL ADVISOR

     By letter agreement dated as of January 29, 1998, Statewide retained Sandler O'Neill as an independent financial advisor in connection with Statewide's consideration of a possible business combination with a second party. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

     Sandler O'Neill acted as financial advisor to Statewide in connection with the merger and participated in certain of the negotiations leading to the merger agreement. At the request of the Statewide board of directors, representatives of Sandler O'Neill attended the April 11th and April 12th meetings of the Statewide board at which the board considered and approved the merger agreement. At the April 12th meeting, Sandler O'Neill delivered to the Statewide board its oral opinion, subsequently confirmed in writing, that as of such date, the consideration to be received by Statewide shareholders in the merger was fair to the Statewide shareholders from a financial point of view. Sandler O'Neill has also delivered to the Statewide board a written opinion dated the date of this proxy statement-prospectus which is substantially identical to the April 12, 1999 opinion. THE FULL TEXT OF SANDLER O'NEILL'S OPINION IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT-PROSPECTUS. THE OPINION OUTLINES THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY SANDLER O'NEILL IN RENDERING THE OPINION. THE OPINION IS INCORPORATED BY REFERENCE INTO THIS DESCRIPTION AND THIS DESCRIPTION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPINION. STATEWIDE SHAREHOLDERS ARE URGED TO CAREFULLY READ THE OPINION IN CONNECTION WITH THEIR CONSIDERATION OF THE PROPOSED MERGER.

     SANDLER O'NEILL'S OPINION WAS DIRECTED TO THE STATEWIDE BOARD AND WAS PROVIDED TO THE BOARD FOR ITS INFORMATION IN CONSIDERING THE MERGER. THE OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE CONSIDERATION TO STATEWIDE SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION OF STATEWIDE TO ENGAGE IN THE MERGER OR ANY OTHER ASPECT OF THE MERGER AND IS NOT A RECOMMENDATION TO ANY STATEWIDE SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING WITH RESPECT TO THE MERGER OR ANY OTHER RELATED MATTER.

     In rendering its April 12, 1999 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting only certain factors and analyses, or attempting to ascribe relative weights to some or all factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to Independence or Statewide and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Independence and Statewide and the companies to which they are being compared.

     The earnings projections for Statewide relied upon by Sandler O'Neill in its analyses were reviewed with Statewide's management and were based upon Statewide's 1999 internal projections. For periods after 1999, Sandler O'Neill assumed an annual growth rate on earning assets of 8.4%. The earnings projections for Independence relied upon by Sandler O'Neill in its analyses were reviewed with Independence's management and were based on published IBES consensus earnings estimates for 1999 and 2000. For periods after 2000, Sandler O'Neill assumed an annual growth rate on earning assets of 11% in 2001 and 4% thereafter. The 1999 earnings projections furnished to Sandler O'Neill by Statewide were prepared by senior management of Statewide for internal purposes only and not with a view towards public disclosure. Those projections, as well as the other earnings estimates relied upon by Sandler O'Neill in its analyses, were based on numerous variables and assumptions which are inherently uncertain and accordingly, actual results could vary materially from those set forth in such projections.

     In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Statewide, Independence and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Statewide Board at the April 11th meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of Statewide common stock or Independence common stock or the prices at which Statewide common stock or Independence common stock may be sold at any time.

     SUMMARY OF PROPOSAL. Sandler O'Neill reviewed the financial terms of the proposed transaction. Based on the average closing price of Independence common stock for the five days ended April 9, 1999 of $12.25, an exchange ratio of
2.0612 for the stock consideration, $25.25 for the cash consideration and 50% of the aggregate consideration being paid in cash and the remaining 50% in Independence common stock, Sandler O'Neill calculated an implied transaction value per share of Statewide common stock of $25.25. The implied aggregate transaction value was $107 million, based upon the implied transaction value of $25.25 per share and 4,250,000 fully diluted shares of Statewide common stock outstanding, which was determined using the treasury stock method at the implied value. Based upon the implied transaction value and Statewide's December 31, 1998 financial information, Sandler O'Neill calculated the following ratios:

           Implied value/ December 31, 1998 tangible book value  1.74x
           Implied value/Last twelve months' EPS                 29.4x
           Implied value/Last quarter annualized EPS             18.0x

For purposes of Sandler O'Neill's analyses, earnings per share were based on diluted earnings per share. Sandler O'Neill noted that the implied transaction value represented a 20% premium over the April 9, 1999 closing price of Statewide common stock of $21.06.

     STOCK TRADING HISTORY. Sandler O'Neill reviewed the history of the reported trading prices and volume of Statewide common stock and Independence common stock, and the relationship between the movements in the prices of each stock to movements in certain stock indices, including the Standard & Poor's 500 Index, the NASDAQ Bank Index and the median performance of a composite group of publicly traded regional savings institutions selected by Sandler O'Neill. During the one year period ended April 8, 1999, Statewide common stock underperformed the S&P 500 Index, and outperformed the NASDAQ Bank Index and its composite group index. During the period March 17, 1998 (the date Independence common stock commenced trading) through April 8,

1999, Independence common stock under performed its composite group index, the NASDAQ Bank Index and the S&P 500 Index.

     COMPARABLE COMPANY ANALYSIS. Sandler O'Neill used publicly available information to compare selected financial and market trading information for Statewide with that of two groups of savings institutions selected by Sandler O'Neill. The Regional Group consisted of Statewide and the following 8 publicly traded regional savings institutions:

    Carver Bancorp Inc.                             Flushing Financial Corp.
    FMS Financial Corp.                             Hudson River Bancorp
    Ocean Financial Corp.                           Pamrapo Bancorp Inc.
    PennFed Financial Services Inc.                 Yonkers Financial Corp.

The Highly Valued Group consisted of the following seven publicly traded savings institutions that had a return on average equity (based on last twelve months' earnings) of greater than 15% and a price to tangible book value of greater than 150%:

     American Bank of Connecticut                    Coastal Financial Corp.
     Highland Bancorp Inc.                           Home Federal Bancorp
     MetroWest Bank                                  NASB Financial Inc.
     People's Bancshares Inc.

The analysis compared publicly available financial information for Statewide and the median data for each of the Regional Group and Highly Valued Group as of and for each of the years ended December 31, 1993 through 1998. The table below sets forth the comparative data as of and for the twelve months ended December 31, 1998.

                                     STATEWIDE       REGIONAL     HIGHLY VALUED
                                     ---------       --------     -------------
Total assets (in thousands)          $717,517       $717,517        $690,351
Annual Growth Rate of Assets             6.25%          6.25%          10.04%
Tangible Equity / Total Assets           8.42%         10.95%           7.31%
Cash & Securities / Total Assets        45.08%         35.37%          29.71%
Net Loans / Total Assets                51.07%         59.69%          67.12%
Gross Loans / Total Deposits            83.28%         90.65%         109.62%
Total Borrowings / Total Assets         28.81%         23.66%          16.81%
Non-performing Assets / Total Assets     0.42%          0.42%           0.81%
Loan Loss Reserves / Gross Loans         0.83%          0.89%           1.28%
Net Interest Margin                      3.46%          3.44%           3.55%
Loan Loss Provision / Average Assets     0.09%          0.07%           0.14%
Noninterest Income / Average Assets      0.41%          0.35%           0.86%
Noninterest Expense / Average Assets     2.65%          2.37%           2.17%
Efficiency Ratio                        77.32%         58.53%          47.06%
Return On Average Assets                 0.54%          0.75%           1.46%
Return On Average Equity                 5.65%          6.47%          19.32%
Price / Tangible Book Value Per Share   143.5%         123.3%          181.3%
Price / Earnings Per Share               24.3x          14.7x           10.2x
Dividend Yield                           2.54%          1.80%           1.80%
Dividend Payout Ratio                    55.8%          28.3%           25.8%

     Sandler O'Neill also used publicly available information to perform a similar comparison of selected financial and market trading information for Independence and two different groups of savings institutions. The Regional Group consisted of Independence and the following eight publicly traded savings institutions:

      Astoria Financial Corp.                 Commonwealth Bancorp, Inc.
      GreenPoint Financial Corp.              Haven Bancorp Inc.
      Reliance Bancorp Inc.                   Roslyn Bancorp Inc.
      Sovereign Bancorp Inc.                  Staten Island Bancorp Inc.

The Highly Valued Group consisted of the following ten publicly traded savings institutions that had a return on average equity (based on last twelve months' earnings) of greater than 13% and a price to tangible book value of greater than 160%:

      Anchor BanCorp Wisconsin                 Bank United Corp.
      First Financial Holdings, Inc.           Flagstar Bancorp, Inc.
      InterWest Bancorp, Inc.                  Local Financial Corp.
      MAF Bancorp Inc.                         Peoples Heritage Financial Group
      Washington Federal Inc.                  Webster Financial Corp.

The analysis compared publicly available financial information for Independence and the median data for each of the Regional Group and Highly Valued Group as of and for each of the years ended December 31, 1993 through 1998. The table below sets forth the comparative data as of and for the twelve months ended December 31, 1998. For purposes of the analysis, net income for Independence for the year ended December 31, 1998 was normalized to account for certain non-recurring expenses.

                                      INDEPENDENCE    REGIONAL    HIGHLY VALUED
                                      ------------    --------    -------------
Total assets (in thousands)            $5,313,371    $3,776,947     $3,583,603
Annual Growth Rate of Assets                37.73%        21.30%         11.28%
Tangible Equity / Total Assets              16.27%         5.91%          6.25%
Cash & Securities / Total Assets            34.55%        41.32%         20.10%
Net Loans / Total Assets                    61.32%        52.25%         75.88%
Gross Loans / Total Deposits                96.79%        89.98%        120.92%
Total Borrowings / Total Assets             14.94%        22.18%         26.46%
Non-performing Assets / Total Assets         0.15%         0.45%          0.60%
Loan Loss Reserves / Gross Loans             1.34%         1.07%          0.88%
Net Interest Margin                          3.53%         3.08%          3.03%
Loan Loss Provision / Average Assets         0.21%         0.10%          0.10%
Noninterest Income / Average Assets          0.23%         0.33%          0.73%
Noninterest Expense / Average Assets         2.06%         1.83%          1.94%
Efficiency Ratio                            52.06%        47.54%         51.32%
Return On Average Assets                     0.83%         0.81%          1.01%
Return On Average Equity                     4.60%         6.92%         14.61%
Price / Tangible Book Value Per Share      106.13%       132.25%        196.51%
Price / Earnings Per Share                   22.9x         15.3x          13.2x
Dividend Yield                               0.98%         2.07%          1.59%
Dividend Payout Ratio                        15.0%        33.52%          25.8%


     ANALYSIS OF SELECTED MERGER TRANSACTIONS. Sandler O'Neill reviewed certain other transactions involving publicly traded savings institutions as acquired institutions with transaction values greater than $15 million. Sandler O'Neill reviewed 13 transactions announced nationwide from January 1, 1999 to April 9, 1999 ("Nationwide Transactions") and 3 transactions announced from January 1, 1999 to April 9, 1999 in the Mid-Atlantic region, comprised of Delaware, Maryland, New Jersey, New York and Pennsylvania ("Mid-Atlantic Transactions"). Sandler O'Neill reviewed the ratios of transaction value to last four quarters' earnings, transaction value to book value, transaction value to tangible book value, tangible book premium to core deposits, transaction value to total assets and transaction value to total deposits and computed high, low, mean and median ratios and premiums for the respective groups of transactions. These multiples were applied to Statewide's financial information as of and for the twelve months ended December 31, 1998. As illustrated in the following table, Sandler O'Neill derived an imputed range of values per share of Statewide common stock of $20.58 to $37.30 based upon the median multiples for Nationwide Transactions and $23.65 to $27.60 based upon the median multiples for Mid-Atlantic Transactions. As calculated by Sandler O'Neill, the implied transaction value per share of Statewide common stock in the merger was $25.25.

                                             Nationwide Transactions                         Mid-Atlantic Transactions
                                             -----------------------                         -------------------------
                                     Median Multiple           Implied Value            Median Multiple        Implied Value
                                     ---------------           -------------            ---------------        -------------
Deal Price/LTM EPS                         23.9x                   $20.58                    28.0x                 $24.09
Deal Price / Book Value                   194.9%                   $28.39                   162.5%                 $23.68
Deal Price / Tangible Book Value          194.9%                   $28.36                   162.5%                 $23.65
Premium / Core Deposits                    12.3%                   $27.33                    11.5%                 $26.48
Deal Price/Total Deposits                  26.6%                   $28.76                    23.0%                 $24.91
Deal Price / Total Assets                  21.3%                   $37.30                    15.8%                 $27.60

     DISCOUNTED DIVIDEND STREAM AND TERMINAL VALUE ANALYSIS. Sandler O'Neill also performed an analysis which estimated the future stream of after-tax dividend flows of Statewide through December 31, 2002 under various circumstances, assuming Statewide's current dividend payout ratio and that Statewide performed in accordance with the earnings forecasts reviewed with management. To approximate the terminal value of Statewide common stock at December 31, 2002, Sandler O'Neill applied price/earnings multiples ranging from 10x to 25x.

The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 10% to 16% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Statewide common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of Statewide common stock of $14.24 to $34.83. As calculated by Sandler O'Neill, the implied transaction value per share of Statewide common stock in the merger was $25.25.

       Discount Rate                   Price/Earnings Multiples
       -------------                   ------------------------
                                         10x               25x
                                       ------            ------
            10%                        $17.34            $34.83
            12                          16.23             32.48
            14                          15.20             30.30
            16                          14.24             28.28

     In connection with its analysis, Sandler O'Neill considered and discussed with the Statewide Board how the present value analysis would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of assets, net interest spread, non-interest income, non-interest expenses and dividend payout ratio. Sandler O'Neill also varied earnings forecasts to determine present value if net income were below or above estimates by 25%. Sandler O'Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

     PRO FORMA MERGER ANALYSIS. Sandler O'Neill analyzed certain potential pro forma effects of the merger, based upon a transaction value of $25.25 with the consideration being 50% cash and 50% Independence common stock, Independence's and Statewide's current and projected income statements and balance sheets, and assumptions regarding the economic environment, accounting and tax treatment of the merger, charges associated with the merger, operating efficiencies and other adjustments discussed with the senior managements of Statewide and Independence. Sandler O'Neill assumed a closing date for the merger of December 31, 1999. As illustrated in the following table, this analysis indicated that the merger would be accretive to Independence's projected earnings per share for the year ending March 31, 2001 (the first full projected year following the merger) and dilutive to tangible book value per share as of March 31, 2000. The actual results achieved by Independence may vary from projected results and the variations may be material.

                                                 Stand-alone         Pro Forma
                                                 -----------         ---------
           Projected tangible book value
             at March 31, 2000                     $10.66              $9.75
           Projected earnings per share
             for year ending March 31, 2001        $ 0.91              $0.92
           Projected leverage capital ratio
             at March 31, 2000                      10.76%             8.61%

     In connection with rendering its April 12, 1999 opinion, Sandler O'Neill reviewed, among other things: (1) the merger agreement and exhibits thereto; (2) the stock option agreement dated April 12, 1999 between Statewide and Independence; (3) certain publicly available financial statements of Statewide and other historical financial information provided by Statewide that they deemed relevant; (4) certain publicly available financial statements of Independence and other historical financial information provided by Independence that they deemed relevant; (5) certain internal financial analyses and forecasts of Statewide prepared by and reviewed with management of Statewide and the views of senior management of Statewide, based on certain limited discussions with certain members of senior management, regarding Statewide's past and current business, financial condition, results of operations and future prospects; (6) the views of senior management of Independence, based on certain limited discussions with certain members of senior management, regarding Independence's past and current business, financial condition, results of operations and future prospects; (7) the pro forma impact of the Merger on Independence, including the impact of certain contractual obligations of Statewide in the context of a change of control of Statewide; (8) the publicly reported historical price and trading activity for Statewide's and Independence's common stock, including a comparison of certain financial and stock market information for Statewide and Independence with similar publicly available information for certain other companies the securities of which are publicly traded; (9) the financial terms of recent business combinations in the savings institution industry, to the extent publicly available; (10) the current market environment generally and the banking environment in particular; and (11) such other information, financial studies, analyses and investigations and financial, economic and market criteria as they considered relevant.

     In connection with rendering its updated opinion included as an appendix to this proxy statement-prospectus, Sandler O'Neill confirmed the appropriateness of its reliance on the analyses used to render its April 12, 1999 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the other factors considered in rendering its opinion.

     In performing its reviews and analyses, Sandler O'Neill assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it, and Sandler O'Neill did not assume any responsibility or liability for independently verifying the accuracy or completeness of any of such information. Sandler O'Neill did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of Statewide or Independence or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O'Neill is not an expert in the evaluation of allowances for loan losses and it has not made an independent evaluation of the adequacy of the allowance for loan losses of Statewide or Independence, nor has it reviewed any individual credit files relating to Statewide or Independence. With Statewide's consent, Sandler O'Neill has assumed that the respective allowances for loan losses for both Statewide and Independence are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Sandler O'Neill has not conducted any physical inspection of the properties or facilities of Statewide or Independence. With respect to all financial projections reviewed with each company's management and used by Sandler O'Neill in its analyses, Sandler O'Neill assumed that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of Statewide and Independence and that such performances will be achieved. Sandler O'Neill expressed no opinion as to such financial projections or the assumptions on which they were based.

     Sandler O'Neill's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O'Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party subject to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Agreement are not waived. Sandler O'Neill also assumed, with Statewide's consent, that there has been no material change in Statewide's and Independence's assets, financial condition, results of operations, business or prospects since the date of the last publicly filed financial statements made available to them, that Statewide and Independence will remain as going concerns for all periods relevant to its analyses, and that the merger will be accounted for as a purchase and will qualify as a tax-free reorganization for federal income tax purposes.

     Statewide has agreed to pay Sandler O'Neill a transaction fee in connection with the merger, a substantial portion of which is contingent upon the closing of the merger. Based on the closing price of Independence common stock on _________, 1999 (the latest practicable date prior to the date of this Proxy Statement/Prospectus), Statewide would pay Sandler O'Neill a transaction fee of approximately $________, of which approximately $239,000 has been paid and the balance will be paid when the merger is closed. Statewide has also paid Sandler O'Neill a fee of $150,000 for rendering its fairness opinion, which will be credited against that portion of the transaction fee due upon closing of the merger. Statewide has also agreed to reimburse Sandler O'Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

     Sandler O'Neill has in the past provided certain other investment banking services to Statewide and has received compensation for such services. Sandler O'Neill has also advised the Statewide board that they also provided certain investment banking services to Independence in connection with its reorganization into stock holding company form and the initial public offering of its common stock. In the ordinary course of its business as a broker-dealer, Sandler O'Neill may also purchase securities from and sell securities to Statewide and Independence and may actively trade the equity securities of Statewide and Independence for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

STATEWIDE STOCKHOLDERS WILL RECEIVE SHARES OF INDEPENDENCE COMMON STOCK AND/OR CASH FOR EACH STATEWIDE SHARE

     Upon consummation of the merger, each outstanding share of Statewide common stock will be converted into the right to receive, at the election of each Statewide stockholder and subject to the election, allocation and proration procedures set forth in the merger agreement and described below, either the stock consideration or the cash consideration, in each case, as determined pursuant to the merger agreement. See "Merger Consideration," "Election Procedures" and "Allocation Procedures" below. No fractional shares of Independence common stock will be issued in connection with the merger. Instead, Independence will make a cash payment to each Statewide stockholder who would otherwise receive a fractional share.

     THE FORM OF THE CONSIDERATION ULTIMATELY RECEIVED BY YOU WILL DEPEND UPON THE ELECTION, ALLOCATION AND PRORATION PROCEDURES DESCRIBED BELOW AND THE CHOICES OF OTHER STOCKHOLDERS. ACCORDINGLY, NO GUARANTEE CAN BE GIVEN THAT THE CHOICE OF ANY GIVEN STOCKHOLDER OF STATEWIDE WILL BE HONORED. In addition, because the tax consequences of receiving the cash consideration will differ from the tax consequences of receiving the stock consideration, Statewide stockholders are urged to read carefully the information set forth below under "Federal Income Tax Consequences for Statewide Stockholders."

     MERGER CONSIDERATION. Independence will exchange a total of approximately 4,178,832 shares of its common stock and pay approximately $51,191,307 in cash (in each case, calculated as described below) for all of the outstanding shares of common stock of Statewide, subject to the overall proportional cash limitations imposed by the Internal Revenue Code. The total number of outstanding shares represents issued and outstanding shares and any options of Statewide which are exercised before the effective time of the merger. The total number of shares cannot exceed 4,553,049. In the event that all 498,292 options currently outstanding are exercised prior to the closing of the merger, the number of shares of Independence common stock and cash to be issued would increase to approximately 4,692,372 and approximately $57,482,244, respectively. The merger agreement provides that each holder of Statewide common stock will be entitled to receive, at the election of the holder thereof, for each share of Statewide common stock either:

          (1) a number of shares of Independence common stock equal to the per share consideration (as described below) divided by the average closing price (as described below), except that cash will be paid for any remaining fractional shares, or

          (2)  cash in an amount equal to the per share consideration.

     Because the cash amount is fixed based on the number of outstanding shares of Statewide common stock, prorations of elections may differ at various average closing prices of Independence common stock.

     The following definitions apply for purposes of determining the amount of merger consideration each holder of Statewide common stock will be entitled to receive:

     "average closing price" means the average of the closing sale prices per share for Independence common stock as reported on the Nasdaq Stock Market during the ten consecutive trading-day period ending on the tenth business day immediately prior to the anticipated date of completion of the merger. This ten consecutive trading-day period is called the pricing period.

     "final exchange ratio" means the quotient, rounded to the nearest ten-thousandth, obtained by dividing the per share consideration by the average closing price.

     "per share consideration" means the sum of:

          (1)  $12.625 plus

          (2) the product of 1.0306 multiplied by the average closing price of Independence (as described above)

     The following table sets forth the value of the merger consideration to be received by the holders of Statewide common stock, including the percentage of the total consideration that will consist of Independence common stock and the percentage that will consist of cash, at various average closing prices of Independence common stock. The table also indicates the approximate number of shares of Statewide common stock that will be exchanged for cash and Independence common stock assuming 4,054,757 shares of Statewide common stock are outstanding at the closing of the merger.

                                                                               Number of         Number of
                                                                           Statewide Shares   Statewide Shares
 Average Closing     Per Share     Final Exchange                            Exchanged for      Exchanged for
      Price        Consideration        Ratio       % Stock     % Cash          Stock               Cash
----------------   -------------   --------------   --------    --------   ----------------   ----------------
     $15.25            $28.34          1.8585        55.45%      44.55%        2,248,535          1,806,222
      14.50             27.57          1.9013        54.21       45.79         2,197,894          1,856,863
      13.75             26.80          1.9488        52.88       47.12         2,144,331          1,910,426
      13.00             26.02          2.0018        51.48       48.52         2,087,586          1,967,171
      12.25             25.25          2.0612        50.00       50.00         2,027,379          2,027,378
      11.50             24.48          2.1284        45.42       51.58         1,963,344          2,091,413
      10.75             23.70          2.2050        46.74       53.26         1,895,146          2,159,611
      10.00             22.93          2.2931        44.94       55.06         1,822,351          2,232,406


     However, if the percentage of the total consideration that will consist of Independence common stock is below 50% and either Elias, Matz, Tiernan & Herrick L.L.P., counsel to Independence, or Jamieson, Moore, Peskin & Spicer, counsel to Statewide, is unable to render its tax opinion, as described below under "- Federal Income Tax Consequences for Statewide Stockholders," as a result of the merger potentially failing to qualify as a reorganization under Section 368(a) of the Internal Revenue Code, then Independence will reduce the aggregate amount of the cash consideration, and correspondingly increase the aggregate amount of the stock consideration, to the minimum extent necessary to enable Elias, Matz, Tiernan & Herrick L.L.P. or Jamieson, Moore, Peskin & Spicer, as the case may be, to render its tax opinion.

     Assuming the pricing period ended on April 12, 1999 (the last trading day prior to announcement of the merger), the average closing price would be $12.625, the stock consideration would be equal to 2.0306 shares of Independence common stock and the cash consideration per share of Statewide common stock would be $25.64. Assuming the pricing period ended on ______________, 1999 (the latest practicable trading date prior to the mailing of this proxy statement-prospectus), the average closing price would be $_________________, the stock consideration per share of Statewide common stock would be equal to _______________ shares of Independence common stock and the cash consideration per share of Statewide common stock would be $____.

     The merger consideration which you receive for your shares of Statewide is dependent upon the average closing price which will be determined during the pricing period. If you elect cash, you will be paid that amount, subject to the proration and allocation rules discussed below. If you elect stock, its value will fluctuate as the market price of Independence common stock changes. Therefore, the value of the shares of Independence common stock that a holder of Statewide common stock may receive in the merger may increase or decrease following determination of the average closing price. For further information concerning the historical prices of Independence common stock, see "Comparative Common Stock Price and Dividend Information." You are urged to obtain current market prices for Independence common stock in connection with voting your shares at the special meeting and making your election decision.

     ELECTIONS. At least 30 days prior to the completion of the merger, you will be sent an election form, which will permit you to elect to receive for each share of Statewide common stock owned by you either (i) the stock consideration in exchange for each share of Statewide common stock held or (ii) the cash consideration in exchange for each share of Statewide common stock held. However, you may not elect to receive Independence common stock with respect to fewer than 100 shares of Statewide common stock. If you either (i) do not submit a properly completed election form in a timely fashion or (ii) revoke your election form prior to the deadline for the submission of the election form, the shares of Statewide common stock held by you will be designated "no election shares."

     ELECTION PROCEDURES. All elections will be required to be made on an election form. To make an effective election with respect to your shares of Statewide common stock, you must, in accordance with the election form, (i) properly complete and return the letter of transmittal and election forms to the company designated by Independence to receive these materials, (ii) either (a) deliver the election form with your stock certificates representing such shares (or an appropriate guarantee of delivery of such certificates), or (b) complete the procedure for delivery by book-entry transfer of such shares on a timely basis, and (iii) deliver with the election forms any other required documents, prior to the deadline for returning the letter of transmittal and election form. It is anticipated that the letter of transmittal and election forms will be mailed to you at least thirty (30) days prior to the anticipated date on which the merger will be completed.

     The deadline for surrendering all documentation required for an effective election ( the "Election Deadline Date") will be set forth in the election instructions and will be approximately ten (10) days prior to the anticipated date for completion of the merger, although the date may be extended by mutual agreement of Independence and Statewide. In the event the merger agreement is terminated without the merger having been consummated, your certificates will be promptly returned by the designated agent or they will be returned to you at any time prior to consummation of the merger upon your request.

     STATEWIDE STOCKHOLDERS SHOULD NOT RETURN THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY AND STOCK CERTIFICATES SHOULD NOT BE FORWARDED TO THE DESIGNATED AGENT UNTIL A STATEWIDE STOCKHOLDER HAS RECEIVED THE LETTER OF TRANSMITTAL AND ELECTION FORM.

     If you have a particular preference as to the form of consideration to be received for your shares of Statewide common stock, you should make an election because shares as to which an election has been made will be given priority in allocating such consideration over shares as to which an election is not received. Neither the Statewide board nor its financial advisor makes any recommendation as to whether stockholders should elect to receive the cash consideration or the stock consideration in the merger. You must make your own decision with respect to such election, bearing in mind the tax consequences of the election you choose. See "Federal Income Tax Consequences for Statewide Stockholders."

     Even if you have no preference, it is suggested that you return your transmittal and election forms by the Election Deadline Date, indicating that you have no preference, so that you may receive the merger consideration allocable to you promptly following consummation of the merger, rather than following completion of exchange procedures after the merger is consummated. See "Procedures for Exchanging Your Stock Certificates."

     ALLOCATION PROCEDURES. Your ability to elect to receive all cash is subject to a requirement that the aggregate cash consideration may not exceed $51,191,307 (assuming 4,054,757 shares of Statewide common stock are outstanding at the completion of the merger) subject to the overall proportional cash limitations imposed by the Internal Revenue Code. If the total cash elections are greater, or less, than the aggregate cash consideration, the elections will be reallocated as follows so that the resultant exchange for cash is as close as practical to the aggregate cash consideration:

          (1) If the cash elections total more than the aggregate cash consideration, all no election shares will be converted to stock election shares. If after the conversion of the no election shares, the total cash elections are still more than the aggregate cash consideration, then on a pro rata basis, a sufficient number of shares from among the holders of cash election shares will be converted into stock election shares, so that the total cash paid equals as closely as practicable the aggregate cash consideration. This proration will reflect the proportion that the number of cash election shares of each holder of cash election shares bears to the total number of cash election shares.

          (2) If the cash elections total less than the aggregate cash consideration, a sufficient number of shares will be converted on a pro rata basis into cash election shares, first from among the holders of no election shares and then, if necessary, from among the holders of stock election shares, so that the total cash paid equals as closely as practicable the aggregate cash consideration. This proration will reflect the proportion that the number of stock election shares of each holder of stock election shares bears to the total number of stock election shares.

     Upon consummation of the merger, any shares of Statewide common stock that are owned by Statewide as treasury stock or that are held directly or indirectly by Independence, other than in a fiduciary capacity or in satisfaction of a debt previously contracted, will be canceled and retired and no payment will be made with respect to those shares and such shares will not be considered for purposes of the foregoing allocation procedures.

PROCEDURES FOR EXCHANGING YOUR STOCK CERTIFICATES

     Statewide stockholders who surrender their stock certificates and completed transmittal and election forms prior to the Election Deadline Date, or any extension of such time period, will automatically receive the merger consideration allocated to them as the result of the merger promptly following consummation of the merger. Other stockholders will receive the merger consideration allocated to them as soon as practicable after their stock certificates have been surrendered with appropriate documentation to the designated agent or other steps have been taken to surrender the evidence of their stock interest in Statewide in accordance with the instructions accompanying the letter of transmittal form.

     Within seven business days after the completion of the merger, a bank or trust company selected by Independence and reasonably satisfactory to Statewide will mail to each holder of record of Statewide common stock who has not previously surrendered his or her stock certificates representing Statewide common stock a letter of transmittal and instructions for use in effecting the surrender of the certificates in exchange for the merger consideration allocated to them. Upon surrender of a stock certificate for Statewide common stock for exchange and cancellation to the designated agent, together with a duly executed letter of transmittal, the holder of such certificate will be entitled to receive such merger consideration allocated to them and the certificate for Statewide common stock so surrendered will be canceled. No interest will be paid or accrued on any cash constituting merger consideration (including the cash in lieu of fractional shares) and any unpaid dividends and distributions, if any, payable to holders of stock certificates for Statewide common stock.

     No stock certificates representing fractional shares of Independence common stock will be issued upon the surrender for exchange of Statewide stock certificates. In lieu of the issuance of any such fractional share, Independence will pay to each former stockholder of Statewide who otherwise would be entitled to receive a fractional share of Independence common stock an amount in cash determined by multiplying (i) the average closing price by (ii) the fraction of a share of Independence common stock which such holder would otherwise be entitled to receive pursuant to the merger agreement.

     If you receive shares of Independence common stock in the merger, you will receive dividends on Independence common stock or other distributions declared after the completion of the merger only if you have surrendered your Statewide stock certificates. Only then will you be entitled to receive all previously withheld dividends and distributions, without interest.

     After completion of the merger, no transfers of Statewide common stock issued and outstanding immediately prior to the completion of the merger will be allowed. Statewide stock certificates that are presented for transfer after the completion of the merger, will be canceled and exchanged for the merger consideration.

     If your Statewide stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of those certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. The agent designated by Independence will send you instructions on how to provide this evidence.

INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER THAT ARE DIFFERENT FROM YOUR INTERESTS

     Some members of Statewide's management and the Statewide board may have interests in the merger that are in addition to or different from the interests of stockholders. The Statewide board was aware of these interests and considered them in approving the merger agreement.

     EXISTING EMPLOYMENT AND SEVERANCE AGREEMENTS. Victor M. Richel is Chairman of the Board and Chief Executive Officer of Statewide, Bernard F. Lenihan is Secretary and Chief Financial Officer of Statewide, Michael J. Griffin is President and Chief Operating Officer of Statewide Savings Bank and Robert H. Hunt is the Senior Vice President of Statewide Savings Bank. Each of them has an employment agreement or severance agreement with Statewide which provides for payments in the event of a change in control of Statewide. The merger constitutes a change in control of Statewide. Under these agreements, Messrs. Richel, Lenihan, Griffin and Hunt will receive cash payments aggregating approximately $___ million. In addition, each of Messrs. Richel, Lenihan and Griffin are participants in executive retirement plans. Pursuant to these plans, Messrs. Richel, Lenihan and Griffin will be paid their retirement benefits in a lump sum, discounted to present value, upon a change in control of Statewide. These payments will amount to approximately $___ million, in the aggregate. In addition, to the extent the amounts payable to the foregoing officers would be subject to excise and income taxes under the Internal Revenue Code, an additional payment will be made so that after the payment of all income and excise taxes, the officers will be in the same position as if no income or excise tax had been imposed. Such payments are currently estimated to amount to _______ million in the aggregate. Following the merger, Mr. Richel will be a consultant and senior advisor to Independence under a five-year consulting agreement and will become a Vice Chairman of the board of Independence. The payments will not be made to these persons unless each of them executes a release which releases Independence and Independence Community Bank from any further liability for monetary payments under their respective agreements. To the extent that any of these persons is entitled to the continued receipt of miscellaneous fringe benefits pursuant to their agreements and they become directors, officers or employees of Independence or any of its subsidiaries (including Independence Community Bank) following completion of the merger and as a result become entitled to receive comparable fringe benefits in their capacity as directors, officers or employees of Independence or any of its subsidiaries, then the fringe benefits provided to such persons shall be deemed to be provided in connection with such persons' service as directors, officers or employees of Independence or any of its subsidiaries for so long as such persons serve in such capacity and shall be in lieu of, and not in addition to, any fringe benefits that would have otherwise been provided pursuant to the employment, severance agreements discussed above. In such situation, the payments set forth above would be reduced by the value of such benefits being provided by Independence.

     VESTING OF RESTRICTED STOCK. Under Statewide's Management Recognition and Retention Plans for members of the board of directors and management, awards of 195,649 shares have been made subject to five-year vesting schedule, with 20% of the award vesting each year. However, under the plans, the vesting of the awards accelerates upon a change in control of Statewide. The merger is a change in control. As of ________________, 1999, directors and executive officers of Statewide held 72,738 unvested shares under these plans, which will be converted into the merger consideration.

     ESTABLISHMENT OF ADVISORY BOARD. Independence Community Bank will create an advisory board to advise Independence Community Bank on deposit and lending activities in Statewide's market area and to maintain and develop customer relationships. Independence Community Bank will appoint all the present members of Statewide's board

(including Mr. Richel) to advisory board if such persons are willing to serve. The advisory board will be maintained for two years. Each member of the advisory board will receive an annual retainer of $20,000.

     APPOINTMENT TO INDEPENDENCE BOARD OF DIRECTORS. Following the completion of the merger, Independence will increase the size of the Independence board by one member and appoint Mr. Richel to fill the newly created vacancy and elect him as a Vice Chairman of the board. Mr. Richel's initial term will expire in the year 2000. Independence will nominate Mr. Richel for an additional term of three years upon expiration of his initial term in 2000. For his services as a member of the Independence board, Mr. Richel will receive the customary Independence board fees and retainer. Mr. Richel will also be appointed to the Independence Community Bank board for the same term.

     NEW CONSULTING AGREEMENT. Following the merger, Mr. Richel will enter into a five year consulting agreement with Independence. He will serve as a Vice Chairman of the board and as a consultant to Independence and Independence Community Bank. His compensation under the agreement will be $125,000 per year.

     STATEWIDE STOCK OPTIONS. Unexercised options to purchase shares of Statewide common stock under the Statewide Incentive Stock Option Plan and the Statewide Stock Option Plan for Non-Employee Directors (the "option plans") will be, at each option holder's election, either converted into options to purchase Independence common stock, the number of shares and price per share to reflect the final exchange ratio, or canceled with a cash payment to be made in an amount equal to the difference, if any, between the merger consideration per share and the exercise price per share. In addition, under the terms of the option plans, the merger will constitute a change of control of Statewide which will result in the vesting of the options granted under the option plans to be accelerated. As of ________________, 1999, the record date, the directors and executive officers of Statewide held options to purchase a total of 428,700 shares of Statewide common stock. The duration of the converted options will remain the same. Independence will reserve sufficient shares of Independence common stock to allow the exercise of the converted options after the Merger.

     THE STATEWIDE SAVINGS BANK EMPLOYEE STOCK OWNERSHIP PLAN. The merger agreement provides that Statewide will take any actions necessary to cause the Statewide Savings Bank ESOP to be terminated prior to or as of the completion of the merger and for the balances in all Statewide Savings Bank ESOP accounts to be fully vested as of such time. Accordingly, Statewide Savings Bank has terminated the ESOP as of June 30, 1999 and has filed for a favorable determination letter from the Internal Revenue Service. Prior to December 31, 1999, Statewide will use its best efforts to cause the ESOP to sell shares of Statewide common stock and use the proceeds to pay its remaining ESOP loan balance. Upon the repayment of such loan, the shares remaining unallocated in the ESOP will be allocated among the ESOP participants in accordance with each of their respective ownership percentage of the total allocated shares. As of June 30, 1999, the executive officers of Statewide (four persons) had 15,587 shares of Statewide common stock allocated to their ESOP accounts. Repayment of the ESOP loan will cause additional shares to be allocated to the participant's accounts, including the accounts of the four executive officers. Assuming the ESOP sells shares at a market price of $25.25 per share and uses the proceeds to repay the ESOP loan, it is estimated that such officers will receive in the aggregate an additional 17,900 shares.

     PROTECTION OF DIRECTORS, OFFICERS AND EMPLOYEES AGAINST CLAIMS. Independence has also agreed to protect and hold harmless each present and former director, officer and employee of Statewide and its subsidiaries and each officer or employee of Statewide and its subsidiaries that is serving or has served as a director or trustee of another entity at Statewide's request or direction. These people will be protected against any costs, expenses, judgments, fines, losses, claims, or liabilities incurred in connection with any claim, suit, proceeding or investigation relating to matters existing or occurring at or prior to the completion of the merger. Independence also agreed to advance these persons costs they incur to the fullest extent the costs would have been advanced to them if they were a director, officer, or employee of Statewide under applicable New Jersey law. The indemnification will last for six years following the merger.

     Moreover, Independence will maintain Statewide's existing directors' and officers' insurance policy provided that the aggregate premium for the six-year period cannot exceed 200% of the current annual premium.

MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER

     Independence expects to achieve significant consolidation efficiencies following the consummation of the merger, although there can be no assurance that the anticipated efficiencies will be achieved. The efficiencies are expected to be achieved primarily through the elimination of duplicative compensation costs and computer system costs.

     Following the merger, Independence intends to continue to utilize a stock repurchase program, subject to regulatory limitations or conditions, economic and market conditions and a review by the board and management of the anticipated effects of such a program. Such a program may affect Independence's ability to utilize pooling-of-interests accounting in any potential acquisitions, although, like other public companies, Independence will retain the ability to terminate the stock repurchase plan and reissue all or a portion of these repurchased shares in order to utilize the pooling-of-interests method of accounting for future acquisitions, to the extent such accounting method is still available.

EMPLOYEE MATTERS

     Each Statewide or Statewide Savings Bank employee whose employment is not specifically terminated will become an employee of Independence or Independence Community Bank. However:

          (1) Statewide's continuing employees will not be, or act as, officers of Independence or Independence Community Bank, unless elected or appointed to that position by Independence or Independence Community Bank.

          (2) All of Statewide's continuing employees who remain following the completion of the merger will be employed at the will of Independence or Independence Community Bank.

          (3) No employee of Statewide will become a contractual employee of Independence or Independence Community Bank unless the contract is in writing with Independence or Independence Community Bank.

          (4) Each Statewide employee who becomes an employee of Independence or Independence Community Bank will be eligible to participate in Independence or Independence Community Bank employee plans, on the same basis as any newly-hired employee of Independence or Independence Community Bank. However, with respect to each Independence or Independence Community Bank employee plan, service with Statewide or Statewide Savings Bank will be treated as service with Independence or Independence Community Bank to determine eligibility to participate, vesting and entitlement to benefits but not for purposes of benefit accrual. Service will not be recognized to the extent that it would result in a duplication of benefits.

          (5) Each existing employment or severance agreement of Statewide will be honored by Independence. See "-Existing Employment and Severance Agreements" above for a complete explanation.

CONDITIONS TO THE MERGER

     The obligations of Independence and Statewide to complete the merger are conditioned on the following being satisfied at or prior to the completion of the merger:

          (1)  Statewide's stockholders must approve the merger agreement;

          (2) the requisite regulatory approvals, consents and waivers must be obtained and all statutory waiting periods must have expired;

          (3) any necessary material third party consents, waivers or approvals must be obtained or made;

          (4) the shares of Independence common stock which will be issued to the Statewide stockholders upon completion of the merger must be authorized for listing for quotation on the Nasdaq Stock Market;

          (5) no approval or consent will have imposed any condition or requirement that would materially and adversely impact the economic or business benefits to either party giving effect to the merger;

          (6) no party to the merger will be subject to any order, decree or injunction that prohibits closing any of the merger's transactions;

          (7) no statute, rule or regulation will prohibit completion of the merger's transactions;

          (8) the registration statement will have been declared effective by the SEC and the SEC will not be taking actions to stop the merger from proceeding; and

          (9) all required approvals by state securities or "blue sky" authorities will have been obtained.

     The obligations of Independence and Statewide to complete the merger are also conditioned on the following:

          (1) all parties will have performed their respective obligations under the merger agreement;

          (2) subject to prior disclosure of any necessary qualifications, the representations and warranties made by the parties in the merger agreement will be materially true when the merger closes. Each party will furnish the other with a certificate attesting to this fact;

          (3) Independence and Statewide will have obtained all necessary material consents or approvals to permit Independence to assume Statewide's contracts, leases and other agreements;

          (4) Independence and Statewide will have received an opinion from their respective counsel dated as of the completion of the merger, that the merger will be treated for federal income tax purposes as a reorganization within the meaning of the Internal Revenue Code and that as a result:

               (a) no gain or loss will be recognized by Independence or Statewide as a result of the merger;

               (b) no gain or loss will be recognized by the stockholders of Statewide who exchange all of their Statewide common stock solely for Independence common stock pursuant to the merger (except with respect to cash received in lieu of a fractional share of interest in Independence common stock); and

               (c) the aggregate tax basis of the Independence common stock received by stockholders who exchange all of their Statewide common stock solely for Independence common stock pursuant to the merger will be the same as the aggregate tax basis of the Statewide common stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

          (5) Independence and Statewide must have delivered, unless waived, to the other "comfort" letters or letters of procedures from their respective independent certified public accountants, dated (i) the date of the mailing of this Proxy Statement-Prospectus to Statewide's stockholders and (ii) a date not earlier than five business day preceding the completion of the merger concerning such matters as are customarily covered in transactions of the type contemplated by the merger agreement; and

          (6) the delivery to each of Independence and Statewide of various letters, certificates and other documents.

     We cannot guarantee when, or whether, the regulatory consents and approvals necessary to complete the merger will be obtained or whether all of the other conditions to the merger will be satisfied or waived by the party permitted to do so. See "Regulatory Approvals Needed to Complete the Merger" below. If the merger is not completed on or before January 31, 2000, the merger agreement may be terminated by Independence's or Statewide's board. However, the failure to complete the merger by that date cannot be due to the breach of the merger agreement by the party seeking to terminate.

REGULATORY APPROVALS NEEDED TO COMPLETE THE MERGER

     Completion of the merger and the bank merger is subject to a number of regulatory approvals and consents. The bank merger is subject to the prior approval of the FDIC under the Bank Merger Act. In reviewing applications under the Bank Merger Act, the FDIC must consider, among other factors, the financial and managerial resources and future prospects of the existing and resulting institutions, and the convenience and needs of the communities to be served. In addition, the FDIC may not approve a transaction if it will result in a monopoly or otherwise be anti-competitive. In addition, as discussed below, a waiting period of up to 30 days must be satisfied prior to consummation of the bank merger after FDIC approval. Independence filed an application with the FDIC on _________________, 1999.

     In addition, under New York State Banking Law, the bank merger is subject to the prior approval of the Superintendent of Banks of New York State. Independence filed an application for approval of the bank merger with the Superintendent on _________________, 1999. In determining whether to approve the application for the merger of Statewide with and into Independence, the Superintendent will consider, among other factors, whether the bank merger would be consistent with adequate or sound banking and would not result in concentration of assets beyond limits consistent with effective competition. The Superintendent will also consider the public interest and the needs and convenience thereof. Further, it is the policy of the State of New York to ensure the safe and sound conduct of banking organizations and to maintain public confidence in the business of banking and protect the public interest and the interests of depositors, creditors, and stockholders. These factors will be considered by the Superintendent in connection with Independence's application.

     The bank merger is also subject to the approval of the Commissioner of the New Jersey Department of Banking and Insurance, who will consider factors substantially similar to those considered by the Superintendent of Banks of New York State. Independence filed an application for approval of the bank merger with the Commissioner on _______________, 1999.

     Under the Community Reinvestment Act, the FDIC must take into account the record of performance of Independence Community Bank and Statewide Savings Bank in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each institution. As part of the review process, the banking agencies frequently receive comments and protests from community groups and others. See "Regulation and Supervision-Community Reinvestment Act."

     In addition, a period of up to 30 days must expire following approval by the FDIC within which period the United States Department of Justice may file objections to the merger under the federal antitrust laws. While Independence believes that the likelihood of such action by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate such proceeding, or that the Attorneys General of the States of New York and/or New Jersey will not challenge the merger, or if such proceeding is instituted or challenge is made, as to the result thereof.

     The merger and bank merger cannot proceed in the absence of the requisite regulatory approvals. There can be no assurance that such regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any such approval. There can also be no assurance that any such approvals will not contain a condition or requirement which causes such approvals to fail to satisfy the conditions set forth in the merger agreement and described below under "Conditions to the Merger."

     Independence is not aware of any other regulatory approvals that would be required for completion of the merger, except as described above. If any other approvals are required, it is presently contemplated that such approvals would be sought. There can be no assurance that any other approvals, if required, will be obtained.

     The approval of any application merely implies the satisfaction of regulatory criteria for approval, which do not include review of the merger from the standpoint of the adequacy of the consideration to be received by Statewide stockholders. Further, regulatory approvals do not constitute an endorsement or recommendation of the merger.

CONDUCT OF BUSINESS PENDING THE MERGER

     Except as expressly provided for in the merger agreement and except to the extent required by law or by regulatory authorities, Independence and Statewide have agreed that, during the period from April 12, 1999 to the completion of the merger, Independence, Statewide and their respective subsidiaries will use commercially reasonable efforts to:

          o conduct their business in the regular, ordinary and usual course consistent with past practice;

          o maintain and preserve intact their business organization, properties, leases, employees and advantageous business relationships and retain the services of their officers and key employees;

          o take no action which would materially adversely affect or delay the ability of Independence or Statewide to perform their respective covenants and agreements on a timely basis under the merger agreement; and

          o take no action which would adversely affect or delay the ability of Independence, Independence Community Bank, Statewide or Statewide Savings Bank to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated by the merger agreement.

     Further, except as otherwise provided in the merger agreement, during the period from April 12, 1999 to the completion of the merger, Statewide has agreed that neither it nor any of its subsidiaries will take certain actions unless permitted to by Independence or required to by law. These include:

          (1) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, other than normal quarterly dividends not in excess of $0.13 per share of Statewide common stock;

          (2) (a) repurchase, redeem or otherwise acquire any shares of the capital stock of Statewide or any subsidiary of Statewide, or any securities convertible into or exercisable for any shares of the capital stock of Statewide or any subsidiary of Statewide, (b) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, except, in the case of clauses (b) and (c), for the issuance of Statewide common stock upon the exercise or

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



               fulfillment of rights or options issued or existing pursuant to the Statewide option plans or the Stock option agreement with Independence, to the extent outstanding and in existence on the date of the merger agreement;

          (3) amend its certificate of incorporation, bylaws or other similar governing documents;

          (4) make any capital expenditures other than those which (i) are made in the ordinary course of business or are necessary to maintain existing assets in good repair and (ii) in any event are in an amount of no more than $100,000 in the aggregate;

          (5)  enter into any new line of business;

          (6) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to Statewide, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practices;

          (7) take any action that is intended or may reasonably be expected to result in any of the conditions to the merger not being satisfied;

          (8) change its methods of accounting in effect at December 31, 1998, except as required by changes in generally accepted accounting principles or regulatory accounting principles as concurred in writing by its independent auditors;

          (9) (a) except as otherwise provided in the merger agreement, as required by applicable law or as required to maintain qualification pursuant to the Internal Revenue Code, adopt, amend, or terminate any employee benefit plan or any agreement, arrangement, plan, trust, other funding arrangement or policy between Statewide or any subsidiary of Statewide and one or more of its current or former directors, officers, employees or independent contractors except as required pursuant to irrevocable commitments existing on the date of the merger agreement, change any trustee or custodian of the assets of any plan or transfer plan assets among trustees or custodians, except that Statewide may adopt the severance policy provided for in the merger agreement, (b) increase or accelerate payment of in any manner the compensation or fringe benefits or any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of April 12, 1999, except (1) as may be required pursuant to binding commitments existing on April 12, 1999, (2) as may be required by applicable law, and (3) in the case of employees who are not officers at the level of vice president or above, normal salary increases in the ordinary course of business consistent with past practice, or (c) grant or award any stock options, stock appreciation rights, restricted stock, restricted stock units, performance units or shares or awards under any employee benefit plans;

          (10) other than activities in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements except as otherwise specifically contemplated by the merger agreement;

          (11) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

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



          (12) file any application to relocate or terminate the operations of any of its banking offices or any of its subsidiaries;

          (13) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which Statewide or any of its subsidiaries is a party or by which Statewide or any of its subsidiaries or their respective properties is bound, other than the renewal in the ordinary course of business of any lease the term of which expires prior to the completion of the merger;

          (14) other than in the ordinary course of business consistent with past practice, in individual amounts not to exceed $100,000, make any investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity;

          (15) make any investment in any debt security, including mortgage-backed and mortgage-related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than five years or mortgage-backed or mortgage-related securities which would not be considered "high risk" securities that are purchased in the ordinary course of business consistent with past practice;

          (16) enter into or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $100,000 per year;

          (17) settle any claim, action or proceeding involving any liability of Statewide or any of its subsidiaries for money damages in excess of $100,000 or involving any material restrictions upon the operations of Statewide or any of its subsidiaries;

          (18) except in the ordinary course of business and in amounts less than $100,000, waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim;

          (19) (a) make or commit to make any new loan or other extension of credit in an amount of $300,000 or more, renew for a period in excess of one year any existing loan or other extension of credit in an amount of $300,000 or more, or increase by $300,000 or more the aggregate credit outstanding to any borrower or group of affiliated borrowers, except such loan originations, commitments, extensions, renewals or increases that have been reviewed by Independence, or (b) make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, other than in the ordinary course of business consistent with past practice and in strict compliance with Statewide's current board-approved loan policies as in effect on the date of the merger agreement;

          (20) incur any additional borrowings other than short-term (with a final maturity of two years or less) Federal Home Loan Bank borrowings and reverse repurchase agreements consistent with past practice, or pledge any of its assets to secure any borrowings other than as required pursuant to the terms of borrowings of Statewide or connection with borrowings or reverse repurchase agreements permitted hereunder;

          (21) make any investment or commitment to invest in real estate or in any real estate development project, other than real estate acquired in satisfaction of defaulted mortgage loans and investments or commitments approved by Statewide's board prior to April 12, 1999 and disclosed in writing to Independence;

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



          (22) except pursuant to commitments existing at April 12, 1999, which have previously been disclosed in writing to Independence, make any real estate loans secured by undeveloped land or real estate located outside the State of New Jersey;

          (23) except with regard to Statewide's proposed Maplewood, New Jersey branch, establish or make any commitment relating to the establishment of any new branch or other office facilities other than those for which all regulatory approvals have been obtained; with respect to any such new branch or other office facility for which regulatory approval has been received, make any capital expenditures that in the aggregate would exceed $50,000; and

          (24) elect to the Statewide board any person who was not a member of the Statewide board as of the date of the merger agreement.

     Independence has granted immaterial waivers of certain of the foregoing provisions. In addition, pursuant to the merger agreement, except as otherwise specifically provided by the merger agreement or consented to in writing by Statewide, Independence has agreed that it will not, and it will not permit any of its subsidiaries to, take certain actions, including the following:

          (1) declare or pay any dividends on or make any other distributions in respect of any of its capital stock other than its regular quarterly dividends;

          (2) take any action that is intended or may reasonably be expected to result in any of the conditions to the merger not being satisfied;

          (3) change its methods of accounting in effect at December 31, 1998, except in accordance with changes in generally accepted accounting principles or regulatory accounting principles as concurred to by its independent auditors; and

          (4) repurchase any of the Independence common stock during the pricing period or the three (3) consecutive trading days immediately preceding the commencement of the pricing period.

     At Independence's request, Statewide will change its loan, litigation and real estate valuation policies and practices and investment and asset/liability management policies and practices. This will occur after the date on which all required regulatory approvals and stockholder approvals are received, and after receipt of written confirmation from Independence that it is not aware of anything that would prevent completion of the merger. Such adjustments will not occur earlier than five days prior to the completion of the merger.

REPRESENTATIONS AND WARRANTIES MADE BY INDEPENDENCE AND STATEWIDE IN THE MERGER AGREEMENT

     Both Independence and Statewide have made customary representations and warranties relating to their businesses. For detailed information on these representations and warranties, see the merger agreement attached as Appendix A. Such representations and warranties must remain true in all material respects through the completion of the merger unless such change does not have a material negative impact on the party's business, financial condition or results of operations. See "Conditions to the Merger."

WHAT HAPPENS IF A THIRD PARTY OFFERS TO BUY STATEWIDE

     Statewide has agreed not to seek to have an outside third party try to buy a material interest in Statewide or its subsidiaries. Generally, an offer to buy at least 10% of Statewide's or Statewide Savings Bank's assets or, at least 10% of Statewide's stock would violate this covenant.

     However, the Statewide board may enter into discussions or negotiations with anyone who makes an unsolicited written, bona fide proposal to acquire Statewide if (1) Statewide's board, based upon written advice of outside legal counsel, in good faith deems such action to be legally necessary to fulfill its fiduciary duties and (2) Statewide's board determines in good faith (based upon written advice of its financial advisor) that such acquisition proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the acquisition proposal and the person making the acquisition proposal and would, if consummated, result in a more favorable transaction than this merger.

     Statewide must notify Independence immediately if any such inquires, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with Statewide and the identity of the person making such inquiry, proposal or offer and the substance thereof. Statewide must also keep Independence informed of any developments with respect to such matters.

     The Statewide board may also withdraw or modify its recommendation for the merger if, after consulting with independent legal counsel, the board determines in good faith that such action is necessary for it to comply with its fiduciary duties to stockholders.

WAIVING AND AMENDING PROVISIONS IN, OR TERMINATING, THE MERGER AGREEMENT

     Prior to the completion of the merger, any provision of the merger agreement may be waived, amended or modified by the parties. However, after the vote by the stockholders of Statewide, no amendment or modification may be made that would reduce the amount to be received by Statewide's stockholders under the terms of the merger.

     The merger agreement may also be terminated at any time prior to the completion of the merger, either before or after approval of the matters presented in connection with the merger by the stockholders of Statewide by:

          (1)  the mutual consent of both boards;

          (2) either party's board if the stockholders of Statewide do not approve the merger agreement. However, Statewide can only terminate the merger agreement if it has complied in all material respects with its obligations to solicit the support of its stockholders for the merger and has complied, in all material respects, with its representations and warranties;

          (3) by either party upon written notice to the other party (a) 45 days after the date on which any request or application for the approval, consent or waiver of a governmental agency required to permit consummation of the merger shall have been denied or withdrawn at the request or recommendation of the governmental entity which must grant such approval, consent or waiver, unless within the 45-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable governmental entity, unless such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth therein or (b) if any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the merger;

          (4) either party's board if the merger is not completed by January 31, 2000. The failure to complete the merger cannot be due to the breach of any representation, warranty or covenant contained in the merger agreement by the party seeking to terminate;

          (5) by either Statewide or Independence if there shall have been a material breach of any of the representations or warranties set forth in the merger agreement on the part of the other party. Each party must give the other party 30 days to cure the breach. The party seeking to terminate the merger agreement cannot be in material breach of any representation, warranty, covenant or other agreement in the merger agreement; and

          (6) by either party if there shall have been a material breach of any of the covenants or agreements set forth in the merger agreement. Each party must give the other party 30 days to cure the breach. The party seeking to terminate the merger agreement cannot be in material breach of any representation warranty, covenant or other agreement in the merger agreement.

     In the event of termination of the merger agreement by either Independence or Statewide as set forth above, the merger agreement shall become void and have no effect, except that the provisions of the merger agreement relating to confidentiality of information and expenses shall survive any such termination. Notwithstanding the foregoing, neither Independence nor Statewide shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of the merger agreement.

NASDAQ STOCK MARKET LISTING

     Independence common stock is listed on the Nasdaq Stock Market. Independence has agreed to use reasonable efforts to cause the shares of Independence common stock to be issued in the merger to be approved for quotation on the Nasdaq Stock Market prior to or at the completion of the merger. The obligations of the parties to complete the merger are subject to approval for quotation on the Nasdaq Stock Market of such shares.

ACCOUNTING TREATMENT OF THE MERGER

     The merger will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles. This means that Independence and Statewide will be treated as one company as of the date of the combination, and that Independence will record the fair market value of Statewide's assets and liabilities on its financial statements. Any difference between purchase price and the fair value of the identifiable net assets is recorded as goodwill. The income statements incorporate the recorded income of Statewide's operations beginning at the completion of the merger.

FEDERAL INCOME TAX CONSEQUENCES FOR STATEWIDE STOCKHOLDERS

     The following is a discussion of the material federal income tax consequences of the merger to Independence, Statewide and holders of Statewide common stock. The discussion is based upon the Internal Revenue Code, Treasury regulations, Internal Revenue Service rulings, and judicial and administrative decisions in effect as of the date of this document. This discussion assumes that Statewide common stock is generally held for investment. In addition, this discussion does not address all of the tax consequences that may be relevant to a holder of Statewide common stock in light of his or her particular circumstances or to holders subject to special rules, such as foreign persons, financial institutions, tax-exempt organizations, dealers in securities or foreign currencies or insurance companies. The opinions of counsel referred to in this section will be based on facts existing at the completion of the merger. In rendering their opinions, counsel will require and rely upon representations contained in certificates of officers of Independence, Statewide and others.

HOLDERS OF STATEWIDE COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER

     It is a condition to the obligation of Independence and Statewide to complete the merger that the parties each will have received an opinion of their respective counsel, dated as of the completion of the merger, that the merger will be treated as a reorganization within the meaning of the Internal Revenue Code. In addition, such opinions will state that:

          (1) none of the companies involved in the merger will recognize a gain or a loss;

          (2) no stockholders of Statewide who exchange all their Statewide common stock solely for Independence common stock will recognize a gain or a loss for exchanging their Statewide shares for Independence shares except for cash received instead of fractional shares; and

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



          (3) Statewide stockholders who exchange all their shares of Statewide common stock solely for shares of Independence common stock will not have their individual tax basis or holding periods affected by exchanging their Statewide shares for Independence shares, except to the extent cash is received instead of fractional shares.

     The federal income tax consequences of the merger to a Statewide stockholder generally will depend on whether the stockholder receives cash, Independence common stock or a combination thereof in exchange for such stockholder's Statewide common stock.

     No gain or loss will be recognized by a Statewide stockholder who receives solely Independence common stock in exchange for all of such stockholder's shares of Statewide common stock pursuant to the merger (except to the extent such a stockholder receives cash in lieu of a fractional share interest in Independence common stock). Such stockholder's tax basis in the Independence common stock received pursuant to the merger will equal such stockholder's tax basis in the shares of Statewide common stock being exchanged reduced by any amount allocable to a fractional share interest of Independence common stock for which cash is received. The holding period of Independence common stock received will include the holding period of the shares of Statewide common stock being exchanged.

     A Statewide stockholder who receives both Independence common stock and cash consideration in exchange for all of his or her shares of Statewide common stock will generally recognize gain, but not loss, to the extent of the lesser of:

          (1) the excess of (a) the sum of the aggregate fair market value of the Independence common stock received and the amount of cash received over (b) the stockholder's aggregate tax basis for the shares of Statewide common stock exchanged; and

          (2)  the amount of cash received by such stockholder.

     For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset gain realized on another block of shares. Any such gain will be long-term capital gain if the shares of Statewide common stock exchanged were held for more than one year, unless the receipt of cash has the effect of a distribution of a dividend under the provisions of the Internal Revenue Code, in which case such gain will be treated as a dividend to the extent of such stockholder's ratable share of the undistributed accumulated earnings and profits of Statewide. Statewide stockholders should consult their tax advisors as to the possibility that all or a portion of any cash received in exchange for their Statewide common stock will be treated as a dividend.

     Such stockholder's aggregate tax basis in the Independence common stock received pursuant to the merger will equal such stockholder's aggregate tax basis in the shares of Statewide common stock being exchanged, reduced by any amount allocable to a fractional share interest of Independence common stock for which cash is received and by the amount of any cash consideration received, and increased by the amount of gain, if any, recognized by such stockholder in the merger (including any portion of such gain that is treated as a dividend). The holding period of Independence common stock received will include the holding period of the shares of Statewide common stock being exchanged.

     A Statewide stockholder who receives solely cash in exchange for all of such stockholder's shares of Statewide common stock pursuant to the merger will generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the stockholder's aggregate tax basis for such shares of Statewide common stock, which gain or loss will be long-term capital gain or loss if such shares of Statewide common stock were held for more than one year. If, however, any such Statewide stockholder constructively owns shares of Statewide common stock that are exchanged for shares of Independence common stock in the merger or owns shares of Independence common stock actually or constructively after the merger, the consequences to such stockholder may be similar to the consequences described above, except that the amount of consideration, if any,

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



treated as a dividend may not be limited to the amount of such stockholder's gain. Statewide stockholders should consult their tax advisors as to the possibility that all or a portion of any cash received in exchange for their shares of Statewide common stock will be treated as a dividend.

     No fractional shares of Independence common stock will be issued in the merger. A Statewide stockholder who receives cash in lieu of such a fractional share will be treated as having received such fractional share pursuant to the merger and then as having exchanged such fractional share for cash in a redemption by Independence. A Statewide stockholder will generally recognize capital gain or loss on such a deemed redemption of the fractional share in an amount determined by the excess of the amount of cash received and the stockholder's tax basis in the fractional share. Any capital gain or loss will be long-term capital gain or loss if the Statewide common stock exchanged was held for more than one year.

SELLING THE INDEPENDENCE COMMON STOCK YOU RECEIVE IN THE MERGER

     The shares of Independence common stock to be issued in the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act of 1933 except for shares issued to any Statewide stockholder who may be deemed to control Statewide, such as an executive officer, director or someone who owns a significant amount of Statewide's stock. These controlling persons may not sell their shares of Independence common stock acquired in connection with the merger except under an effective registration statement under the Securities Act of 1933 covering such shares or in compliance with an applicable exemption from the registration requirements of the Securities Act of 1933. This document does not cover any resales of Independence common stock received in the merger by persons who may be deemed to be controlling persons of Statewide. Statewide has obtained from each person who is a controlling person and has delivered to Independence a written agreement intended to ensure compliance with the Securities Act of 1933.

YOU DO NOT HAVE APPRAISAL RIGHTS IN THE MERGER

     The New Jersey Business Corporation Act provides that stockholders of a corporation in a merger generally are not entitled to appraisal rights if the shares of stock they own are, as of the record date, either listed on a national securities exchange or held of record by more than 1,000 stockholders or if pursuant to a merger, stockholders will receive shares listed on a national securities exchange or held of record by more than 1,000 stockholders. Statewide stockholders are not entitled to appraisal rights in connection with the merger because the shares of Independence common stock are held by more than 1,000 stockholders of record.

WHO PAYS FOR WHAT

     All costs and expenses incurred in connection with the merger will be paid by the party incurring such expense. However, Statewide and Independence will bear equally the expenses of printing and mailing this document.

WHEN WILL THE MERGER BE COMPLETED

     The merger will become effective at the time set forth in the certificate of merger that will be filed with the Secretary of State of the States of Delaware and New Jersey. The certificate of merger will be filed within two days and not more than five days of the satisfaction or waiver of certain conditions to the merger, unless another date is agreed to in writing by Independence and Statewide. See "Conditions to the Merger." The closing of the transactions contemplated by the merger agreement is expected to take place as of the date of such filing. It is expected that a period of time will elapse between the Statewide meeting and the completion of the merger while the parties seek to obtain the regulatory approvals required to complete the merger. There can be no assurance that such regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any such approval. There can likewise be no assurance that the Department of Justice or the Attorneys General of the States of New York and/or New Jersey will not challenge the merger or, if such a challenge is made, the result of the challenge. See "Regulatory Approvals Needed to Complete the Merger." The merger agreement may be terminated by either

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



party if, among other reasons, the merger has not been completed on or before January 31, 2000. See "Waiving and Amending Provisions in, or Terminating, the Merger Agreement."

                          CERTAIN RELATED TRANSACTIONS

BANK MERGER AGREEMENT

     In connection with the merger, Independence Community Bank and Statewide Savings Bank have entered into a bank merger agreement under which Statewide Savings Bank and Independence Community Bank will merge, with Independence Community Bank being the surviving bank. The bank merger agreement may be terminated by mutual consent of the parties at any time and will be terminated automatically if the merger agreement is terminated.

STOCK OPTION AGREEMENT

     The following is a summary of the material provisions of the stock option agreement between Independence and Statewide to this document, which is attached hereto as Appendix B. The following summary is qualified in its entirety by reference to the stock option agreement. Execution of the stock option agreement was a condition to the parties entering into the merger agreement.

     Concurrently with the execution of the merger agreement, Independence and Statewide entered into the stock option agreement which will permit Independence, under certain circumstances, to purchase up to 19.9% of Statewide's issued and outstanding common stock (up to 803,531 shares) at a price of $19.86 per share (the number of shares covered by the stock option agreement and the purchase price are subject to adjustment in certain circumstances). The stock option agreement is designed to enhance the likelihood that the merger will be successfully consummated in accordance with the terms contemplated by the merger agreement and Independence insisted on such agreement for that reason.

     Independence may only exercise the option (assuming it is not in material breach of its agreements and covenants in the merger agreement) if Statewide, without Independence's approval:

          o has entered into an agreement to undertake an acquisition transaction (as defined below) with anyone other than Independence or one of its subsidiaries;

          o Statewide's board recommends that Statewide's stockholders approve or accept any acquisition transaction with any party other than Independence or one if its subsidiaries or withdraws or modifies (or announces that it intends to do so) in any manner adverse to Independence its recommendation that Statewide's stockholders approve the merger agreement;

          o any person other than Independence and certain parties owning in excess of 10% of Statewide's common stock on April 12, 1999 acquire beneficial ownership of 10% or more of Statewide's outstanding common stock;

          o any party other than Independence or one of its subsidiaries make a public proposal to Statewide or its shareholders to undertake an acquisition transaction;

          o any person other than Independence or its subsidiaries files a registration statement or tender offer materials with the SEC calling for an "acquisition transaction" with Statewide;

          o after a party approaches Statewide concerning an acquisition transaction, Statewide breaches the merger agreement in a manner which would permit Independence to terminate the merger agreement; or

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



          o any person other than Independence or its subsidiaries files regulatory applications calling for an acquisition transaction with Statewide (each of the foregoing events constituting an initial triggering event) and after such initial triggering event occurs:

               o any person acquires 25% or more of Statewide's outstanding common stock;

               o Statewide terminates the merger agreement to pursue the acquisition transaction;
                    or

               o a person proposing an acquisition transaction acquires 15% or more of Statewide's outstanding common stock.

     For purposes of the stock option agreement, an acquisition transaction means:

          o    a merger or consolidation involving Statewide;

          o a purchase, lease or sale by Statewide of all or a substantial portion of its assets or deposits;

          o a purchase or other acquisition by any person of 10% or more of Statewide's outstanding voting securities; or

          o    any similar transaction.

     If a triggering event has not yet occurred, the stock option agreement will terminate:

          o    at the effective time of the merger;

          o upon termination of the merger agreement, unless the merger agreement is terminated by Independence due to a willful breach of the merger agreement by Statewide; or

          o 12 months (subject to extension to 18 months in certain circumstances) after the termination of the merger agreement if the merger agreement is terminated by Independence because of a willful breach by Statewide or after the occurrence of an initial triggering event.

     The stock option agreement is intended to increase the likelihood that the merger will be completed. Consequently, certain aspects of the stock option agreement may have the effect of discouraging persons who might now or prior to the completion of the merger be interested in acquiring all of or a significant interest in Statewide from considering or proposing such an acquisition. The acquisition of Statewide or a significant interest therein, or an agreement to acquire all or part of Statewide, could cause the option granted under the stock option agreement to become exercisable. The existence of the stock option agreement could significantly increase the cost to a potential acquiror of acquiring Statewide compared to its cost had the stock option agreement not been entered into. Such increased cost might discourage a potential acquiror from considering or proposing an acquisition. Moreover, Statewide's management believes that the exercise of the option granted under the stock option agreement is likely to prohibit any acquiror from accounting for an acquisition of Statewide using the pooling-of-interests accounting method for a period of two years following such exercise. Consequently, the existence of the stock option agreement may deter significantly, or completely prevent an acquisition of Statewide by certain other companies. The Statewide board took this factor into account before approving the merger stock option agreement. See "The Merger
- Recommendation of the Statewide Board of Directors; Statewide's Reasons for the Merger."

     BENEFICIAL OWNERSHIP OF STATEWIDE COMMON STOCK BY STATEWIDE MANAGEMENT

     At the close of business on the record date, directors and executive officers of Statewide (9 persons) and their affiliates beneficially owned and were entitled to vote approximately ______ shares of Statewide common stock, which represented approximately ____% of the shares of Statewide common stock outstanding on that date. Each of those directors and executive officers has indicated his or her present intention to vote, or cause to be voted, the shares of Statewide common stock owned by him or her for the proposal to approve the merger agreement including the related issuance of shares of common stock.

                           REGULATION AND SUPERVISION

GENERAL

     Independence Community Bank is a New York-chartered stock savings bank and its deposit accounts are insured up to applicable limits by the FDIC under the Bank Insurance Fund and the Savings Association Insurance Fund. Independence Community Bank is subject to extensive regulation by the Superintendent and the New York Banking Board as its chartering agency, and by the FDIC, as the deposit insurer. Independence Community Bank must file reports with the New York Banking Board, the Superintendent and the FDIC concerning its activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as establishing branches and mergers with, or acquisitions of, other depository institutions. There are periodic examinations by the New York Banking Board and the Superintendent and the FDIC to assess Independence's compliance with various regulatory requirements and financial condition. Certain of the regulatory requirements applicable to Independence and to Independence Community Bank are referred to below or elsewhere herein. This description of the statutory provisions and regulations applicable to Independence and Independence Community Bank does not purport to be complete, and is qualified in its entirety by reference to such statutes and regulations.

NEW YORK STATE LAW

     Independence Community Bank derives its lending, investment and other authority primarily from the applicable provisions of New York Banking Law and the regulations of the New York Banking Board and the Superintendent, as limited by FDIC regulations. See "Investment Activities." Under these laws and regulations, savings banks, including Independence Community Bank, may invest in real estate mortgages, consumer and commercial loans, certain types of debt securities, including certain corporate debt securities and obligations of federal, state and local governments and agencies, certain types of corporate equity securities and certain other assets. Under the statutory authority for investing in equity securities, a savings bank may directly invest up to 7.5% of its assets in certain corporate stock and may also invest up to 7.5% of its assets in certain mutual fund securities. Investment in the stock of a single corporation is limited to the lesser of 2% of the outstanding stock of such corporation or 1% of the savings bank's assets, except as set forth below. Such equity securities must meet certain tests of financial performance. A savings bank's lending powers are not subject to percentage of asset limitations, although there are limits applicable to single borrowers. A savings bank may also, pursuant to the "leeway" authority, make investments not otherwise authorized under the New York Banking Law. This authority permits investments not otherwise authorized of up to 1% of the savings bank's assets in any single investment, subject to certain restrictions, and to an aggregate limit for all such investments of up to 5% of assets. Additionally, in lieu of investing in such securities in accordance with and reliance upon the specific investment authority set forth in the New York Banking Law, savings banks are authorized to elect to invest under a "prudent person" standard in a wider range of debt and equity securities as compared to the types of investments permissible under such specific investment authority. However, in the event a savings bank elects to utilize the "prudent person" standard, it will be unable to avail itself of the other provisions of the New York Banking Law and regulations which set forth specific investment authority. A New York-chartered stock savings bank may also exercise trust powers upon approval of the New York Banking Board and the Superintendent.

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



     New York-chartered savings banks may also invest in subsidiaries under their service corporation investment power. A savings bank may use this power to invest in corporations that engage in various activities authorized for savings banks, plus any additional activities that may be authorized by the New York Banking Board. Investment by a savings bank in the stock, capital notes and debentures of its service corporations is limited to 3% of the bank's assets, and such investments, together with the bank's loans to its service corporations, may not exceed 10% of the savings bank's assets.

     The exercise by an FDIC-insured New York-chartered savings bank of the lending and investment powers of a savings bank under the New York Banking Law is limited by FDIC regulations and other federal law and regulations. In particular, the applicable provisions of the New York Banking Law and regulations governing the investment authority and activities of an FDIC insured state-chartered savings bank have been effectively limited by the Federal Deposit Insurance Corporation Improvement Act of 1991 and the FDIC regulations issued pursuant thereto. See "Investment Activities."

     With certain limited exceptions, a New York-chartered savings bank may not make loans or extend unsecured credit for commercial, corporate or business purposes (including lease financing) to a single borrower, the aggregate amount of which would be in excess of 15% of the bank's net worth. Independence Community Bank currently complies with all applicable loans-to-one-borrower limitations.

     Under the New York Banking Law, a New York-chartered stock savings bank may declare and pay dividends out of its net profits, unless there is an impairment of capital. However, approval of the Superintendent is required if the total of all dividends declared in a calendar year would exceed the total of its net profits for that year combined with its retained net profits of the preceding two years.

FDIC REGULATIONS

     CAPITAL REQUIREMENTS. The FDIC has adopted risk-based capital guidelines to which Independence Community Bank is subject. The guidelines establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations. Independence Community Bank is required to maintain minimum levels of regulatory capital in relation to its regulatory risk-weighted assets. The ratio of such regulatory capital to regulatory risk-weighted assets is referred to as the "risk-based capital ratio." Risk-based capital ratios are determined by allocating assets and specified off-balance sheet items to four risk-weighted categories ranging from 0% to 100%, with higher levels of capital being required for the categories considered as representing greater risk.

     These guidelines divide a bank's capital into two tiers. The first tier ("Tier I") includes common equity, retained earnings, certain non-cumulative perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries, less goodwill and other intangible assets. Tier I generally excludes auction note issues, mortgage servicing rights and purchased credit card limitations. Supplementary ("Tier II") capital includes, among other items, cumulative perpetual and long-term limited-life preferred stock, mandatory convertible securities, certain hybrid capital instruments, term subordinated debt and the allowance for loan and lease losses, subject to certain limitations, less required deductions. Banks are required to maintain a total risk-based capital ratio of at least 8%, of which at least 4% must be Tier I capital.

     In addition, the FDIC has established regulations prescribing a minimum Tier I leverage ratio. The minimum Tier I leverage ratio is the ratio of Tier I capital to adjusted total average balance of assets as specified in the regulations. These regulations provide for a minimum Tier I leverage ratio of 3% for banks that meet certain specified criteria, including that they have the highest examination rating and are not experiencing or anticipating significant growth. All other banks are required to maintain a Tier I leverage ratio of 3% plus an additional cushion of at least 100 to 200 basis points. The federal banking agencies, including the FDIC, have established a uniform minimum Tier I leverage ratio of 4% for all but the highest rated banks. The FDIC may, however, set higher leverage and risk-based capital requirements on individual institutions when particular circumstances warrant.

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



Banks experiencing or anticipating significant growth are expected to maintain capital ratios, including tangible capital positions, well above the minimum levels.

     The following is a summary of Independence Community Bank's regulatory capital ratios at June 30, 1999:

             Tier I Risk-Based Capital..........................    17.26%
             Total Risk-Based Capital...........................    18.54%
             Leverage Capital...................................    12.51%

     REAL ESTATE LENDING STANDARDS. The FDIC and the other federal banking agencies have adopted regulations that prescribe standards for extensions of credit that (1) are secured by real estate or (2) are made for the purpose of financing the construction or improvements on real estate. The FDIC regulations require each institution to establish and maintain written internal real estate lending standards that are consistent with safe and sound banking practices and appropriate to the size of the institution and the nature and scope of its real estate lending activities. The standards also must be consistent with accompanying FDIC guidelines, which include loan-to-value limitations for the different types of real estate loans. Institutions are also permitted to make a limited amount of loans that do not conform to the proposed loan-to-value limitations so long as such exceptions are reviewed and justified appropriately. The guidelines also list a number of lending situations in which exceptions to the loan-to-value standard are justified.

     DIVIDEND LIMITATIONS. The FDIC has authority to use its enforcement powers to prohibit a bank from paying dividends if, in its opinion, the payment of dividends would constitute an unsafe or unsound practice. Federal law prohibits the payment of dividends by a bank that will result in the bank failing to meet applicable minimum capital requirements on a pro forma basis. Additionally, Independence Community Bank, as a subsidiary of a savings and loan holding company, is required to provide the OTS with 30 days prior written notice before declaring any dividend. The plan of conversion adopted by Independence Community Bank in connection with its conversion and reorganization from the mutual holding company structure to the stock holding company structure also restricts the institution's payment of dividends in the event the dividend would impair the liquidation account established in connection with the conversion. Independence Community Bank is also subject to dividend declaration restrictions imposed by New York State law. See "New York State Law."

INVESTMENT ACTIVITIES

     Since the enactment of the Federal Deposit Insurance Corporation Improvement Act, all insured state-chartered banks, including savings banks and their subsidiaries, have generally been limited to activities as principal and equity investments of the type and in the amount authorized for national banks, notwithstanding state law. The Federal Deposit Insurance Corporation Improvement Act of 1991 and the FDIC regulations permit certain exceptions to these limitations. For example, certain state-chartered banks, such as Independence Community Bank, may, with FDIC approval, continue to exercise state authority to invest in common or preferred stocks listed on a national securities exchange or the Nasdaq National Market and in the shares of an investment company registered under the Investment Company Act of 1940, as amended. Such banks may also continue to sell savings bank life insurance. In addition, the FDIC is authorized to permit such institutions to engage in state authorized activities or investments that do not meet this standard (other than non-subsidiary equity investments) for institutions that meet all applicable capital requirements if it is determined that such activities or investments do not pose a significant risk to the Bank Insurance Fund. The FDIC has recently proposed revisions to its regulations governing the procedures for institutions seeking approval to engage in such activities or investments. These proposed revisions would, among other things, streamline certain application procedures for healthy banks and impose certain quantitative and qualitative restrictions on a bank's merging with its subsidiaries engaged in activities not permitted for national bank subsidiaries. All non-subsidiary equity investments, unless otherwise authorized or approved by the FDIC, must have been divested by December 19, 1996, pursuant to a FDIC approved divestiture plan unless such investments were grandfathered by the FDIC. Independence Community Bank received grandfathering authority from the FDIC in February 1993 to invest in listed stocks and/or registered shares subject to the maximum permissible investment of 100% of Tier I capital, as specified by the FDIC's regulations, or the maximum amount permitted by the New York Banking Law, whichever is less. Such grandfathering authority is subject to termination upon the FDIC's determination that such investments pose a safety and soundness risk to Independence Community Bank or in the event Independence Community Bank converts its charter, other than a mutual to stock conversion, or undergoes a change in control.

TRANSACTIONS WITH COMPANIES OR ENTITIES THAT CONTROL SAVINGS BANKS

     Under current federal law, transactions between depository institutions and their affiliates are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a savings bank is any company or entity that controls, is controlled by, or is under common control with the savings bank, other than a non-banking subsidiary of the bank. In a holding company context, at a minimum, the parent holding company of a savings bank and any companies which are controlled by such parent holding company are affiliates of the savings bank. The Board of Governors of the Federal Reserve System has proposed regulations that would treat as an affiliate any subsidiary of a savings bank that engages in activities not permissible for the parent savings bank to engage in directly. Generally, Section 23A limits the extent to which the savings bank or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such savings bank's capital stock and surplus, and contains an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus. The term "covered transaction" includes the making of loans or other extensions of credit to an affiliate; the purchase of assets from an affiliate, the purchase of, or an investment in, the securities of an affiliate; the acceptance of securities of an affiliate as collateral for a loan or extension of credit to any person; or issuance of a guarantee, acceptance, or letter of credit on behalf of an affiliate. Section 23A also establishes specific collateral requirements for loans or extensions of credit to, or guarantees, acceptances on letters of credit issued on behalf of an affiliate. Section 23B requires that covered transactions and a Statewide list of other specified transactions be on terms substantially the same, or no less favorable, to the savings bank or its subsidiary as similar transactions with nonaffiliates.

     Further, Section 22(h) of the Federal Reserve Act restricts a savings bank with respect to loans to directors, executive officers, and principal stockholders. Under Section 22(h), loans to any director, executive officer and stockholder who controls, directly or indirectly, 10% or more of voting securities of a savings bank, and certain related interests of any of the foregoing, may not exceed, together with all other outstanding loans to such persons and affiliated entities, the savings bank's total unimpaired capital and unimpaired surplus. Section 22(h) also prohibits loans above amounts prescribed by the appropriate federal banking agency to directors, executive officers, and stockholders who control 10% or more of voting securities of a stock savings bank, and their respective related interests, unless such loan is approved in advance by a majority of the board of directors of the savings bank. Any director who has an interest in the outcome of whether the loan is granted may not participate in the voting. The loan amount, which includes all other outstanding loans to such person, as to which such prior board of director approval is required, is the greater of $25,000 or 5% of capital and surplus or any loans over $500,000. Further, pursuant to Section 22(h), loans to directors, executive officers and principal stockholders must be made on terms, including interest rates and collateral, substantially the same as offered in comparable transactions to other persons, must involve no more than the normal risk of repayment or present other unfavorable features, and must be made using credit underwriting procedures that are not less stringent than those applicable in comparable transactions with other persons, except for extensions of credit made pursuant to a benefit or compensation program that is widely available to the institution's employees and does not give preference to insiders over other employees. Section 22(g) of the Federal Reserve Act places additional limitations on loans to executive officers.

THE FDIC'S ENFORCEMENT AUTHORITY

     The FDIC has extensive enforcement authority over insured savings banks, including Independence Community Bank. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist orders and to remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations and to unsafe or unsound practices. The FDIC also has authority under federal law to appoint a conservator or receiver for an insured savings bank under certain circumstances.

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




INSURANCE OF DEPOSIT ACCOUNTS

     An institution's assessment rate depends on the capital category and supervisory category to which it is assigned by the FDIC. Deposits of Independence Community Bank are presently insured by the Bank Insurance Fund and the Savings Association Insurance Fund. Independence Community Bank has Savings Association Insurance Fund insured deposits as a result of acquisitions of thrift institutions as well as branch purchases. Assessment rates for Bank Insurance Fund deposits, exclusive of assessments for Financing Corporation bonds described below, currently range from 0 basis points to 27 basis points. The FDIC is authorized to raise the assessment rates in certain circumstances, including to maintain or achieve the designated reserve ratio of 1.25%, which requirement the Bank Insurance Fund currently meets. The FDIC has exercised its authority to raise rates in the past and may raise insurance premiums in the future. If such action is taken by the FDIC, it could have an adverse effect on the earnings of Independence Community Bank. In addition, recent legislation requires Bank Insurance Fund insured institutions like Independence Community Bank to assist in the payment of Financing Corporation bonds.

     Insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. The management of Independence Community Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

PAYMENT OF FINANCING CORPORATION BONDS

     Bank Insurance Fund and Savings Association Insurance Fund deposits are also assessed for payments on bonds issued by the Financing Corporation, which were issued in the late 1980s to recapitalize the predecessor Savings Association Insurance Fund. For the fourth quarter of 1998, the Financing Corporation assessment rates, on an annual basis, are 1.22 basis points for Bank Insurance Fund assessable deposits and 6.10 basis points for Savings Association Insurance Fund assessable deposits. Full pro rata sharing of the Financing Corporation payments by Bank Insurance Fund members will occur on the earlier of January 1, 2000 or the date the Bank Insurance Fund and Savings Association Insurance Fund are merged.

FEDERAL RESERVE SYSTEM

     The Federal Reserve System regulations require depository institutions to maintain non-interest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve System regulations generally require that reserves be maintained against aggregate transaction accounts as follows: for that portion of transaction accounts aggregating $47.8 million or less (subject to adjustment by the Federal Reserve System) the reserve requirement is 3%; and for accounts greater than $47.8 million, the reserve requirement is $1.4 million plus 10% (subject to adjustment by the Federal Reserve System between 8% and 14%) against that portion of total transaction accounts in excess of $47.8 million. The first $4.7 million of otherwise reservable balances (subject to adjustments by the Federal Reserve System) are exempted from the reserve requirements. Independence Community Bank is in compliance with the foregoing requirements. Because required reserves must be maintained in the form of either vault cash, a non-interest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve System, the effect of this reserve requirement is to reduce Independence Community Bank's interest-earning assets.

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



COMMUNITY REINVESTMENT ACT

     NEW YORK STATE REGULATION. Independence Community Bank is also subject to provisions of the New York Banking Law that impose continuing and affirmative obligations upon banking institutions organized in New York State to serve the credit needs of its local community, which are substantially similar to those imposed by the Community Reinvestment Act. Under the New York Community Reinvestment Act, a bank must file copies of all federal Community Reinvestment Act reports with the New York Banking Board and the Superintendent. The New York Community Reinvestment Act also requires the Superintendent to consider a bank's New York Community Reinvestment Act rating when reviewing a bank's application to engage in certain transactions, including mergers, asset purchases and the establishment of branch offices or automated teller machines, and provides that such assessment may serve as a basis for the denial of any such application. The New York regulations require a biennial assessment of a bank's compliance with the New York Community Reinvestment Act, utilizing a four-tiered rating system, and require the New York Banking Board and the Superintendent to make available to the public such rating and a written summary of the results.

     FEDERAL REGULATION. Under the Community Reinvestment Act, as implemented by FDIC regulations, a savings bank has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the Community Reinvestment Act. The Community Reinvestment Act requires the FDIC to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution. The FDIC utilizes a four-tier descriptive rating system in its Community Reinvestment Act evaluations. Public disclosure is made of such evaluations.

HOLDING COMPANY REGULATION

     FEDERAL REGULATION. As a unitary savings and loan holding company, Independence generally is not restricted under existing laws as to the types of business activities in which it may engage. Upon any non-supervisory acquisition by Independence of another savings association to be held as a separate subsidiary, Independence would become a multiple savings and loan holding company and would be subject to extensive limitations on the types of business activities in which it could engage. The Home Owners' Loan Act limits the activities of a multiple savings and loan holding company and its non-insured institution subsidiaries primarily to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act of 1956, as amended, subject to the prior approval of the OTS, and to other activities authorized by OTS regulations. Multiple savings and loan holding companies are prohibited from acquiring or retaining, with certain exceptions, more than 5% of the voting shares of a non-subsidiary holding company or other company engaged in activities other than those permitted by the Home Owners' Loan Act.

     Recently enacted legislation provides that the Bank Insurance Fund and the Savings Association Insurance Fund would have merged on January 1, 1999 if there were no more savings associations as of that date. Several bills were introduced in Congress that would have eliminated the federal thrift charter and the OTS, but no such legislation was enacted in 1998. Independence is unable to predict whether legislation on this matter will be enacted or, given such uncertainty, determine the extent to which the legislation, if enacted, would affect its business.

     The Home Owners' Loan Act prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of the voting stock of another savings association or holding company thereof, or from acquiring such an institution or company by merger, consolidation or purchase of its assets, without prior written approval of the OTS. In evaluating applications by holding companies to acquire savings institutions, the OTS must consider the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors.

     The OTS is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, except (1) interstate supervisory acquisitions by savings and loan holding companies, and (2) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

     In order to elect and continue to be regulated as a savings and loan holding company by the OTS, Independence Community Bank must continue to qualify as a Qualified Thrift Lender ("QTL"). In order to qualify as a QTL, Independence Community Bank must maintain compliance with a Qualified Thrift Lender Test ("QTL test"). Under the QTL test, a savings institution is required to maintain at least 65% of its "portfolio assets" in certain "qualified thrift investments" in at least 9 months out of each 12 month period. "Portfolio assets" are total assets less (1) specified liquid assets up to 20% of total assets; (2) intangibles, including goodwill; and (3) the value of property used to conduct business. "Qualified thrift investments" are primarily residential mortgages and related investments. A holding company of a savings institution that fails the QTL test must either convert to a bank holding company and thereby become subject to the regulation and supervision of the Federal Reserve System or operate under certain restrictions. As of December 31, 1998, Independence Community Bank maintained in excess of 65% of its portfolio assets in qualified thrift investments. Independence Community Bank also met the QTL test in each of the prior 12 months and, therefore, met the QTL test. Recent legislative amendments have widened the scope of "qualified thrift investments" that go toward meeting the QTL test to fully include credit card loans, student loans and small business loans. A savings association may also satisfy the QTL test by qualifying as a "domestic building and loan association" as defined in the Internal Revenue Code.

     NEW YORK STATE HOLDING COMPANY REGULATION. In addition to the federal holding company regulations, a bank holding company organized or doing business in New York State may be also subject to regulation under the New York Banking Law. The term "bank holding company," for the purposes of the New York Banking Law, is defined generally to include any person, company or trust that directly or indirectly either controls the election of a majority of the directors or owns, controls or holds with power to vote more than 10% of the voting stock of a bank holding company or, if the company is a banking institution, another banking institution, or 10% or more of the voting stock of each of two or more banking institutions, including commercial banks and state savings banks and savings and loan associations organized in stock form. In general, a holding company controlling, directly or indirectly, only one banking institution will not be deemed to be a bank holding company for the purposes of the New York Banking Law. Under New York Banking Law, the prior approval of the New York Banking Board and the Superintendent is required before:

          (1) any action is taken that causes any company to become a bank holding company;

          (2) any action is taken that causes any banking institution to merge or consolidate with a subsidiary of a bank holding company;

          (3) any bank holding company acquires ownership or control of more than 5% of the voting stock of a banking institution;

          (4) any bank holding company or subsidiary acquires all or substantially all of the assets of a banking institution; or

          (5) any action is taken that causes any bank holding company to merge or consolidate with another bank holding company. Additionally, certain restrictions apply to New York bank holding companies regarding the acquisition of banking institutions which have been chartered five years or less and are located in smaller communities. Officers, directors and employees of New York

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



               bank holding companies are subject to limitations regarding their affiliation with securities underwriting or brokerage firms and other bank holding companies and limitations regarding loans obtained from its subsidiaries.

INTERSTATE BANKING AND BRANCHING

     Independence, as a savings and loan holding company, is limited under the Home Owners' Loan Act with respect to its acquisition of a savings association located in a state other than New York. In general, a savings and loan holding company may not acquire an additional savings association subsidiary that is located in a state other than the home state of its first savings association subsidiary unless such an interstate acquisition is permitted by the statutes of such other state. Many states permit such interstate acquisitions if the statutes of the home state of the acquiring savings and loan holding company satisfy various reciprocity conditions. New York is one of a number of states that permit out-of-state bank and savings and loan holding companies to acquire New York savings banks and savings associations. New Jersey has similar statutory provisions.

     In contrast, bank holding companies are generally authorized to acquire banking subsidiaries in more than one state irrespective of any state law restrictions on such acquisitions. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, which was enacted in September 1994, permits approval under the Bank Holding Company Act of the acquisition of a bank located outside of the holding company's home state regardless of whether the acquisition is permitted under the law of the state of the acquired bank. The Federal Reserve System may not approve an acquisition under the Bank Holding Company Act that would result in the acquiring holding company controlling more than 10% of the deposits in the United States or more than 30% of the deposits in any particular state.

     In the past, branching across state lines was not generally available to a state bank such as Independence Community Bank. Out-of-state branches of savings banks are authorized under the New York Banking Law, but similar authority does not exist generally under the laws of most other states. The Interstate Banking Act permitted, beginning June 1, 1997, the responsible federal banking agencies to approve merger transactions between banks located in different states, regardless of whether the merger would be prohibited under the law of the two states. The Interstate Banking Act also permitted a state to "opt in" to the provisions of the Interstate Banking Act prior to June 1, 1997, and permitted a state to "opt out" of the provisions of the Interstate Banking Act by adopting appropriate legislation, beginning June 1, 1997, before that date. Accordingly, the Interstate Banking Act permits a bank, such as Independence Community Bank, to acquire branches in a state other than New York unless the other state has opted out of the Interstate Banking Act. The Interstate Banking Act also authorizes de novo branching into another state if the host state enacts a law expressly permitting out-of-state banks to establish such branches within its borders.

     The Interstate Banking Act may facilitate the further consolidation of the banking industry. The effect of the Interstate Banking Act on Independence Community Bank, if any, is likely to occur as banking institutions, state legislators, and bank regulators respond to the new federal regulatory structure. The states will have to establish appropriate corporate law, tax and regulatory structures to adjust to the growth of new interstate banks.

            COMPARISON OF THE RIGHTS OF STOCKHOLDERS OF INDEPENDENCE
                                  AND STATEWIDE

     Independence is a business corporation incorporated in Delaware under the Delaware General Corporation Law, and Statewide is a business corporation incorporated in New Jersey under the New Jersey Business Corporation Act. The rights of Statewide stockholders are currently governed by New Jersey corporate law. Upon the completion of the merger, each Statewide stockholder who is allocated shares of Independence common stock will become a stockholder of Independence. The following is a comparison of certain provisions of Delaware corporate law and New Jersey corporate law and the respective certificates of incorporation and bylaws of each of

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



Independence and Statewide. This summary does not purport to be complete and is qualified in its entirety by reference to Delaware and New Jersey law, which statutes may change from time to time, and the respective certificates of incorporation and bylaws of Independence and Statewide, which also may be changed.

SPECIAL MEETING OF STOCKHOLDERS

     Under Independence's bylaws, special meetings of stockholders may be called only by the board of directors pursuant to a resolution approved by the affirmative vote of at least three-fourths of the directors then in office, except as otherwise required by law and subject to the rights of the holders of any class or series of preferred stock.

     Statewide's bylaws also provide that special meetings of stockholders may only be called by the board of directors and require a majority vote of the board.

VOTING REQUIREMENTS

     Under Delaware law, unless otherwise specified in the certificate of incorporation of a Delaware corporation, the amendment to the certificate of incorporation, the sale or other disposition of all or substantially all of the assets of a corporation, or the merger or consolidation of a stock corporation with another stock corporation requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon (with respect to the amendment of the certificate of incorporation, the affirmative vote of a majority of the outstanding shares of stock of each class entitled to vote thereon is also required).

     Under Independence's certificate of incorporation, the affirmative vote of the holders of at least 80% of the outstanding voting stock entitled to vote in the election of directors is required for certain business combinations, certain liquidations or dissolutions, and certain reclassifications of securities. If, however, any such action is recommended by at least two-thirds of Independence's board, then approval of the action will require only such affirmative vote as is required by Delaware law.

     Under New Jersey law, unless a greater vote is specified in the certificate of incorporation, any amendment to a New Jersey corporation's certificate of incorporation, the voluntary dissolution of the corporation, the sale or other disposition of all or substantially all of a corporation's assets otherwise than in the ordinary course of business or the merger or consolidation of the corporation with another corporation, requires the affirmative vote of a majority of the votes cast by stockholders of the corporation entitled to vote thereon. Statewide's certificate of incorporation provides a super-majority voting requirement substantially similar to Independence's.

     The New Jersey Stockholders Protection Act limits certain transactions involving an "interested stockholder" and a "resident domestic corporation." An "interested stockholder" is one that is directly or indirectly, a beneficial owner of 10% or more of the voting power of the outstanding voting stock of a resident domestic corporation. The New Jersey Stockholders Protection Act prohibits certain business combinations between an interested stockholder and a resident domestic corporation for a period of five years after the date the interested stockholder acquired its stock, unless the business combination was approved by the resident domestic corporation's board of directors prior to the interested stockholder's stock acquisition date. After the five-year period expires, the prohibition on certain business combinations continues unless the combination is approved by the affirmative vote of two-thirds of the voting stock not beneficially owned by the interested stockholder, the combination is approved by the board of directors prior to the interested stockholder's stock acquisition date or certain fair price provisions are satisfied.

CUMULATIVE VOTING

     Under Delaware law, stockholders of a Delaware corporation do not have cumulative voting rights in the election of directors unless the certificate of incorporation so provides. Independence's certificate of incorporation does not provide for cumulative voting.

     Under New Jersey law, stockholders of a New Jersey corporation do not have cumulative voting rights in the election of directors unless the certificate of incorporation so provides. Statewide's certificate of incorporation does not allow for cumulative voting.

RIGHTS OF DISSENTING STOCKHOLDERS

     Stockholders of a Delaware corporation who dissent from a merger or consolidation of the corporation may be entitled to appraisal rights. There are no statutory rights of appraisal with respect to stockholders of a corporation whose shares are either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (ii) held of record by more than 2,000 stockholders, where such stockholders receive only shares of stock or depository receipts of the corporation surviving or resulting from the merger or consolidation or shares of stock or depository receipts of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders (or cash in lieu of fractional share interests therein). The exceptions from the Delaware statutory right of appraisal apply to Independence since its common stock is presently listed on the Nasdaq Stock Market and are held of record by more than 2,000 stockholders.

     Stockholders of a New Jersey corporation who dissent from a merger, consolidation, sale of all or substantially all of the corporation's assets or certain other corporate transactions are generally entitled to appraisal rights. No statutory right of appraisal exists, however, where the stock of the New Jersey corporation is (i) listed on a national securities exchange, (ii) is held of record by not less than 1,000 holders, or (iii) where the consideration to be received pursuant to the merger, consolidation or sale consists of cash or securities or other obligations which, after the transaction, will be listed on a national securities exchange or held of record by not less than 1,000 holders. Statewide stockholders do not qualify for statutory dissenters' appraisal rights in connection with the merger since Independence's common stock is held of record by more than 1,000 stockholders.

STOCKHOLDER CONSENT TO CORPORATE ACTION

     Independence's certificate of incorporation provides that stockholders' action cannot be effected by written consent.

     Except as otherwise provided by the certificate of incorporation, New Jersey law permits any action required or permitted to be taken at any meeting of a corporation's stockholders, other than the annual election of directors, to be taken without a meeting upon the written consent of stockholders who would have been entitled to cast the minimum number of votes necessary to authorize such action at a meeting of stockholders at which all stockholders entitled to vote were present and voting. The annual election of directors, if not conducted at a stockholders' meeting, may only be effected by unanimous written consent. Under New Jersey law, a stockholder vote on a plan of merger or consolidation, if not conducted at a stockholders' meeting, may only be effected by either: (i) unanimous written consent of all stockholders entitled to vote on the issue with advance notice to any other stockholders, or (ii) written consent of stockholders who would have been entitled to cast the minimum number of votes necessary to authorize such action at a meeting, together with advance notice to all other stockholders. Statewide's Certificate of Incorporation does not limit these statutory rights.

DIVIDENDS

     Delaware law generally limits dividends by Independence to an amount equal to the excess of the net assets of Independence (the amount by which total assets exceed total liabilities) over its statutory capital, or if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year. Because Independence does not conduct any material activities at the holding company level, its ability to pay dividends depends in part on capital distributions from its subsidiaries. For a discussion of the regulatory restrictions on dividend payments by Independence Community Bank, see "Regulation and Supervision - New York State Law" on page ___.

     Unless other restrictions are contained in the certificate of incorporation, New Jersey law generally provides that a New Jersey corporation may declare and pay dividends on its outstanding stock so long as the corporation is not insolvent and would not become insolvent as a consequence of the dividend payment. Because funds for the payment of dividends by Statewide must come primarily from the earnings of Statewide Savings Bank, as a practical matter, any restrictions on the ability of Statewide Savings Bank to pay dividends limits the amount of funds available for the payment of dividends by Statewide.

CLASSIFIED BOARD OF DIRECTORS

     Delaware law permits a Delaware corporation to provide for a classified board in its certificate of incorporation or bylaws. Independence's certificate of incorporation provides for the board of directors to be divided into three classes, each of which contains approximately one-third of the whole number of members of the board. Each class serves a staggered term, with approximately one-third of the total number of directors being elected each year.

     New Jersey law permits a New Jersey corporation to provide for a classified board in its certificate of incorporation. Statewide's certificate of incorporation provides for three classes of directors, with each class to serve a three-year term.

REMOVAL OF DIRECTORS; NUMBER OF DIRECTORS

     Under Independence's certificate of incorporation, directors may be removed from office only with cause by an affirmative vote of not less than 80% of the outstanding voting stock entitled to vote in the election of directors at a meeting called expressly for such purpose. Independence's bylaws provide that the board of directors may change the number of directors by a vote of a majority of the board of directors.

     New Jersey law allows removal of directors for cause or, unless otherwise provided in the certificate of incorporation, without cause by the affirmative vote of the majority of the votes cast by the holders of shares entitled to vote for the election of directors. Statewide's certificate of incorporation has provisions substantially similar to those of Independence.

LIMITATIONS OF LIABILITY OF DIRECTORS AND OFFICERS

     Under Delaware Law, a Delaware corporation may include in its certificate of incorporation a provision which would, subject to the limitations described below, eliminate or limit directors' or officers' liability to the corporation or its stockholders, for monetary damage for breaches of their fiduciary duty of care. A director cannot be relieved from liability or otherwise indemnified (i) for breach of the director's duty of loyalty, (ii) for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law,
(iii) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds, or (iv) for any transaction from which the director derives an improper personal benefit. Independence's certificate of incorporation contains provisions which limit a director's or officer's liability to the full extent permitted by Delaware law.

     Under New Jersey law, a New Jersey corporation may include in its certificate of incorporation a provision which would, subject to the limitations described below, eliminate or limit directors' or officers' liability to the corporation or bank, as the case may be, or to its stockholders, for monetary damage for breaches of their fiduciary duty of care. A director or officer cannot be relieved from liability or otherwise indemnified for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the entity or its stockholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit. Statewide's certificate of incorporation contains provisions which limit a director's or officer's liability to the full extent permitted by New Jersey law.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Delaware law, a Delaware corporation may indemnify fully its directors, officers, employees, and agents acting in good faith and in a manner that he reasonably believed was in, or not opposed to, the best interests of the corporation. A Delaware corporation also may indemnify fully such individuals with respect to criminal actions or proceedings, provided that such individual had no reasonable cause to believe his conduct was unlawful. Independence's certificate of incorporation provides that Independence will indemnify its directors, officers, employees, and agents to the fullest extent authorized by Delaware Law against all expense, liability and loss reasonably incurred or suffered by him; provided, however, that Independence will not be liable for any amount which may be due to a person in connection with a proceeding or action effected without Independence's prior written consent. Independence's certificate of incorporation further permits it to maintain insurance on behalf of any director, officer, employee, or agent of Independence.

     New Jersey law provides that a corporation has the power to indemnify a director, officer, employee or agent against his expenses and liabilities in connection with any proceeding involving such person by reason of his being or having been a director, officer, employee or agent of the corporation, other than a proceeding by or in the right of the corporation, if: (i) such person was acting in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; and (ii) with respect to any criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful. A corporation has the power to indemnify such person against his expenses in connection with any proceeding to procure a judgment in its favor which involves the director, officer, employee or agent because he was or is a director, officer, employee or agent, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Statewide's certificate of incorporation provides that it will indemnify its current and former officers, directors and agents against expenses incurred in connection with any pending or threatened action to the full extent permitted by New Jersey law.

CONSIDERATION OF ACQUISITION PROPOSALS

     Independence's certificate of incorporation provides that, when evaluating any offer by another person to acquire Independence, the board of directors may consider all relevant factors, including, without limitation, the social and economic effect of acceptance of such offer:

          o on the present and future customers and employees of Independence and Independence Community Bank;

          o on the communities in which Independence and Independence Community Bank operate or are located;

          o on the ability of Independence to fulfill its corporate objective as a bank holding company under applicable laws and regulations; and

          o on the ability of Independence Community Bank to fulfill the objectives of a stock form savings bank under applicable statutes and regulations.

     New Jersey law and Statewide's certificate of incorporation provide that in determining whether a proposal or offer to acquire the corporation is in the best interest of the corporation, the board may, in addition to considering the effects of any action on stockholders, consider any of the following:

          o the effects of the proposed action on the corporation's employees, suppliers, creditors and customers;

          o the effects on the community in which the corporation operates, and

          o the long-term as well as short-term interests of the corporation and its stockholders, including the possibility that those interests may be served best by the continued independence of the corporation.

     The statute further provides that if, based on those factors, the board of directors determines that any such offer is not in the best interest of the corporation, it may reject the offer. These provisions may make it more difficult for a stockholder to challenge the board's rejection of, and may facilitate the board's rejection of, an offer to acquire Statewide.

BYLAWS

     Under Delaware law, the stockholders of a Delaware corporation have the power to adopt, amend or repeal the corporation's bylaws, unless such powers are reserved in the certificate of incorporation to the board of directors. Independence's bylaws may be adopted, altered, amended or repealed by its board of directors or the stockholders. The affirmative vote of a majority of the directors then in office or the affirmative vote of at least a majority of the outstanding voting stock entitled to vote in the election of directors, as well as such additional vote of any preferred stock as may be provided for, is required to take such action. Further, the affirmative vote of 80% of the outstanding voting stock entitled to vote in the election of directors, voting together in a single class, as well as such additional vote of any preferred stock as may be provided for, is required to amend, alter, change or repeal any provision of, or adopt any provision inconsistent with, Sections 2.4, 2.14, 4.1-4.5 and 4.15 and Article VI of Independence's bylaws.

     Under New Jersey law, the board of directors of a New Jersey corporation has the power to adopt, amend or repeal a corporation's bylaws, unless such powers are reserved in the certificate of incorporation to the stockholders. Statewide's bylaws contain super-majority voting provisions substantially similar to those of Independence.

PREEMPTIVE RIGHTS

     Neither Independence's nor Statewide's certificate of incorporation provides for preemptive rights for its stockholders.

                  DESCRIPTION OF CAPITAL STOCK OF INDEPENDENCE

GENERAL

     Independence is authorized to issue 125,000,000 shares of common stock having a par value of $0.01 per share, and 25,000,000 shares of preferred stock having a par value of $0.01 per share. Each share of Independence common stock has the same relative rights as, and is identical in all aspects with, each other share of Independence common stock. Presented below is a description of all aspects of Independence's capital stock which are deemed material to an investment decision with respect to the conversion.

COMMON STOCK

     DISTRIBUTIONS. Independence can pay dividends if, as and when declared by its board, subject to compliance with limitations which are imposed by law. The holders of Independence common stock are entitled to receive and share equally in such dividends as may be declared by the board out of funds legally available therefor. If Independence issues preferred stock, the holders of the preferred stock may have a priority over the holders of Independence common stock with respect to dividends.

     VOTING RIGHTS. The holders of Independence common stock possess exclusive voting rights in Independence. They elect Independence's board and act on such other matters as are required to be presented to them under Delaware law or Independence's certificate of incorporation or as are otherwise presented to them by the board of directors. Each holder of Independence common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. Under certain circumstances, shares in excess of 10% of the issued and outstanding shares of Independence common stock may be considered "excess shares" and not be entitled to vote. If Independence issues preferred stock, holders of the preferred stock may also possess voting rights.

     LIQUIDATION. In the event of any liquidation, dissolution or winding up of Independence Community Bank, Independence, as holder of Independence Community Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Independence Community Bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to certain depositors of Independence Community Bank, all assets of Independence Community Bank available for distribution. In the event of liquidation, dissolution or winding up of Independence, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Independence available for distribution. If preferred stock is issued, the holders of the preferred stock may have a priority over the holders of the common stock in the event of liquidation or dissolution.

     PREEMPTIVE RIGHTS. Holders of Independence common stock do not have preemptive rights with respect to any shares which may be issued. Independence common stock is not subject to redemption.

PREFERRED STOCK

     None of the shares of Independence's authorized preferred stock has been issued. Such stock may be issued with such preferences and designations as the board of directors may from time to time determine. The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of Independence common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

                                  LEGAL MATTERS

     The validity of the shares of Independence common stock which will be issued in the merger will be passed upon for Independence by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C. In addition, Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., will pass upon the tax-free nature of the merger for Independence and Jamieson, Moore, Peskin & Spicer P.C., will pass on the tax-free nature of the merger for Statewide.

                                     EXPERTS

     The consolidated financial statements of Independence and subsidiaries as of March 31, 1999 and 1998, and for each of the years in the three-year period ended March 31, 1999, incorporated by reference in the 1999 Independence Form 10-K and incorporated by reference herein and in the registration statement of which this document is a part, have been so incorporated by reference in reliance upon the report of Ernst & Young LLP, independent public accountants, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Statewide and subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998 included in the 1998 Statewide Form 10-K and incorporated by reference herein and in the registration statement of which this document is a part, have been so incorporated by reference in reliance upon the report of KPMG LLP, independent certified public accountants, included in the 1998 Statewide Form 10-K and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                                                      APPENDIX A



                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                        INDEPENDENCE COMMUNITY BANK CORP.

                                       AND

                            STATEWIDE FINANCIAL CORP.

                           DATED AS OF APRIL 12, 1999

                                TABLE OF CONTENTS

                                    ARTICLE I
                                   THE MERGER

                                                                            PAGE
                                                                            ----
1.1    The Merger..........................................................   1
1.2    Effective Time......................................................   2
1.3    Effects of the Merger...............................................   2
1.4    Conversion of Company Common Stock..................................   2
1.5    Election Procedures.................................................   4
1.6    Stock Options.......................................................   6
1.7    ICBC Common Stock...................................................   8
1.8    Tax Opinion Adjustment..............................................   8
1.9    Certificate of Incorporation........................................   8
1.10   Bylaws..............................................................   8
1.11   Directors and Officers..............................................   8
1.12   Tax Consequences....................................................   8
1.13   Bank Merger.........................................................   9
1.14   Modification of Structure...........................................   9

                                 ARTICLE II
                             EXCHANGE OF SHARES

2.1    ICBC to Make Shares Available.......................................   9
2.2    Exchange of Shares..................................................   9

                                 ARTICLE III
                     DISCLOSURE SCHEDULES; STANDARDS FOR
                       REPRESENTATIONS AND WARRANTIES

3.1    Disclosure Schedules................................................  11
3.2    Standards...........................................................  12

                                 ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

4.1    Corporate Organization..............................................  12
4.2    Capitalization......................................................  13
4.3    Authority; No Violation.............................................  14
4.4    Consents and Approvals..............................................  16
4.5    Reports.............................................................  16

4.6    Financial Statements................................................  16
4.7    Broker's Fees.......................................................  17
4.8    Absence of Certain Changes or Events................................  17
4.9    Legal Proceedings...................................................  18
4.10   Taxes...............................................................  18
4.11   Employees...........................................................  19
4.12   SEC Reports.........................................................  20
4.13   Company Information.................................................  20
4.14   Compliance with Applicable Law......................................  20
4.15   Certain Contracts...................................................  20
4.16   Agreements with Regulatory Agencies.................................  21
4.17   Environmental Matters...............................................  22
4.18   Opinion.............................................................  23
4.19   Approvals...........................................................  23
4.20   Loan Portfolio......................................................  23
4.21   Property............................................................  24
4.22   Reorganization......................................................  25
4.23   Antitakeover Provisions Inapplicable................................  25
4.24   Insurance...........................................................  25
4.25   Investment Securities; Borrowings; Deposits.........................  25
4.26   Indemnification.....................................................  26
4.27   Year 2000 Matters...................................................  26
4.28   Undisclosed Liabilities.............................................  26
4.29   Liquidation Account.................................................  26

                                  ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF ICBC

5.1    Corporate Organization..............................................  27
5.2    Capitalization......................................................  27
5.3    Authority; No Violation.............................................  28
5.4    Consents and Approvals..............................................  29
5.5    Reports.............................................................  30
5.6    Financial Statements................................................  30
5.7    Broker's Fees.......................................................  31
5.8    Absence of Certain Changes or Events................................  31
5.9    Legal Proceedings...................................................  31
5.10   Taxes...............................................................  31
5.11   Employees...........................................................  32
5.12   SEC Reports.........................................................  33
5.13   ICBC Information....................................................  33
5.14   Compliance with Applicable Law......................................  33
5.15   Ownership of Company Common Stock...................................  33

5.16   Agreements with Regulatory Agencies.................................  34
5.17   Opinion.............................................................  34
5.18   Environmental Matters...............................................  34
5.19   Loan Portfolio......................................................  35
5.20   Insurance...........................................................  35
5.21   Year 2000 Matters...................................................  35
5.22   Approvals...........................................................  36
5.23   Reorganization......................................................  36

                                 ARTICLE VI
                  COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1    Covenants of the Company............................................  36
6.2    Covenants of ICBC...................................................  41

                                 ARTICLE VII
                            ADDITIONAL AGREEMENTS

7.1    Regulatory Matters..................................................  42
7.2    Access to Information...............................................  43
7.3    Stockholder Meeting.................................................  43
7.4    Legal Conditions to Merger..........................................  43
7.5    Affiliates..........................................................  44
7.6    Stock Exchange Listing..............................................  44
7.7    Employee Benefit Plans; Existing Agreements.........................  44
7.8    Indemnification.....................................................  48
7.9    Additional Agreements...............................................  49
7.10   Coordination of Dividends...........................................  49
7.11   Notification of Certain Matters.....................................  49
7.12   Certain Matters, Certain Revaluations, Changes and Adjustments .....  50
7.13   Appointments........................................................  50
7.14   Advisory Board......................................................  50

                                ARTICLE VIII
                            CONDITIONS PRECEDENT

8.1    Conditions to Each Party's Obligation To Effect the Merger .........  51
8.2    Conditions to Obligations of ICBC...................................  52
8.3    Conditions to Obligations of the Company............................  53

                                 ARTICLE IX
                          TERMINATION AND AMENDMENT

9.1    Termination.........................................................  55
9.2    Effect of Termination...............................................  56
9.3    Amendment...........................................................  56
9.4    Extension; Waiver...................................................  56

                                  ARTICLE X
                             GENERAL PROVISIONS

10.1   Closing.............................................................  57
10.2   Nonsurvival of Representations, Warranties and Agreements ..........  57
10.3   Expenses............................................................  57
10.4   Notices.............................................................  57
10.5   Interpretation......................................................  58
10.6   Counterparts........................................................  58
10.7   Entire Agreement....................................................  58
10.8   Governing Law.......................................................  59
10.9   Severability........................................................  59
10.10  Publicity ..........................................................  59
10.11  Assignment; No Third Party Beneficiaries ...........................  59

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of April 12, 1999, between Independence Community Bank Corp., a Delaware corporation ("ICBC"), and Statewide Financial Corp., a New Jersey corporation (the "Company"). ICBC and the Company are sometimes collectively referred to herein as the "Constituent Corporations".

         WHEREAS, the Boards of Directors of ICBC and the Company have determined that it is in the best interests of their respective companies and their stockholders to consummate the business combination transaction provided for herein in which the Company will, subject to the terms and conditions set forth herein, merge (the "Merger") with and into ICBC and immediately thereafter, Statewide Savings Bank, S.L.A., the wholly owned subsidiary of the Company, will be merged with and into Independence Community Bank, the wholly owned subsidiary of ICBC (the "Bank Merger"); and

         WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to ICBC's willingness to enter into this Agreement, ICBC and the Company have entered into a Stock Option Agreement (the "Stock Option Agreement") pursuant to which the Company has granted to ICBC an option to purchase shares of the Company's common stock, no par value per share (the "Company Common Stock"), upon the terms and conditions therein contained; and

         WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

         1.1 THE MERGER. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL") and the New Jersey Business Corporation Act (the "NJBCA"), at the Effective Time (as defined in Section 1.2 hereof), the Company shall merge with and into ICBC. ICBC shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. The name of the Surviving Corporation shall continue to be Independence Community Bank Corp. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

         1.2 EFFECTIVE TIME. The Merger shall become effective as set forth in the certificate of merger (the "Certificate of Merger") which shall be filed with the Secretaries of State of the States of Delaware and New Jersey (the "Secretaries") on the Closing Date (as defined in Section 10.1 hereof). The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

         1.3 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger shall have the effects set forth in Sections 259 and 261 of the DGCL and Sections 14A:10-6 and 14A:10-7 of the NJBCA.

         1.4 CONVERSION OF COMPANY COMMON STOCK. (a) At the Effective Time, subject to Section 2.2(e) hereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock held in the Company's treasury, (ii) unallocated shares of Company Common Stock held in the Statewide Financial Corp. Recognition and Retention Plan for Executive Officers and Employees and the Statewide Financial Corp. Recognition and Retention Plan for Outside Directors (the "Statewide Recognition Plans"), and (iii) shares of Company Common Stock held directly or indirectly by ICBC or the Company or any of their respective Subsidiaries (as defined below)) except for DPC Shares, as such term is defined in Section 1.4(b) hereof, shall by virtue of this Agreement and without any action on the part of the Company, ICBC or the holder thereof, cease to be outstanding and shall be converted into and become the right to receive, at the election of the holder thereof as provided in Section 1.5, either:

               (i) a number of shares of common stock, par value $0.01 per share, of ICBC ("ICBC Common Stock") equal to the Final Exchange Ratio, or

               (ii) cash in an amount equal to the Per Share Consideration.

         (b) At the Effective Time, (i) all shares of Company Common Stock that are owned by the Company as treasury stock, (ii) all unallocated shares of Company Common Stock held in the Statewide Recognition Plans, and (iii) all shares of Company Common Stock that are owned directly or indirectly by ICBC or the Company or any of their respective Subsidiaries (other than shares of Company Common Stock) held by ICBC or the Company or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Company Common Stock, and shares of ICBC Common Stock which are similarly held, being referred to herein as "DPC Shares"), shall be cancelled and shall cease to exist and no stock of ICBC or other consideration shall be delivered in exchange therefor. All shares of ICBC Common Stock that are owned by the Company or any of its Subsidiaries (other than DPC Shares) shall become treasury stock of ICBC.

         (c) On and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") shall cease to have any rights as stockholders of the Company, except the right to receive the consideration set forth in this Article I, as such consideration may be adjusted pursuant to the provisions of Section 9.1(g) hereof (the "Merger Consideration"), for each such share held by them.

         (d) If, between the date of this Agreement and the Effective Time, the shares of ICBC Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, appropriate adjustments shall be made to the Preliminary Stock Ratio, the Minimum Stock Ratio, the Maximum Stock Ratio and the Exchange Ratio (as such terms are defined herein).

         (e) For purposes of this Agreement, the following terms shall have the meanings indicated:

                  "Aggregate Cash Consideration" shall mean (w) 0.5 multiplied by (x) the Outstanding Shares Number multiplied by (y) $25.25.

                  "Aggregate Merger Consideration" shall mean the sum of (x) the Aggregate Cash Consideration and (y) the Aggregate Stock Consideration.

                  "Aggregate Stock Consideration" shall mean (w) 0.5 multiplied by (x) the Outstanding Shares Number multiplied by (y) the Average Closing Price multiplied by (z) the Exchange Ratio.

                  "Average Closing Price" shall mean the average of the closing sale prices per share for ICBC Common Stock as reported on the Nasdaq Stock Market/National Market System ("Nasdaq Stock Market") (as reported by The Wall Street Journal, or, if not reported thereby, another authoritative source), during the ten (10) consecutive trading-day period during which the shares of ICBC Common Stock are traded on the Nasdaq Stock Market ending on the tenth business day immediately prior to the anticipated Effective Time (the "Pricing Period").

                  "Exchange Ratio" shall 2.0612.

                  "Final Exchange Ratio" shall mean the quotient, rounded to the nearest ten-thousandth, obtained by dividing the Per Share Consideration bythe Average Closing Price.

                  "Outstanding Shares Number" shall mean shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, which shares shall not exceed 4,037,847 plus up to an additional 515,202 shares issued pursuant to the Company Option Plans (as defined in Section 1.6(a) hereof) after the date of this

                  Agreement, plus any shares of Company Common Stock issued pursuant to the Stock Option Agreement.

                  "Per Share Consideration" shall mean the quotient obtained by dividing the Aggregate Merger Consideration by the Outstanding Shares Number.

         1.5 ELECTION PROCEDURES. (a) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of such Certificates to a bank or trust company designated by ICBC and reasonably satisfactory to the Company (the "Exchange Agent")) in such form as the Company and ICBC shall mutually agree (the "Election Form"), shall be mailed at least 30 days prior to the anticipated Effective Time or on such earlier date as ICBC and the Company shall mutually agree (the "Mailing Date") to each holder of record of Company Common Stock as of five business days prior to the Mailing Date ("Election Form Record Date").

         Each Election Form shall permit a holder (or the beneficial owner through appropriate and customary documentation and instructions) of outstanding Company Common Stock to elect, subject to provisions of this Section 1.5, to receive, on a per share basis, with respect to such holder's Company Common Stock (i) cash (shares as to which such election is made, the "Cash Election Shares") or (ii) ICBC Common Stock (shares as to which such election is made, the "Stock Election Shares"). A holder of Company Common Stock may elect to receive a combination of ICBC Common Stock and cash with respect to his shares of Company Common Stock. Notwithstanding the foregoing, no holder of Company Common Stock may elect to receive ICBC Common Stock pursuant to the election procedures provided herein with respect to fewer than 100 shares of Company Common Stock. To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., New York City time, on the 20th day following the Mailing Date (or such other time and date as ICBC and the Company may mutually agree) (the "Election Deadline"); provided, however, that the Election Deadline may not occur on or after the Closing Date (as defined in Section 10.1 hereof).

         ICBC shall make available up to two separate Election Forms, or such additional Election Forms as ICBC may permit, to all persons who become holders (or beneficial owners) of Company Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline. The Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline.

         An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Company Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. If a stockholder either (i) does not submit a properly completed Election Form in a timely fashion, or (ii) revokes its Election Form prior to the Election Deadline, the shares of Company Common Stock held by such stockholder shall be designated "No Election Shares." Shares of Company Common Stock held by holders who acquired such shares subsequent to the Election Deadline will be designated "No Election Shares." ICBC shall cause the Certificates described in clause (ii) of the immediately preceding sentence to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither ICBC nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

         (b) The "Cash Election Amount" shall be equal to the Per Share Consideration multiplied by the total number of Cash Election Shares. Within seven business days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, ICBC shall cause the Exchange Agent to effect the allocation among the holders of Company Common Stock of rights to receive ICBC Common Stock or cash in the Merger in accordance with the Election Forms as follows:

                  (i) If the Aggregate Cash Consideration is greater than the Cash Election Amount, then:

                           (A) all Cash Election Shares shall be converted into
                  the right to receive an amount of cash equal to the Per Share Consideration,

                           (B) the Exchange Agent will select, on a pro rata
                  basis, first from among the holders of No Election Shares and then, if necessary, from among the holders of Stock Election Shares, a sufficient number of such shares ("Cash Designee Shares") such that the sum of Cash Designee Shares and Cash Election Shares multiplied by the Per Share Consideration equals as closely as practicable the Aggregate Cash Consideration (the Cash Designee Shares shall be converted into the right to receive an amount of cash equal to the Per Share Consideration), and

                           (C) any Stock Election Shares and any No Election
                  Shares, in each case, not so selected as Cash Designee Shares shall be converted into the right to receive ICBC Common Stock at the Final Exchange Ratio.

                  (ii) If the Aggregate Cash Consideration is less than the Cash Election Amount, then:

                           (A) all Stock Election Shares and all No Election
                  Shares shall be converted into the right to receive ICBC Common Stock at the Final Exchange Ratio,

                           (B) the Exchange Agent will select, on a pro rata
                  basis from among the holders of Cash Election Shares, a sufficient number of such shares ("Stock Designee Shares") such that the number of Stock Designee Shares multiplied by the Per Share Consideration equals as closely as practicable the difference between the Cash Election Amount and the Aggregate Cash Consideration (the Stock Designee Shares shall be converted into the right to receive ICBC Common Stock at the Final Exchange Ratio), and

                           (C) any Cash Election Shares not so selected as Stock
                  Designee Shares shall be converted into the right to receive an amount of cash equal to the Per Share Consideration.

         In the event that the Exchange Agent is required pursuant to Section 1.5(b)(i)(B) to designate from among all Stock Election Shares the Cash Designee Shares to receive cash, each holder of Stock Election Shares shall be allocated a pro rata portion of the remainder of the total Cash Designee Shares less the number of No Election Shares which are Cash Designee Shares. Such proration shall reflect the proportion that the number of Stock Election Shares of each holder of Stock Election Shares bears to the total number of Stock Election Shares. In the event the Exchange Agent is required pursuant to Section 1.5(b)(ii)(B) to designate from among all holders of Cash Election Shares the Stock Designee Shares to receive ICBC Common Stock, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Stock Designee Shares. Such proration shall reflect the proportion that the number of Cash Election Shares of each holder of Cash Election Shares bears to the total number of Cash Election Shares.

         1.6 STOCK OPTIONS. (a) At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock (each a "Company Option") pursuant to the Company's Stock Option Plans set forth in Section 4.2(a) of the Company Disclosure Schedule (as hereinafter defined) (the "Company Option Plans") which is outstanding and unexercised immediately prior thereto, whether or not then vested or exercisable, will, at the election of the individual holders of the Company Options be either:

                  (i) cancelled and all rights thereunder be extinguished ("Cancelled Option Holder"), in consideration for which the Company shall make payment immediately prior to the Effective Time an amount determined by multiplying (A) the number of shares of Company Common Stock underlying such Company Option by (B) an amount equal to the excess (if any) of (1) the Per Share Consideration, over (2) the exercise price per share of such Company Option; or

                  (ii) converted automatically into an option to purchase shares of ICBC Common Stock ("Continuing Option Holder") in an amount, for a term and at an exercise price determined as provided below (and otherwise subject to the terms of the particular Company Option Plan pursuant to which each such Company Option was issued, the agreements evidencing grants thereunder and any other agreements between the Company and an optionee regarding Company Options which have been delivered to ICBC prior to the date of this Agreement):

                           (A) the number of shares to be subject to the new
option shall be equal to the product of the number of shares of Company Common Stock subject to the Company Option immediately prior to the Effective Time and the Exchange Ratio, provided that any fractional shares of ICBC Common Stock resulting from such multiplication shall be rounded down to the nearest whole share;

                           (B) the exercise price per share of ICBC Common Stock
under the new option shall be equal to the exercise price per share of Company Common Stock under the Company Option divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent; and

                           (C) The term or duration of the new option shall be
the same as that of the Company Option.

         The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code and, to the extent it is not so consistent, such Section 424(a) shall override anything to the contrary contained herein. The duration and other terms of the new option shall be the same as the original option except as provided for above and that all references to the Company shall be deemed to be references to ICBC.

                  (b) In order for any Continuing Option Holder to have his or her Company Options converted into an option to purchase ICBC Common Stock as set forth in this Section 1.6(a) or for a Cancelled Option Holder to have his or her Company Option converted into the right to receive cash, such Continuing Option Holder or Cancelled Option Holder shall have executed a written election with respect to such conversion or cancellation no later than the Election Deadline, which written election shall be in such form as shall be prescribed by ICBC and reasonably satisfactory to the Company. No payment shall be made to a Cancelled Option Holder unless and until such holder has executed and delivered the foregoing written election. In the event any holder of a Company Option fails to make an election within the time frame set forth herein, the Company Option held thereby shall automatically be converted at the Effective Time into an option to purchase ICBC Common Stock in the amount and at the exercise price as calculated pursuant to Section 1.6(a)(ii) hereof.

                  (c) Prior to the Effective Time, ICBC shall reserve for issuance the number of shares of ICBC Common Stock necessary to satisfy ICBC's obligations under Section 1.6(a) hereof. Promptly after the Effective Time (but in no event later than twenty business days thereafter), ICBC shall file with the Securities and Exchange Commission (the "SEC") a registration statement on an appropriate form under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of ICBC Common Stock subject to options to acquire ICBC Common Stock issued pursuant to Section 1.6(a) hereof, and shall use its best efforts to maintain the current status of the prospectus contained therein, as well as comply with applicable state securities or "blue sky" laws, for so long as such options remain outstanding.

                  (d) Prior to the Effective Time, the Company shall take or cause to be taken all actions required under the Company Option Plans to provide for the foregoing.

         1.7 ICBC COMMON STOCK. Except for shares of ICBC Common Stock owned by the Company or any of its Subsidiaries (other than DPC Shares), which shall be converted into treasury stock of ICBC as contemplated by Section 1.4 hereof, the shares of ICBC Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.

         1.8 TAX OPINION ADJUSTMENT. If either (i) the tax opinion referred to in Section 8.2(c) cannot be rendered (as reasonably determined by Elias, Matz, Tiernan & Herrick L.L.P.) or (ii) the tax opinion referred to in Section 8.3(c) cannot be rendered (as reasonably determined by McCarter & English LLP), in either case as a result of the Merger potentially failing to qualify as a reorganization under Section 368(a) of the Code, then ICBC shall reduce the Aggregate Cash Consideration to the minimum extent necessary to enable the relevant tax opinion or opinions, as the case may be, to be rendered, and correspondingly increase the Aggregate Stock Consideration, based on the Average Closing Price for the ICBC Common Stock.

         1.9 CERTIFICATE OF INCORPORATION. At the Effective Time, the Certificate of Incorporation of ICBC, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable laws.

         1.10 BYLAWS. At the Effective Time, the Bylaws of ICBC, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

         1.11 DIRECTORS AND OFFICERS. The directors and officers of ICBC immediately prior to the Effective Time, together with the director appointed pursuant to Section 7.13 hereof, shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

         1.12 TAX CONSEQUENCES. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a "plan of reorganization" for purposes of Section 368 of the Code.

         1.13 BANK MERGER. Promptly following the execution of this Agreement, ICBC Bank (as defined below) and Company Bank (as defined below) shall enter into the Agreement of Merger (the "Bank Merger Agreement") in the form annexed hereto as Exhibit A (which shall qualify as a reorganization under Section 368(a) of the Code) pursuant to which the Bank Merger Agreement will be effected pursuant to and with the effect set forth in the rules and regulations of the New York State Banking Department (the "Department"), the Federal Deposit Insurance Corporation (the "FDIC"), the New Jersey Department of Banking and Insurance (the "New Jersey Department") and the Office of Thrift Supervision (the "OTS"), if applicable. The parties hereto intend that the Bank Merger shall become effective substantially simultaneously with or immediately following the Effective Time. The documentation relating to the Bank Merger shall provide that the directors of ICBC Bank as the surviving entity of the Bank Merger shall be all of the respective directors of ICBC Bank immediately prior to such merger together with the director appointed pursuant to Section 7.13 hereof.

         1.14 MODIFICATION OF STRUCTURE. Notwithstanding any provision of this Agreement to the contrary, ICBC may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no adverse federal income tax consequences to the stockholders of the Company as a result of such modification, (ii) the consideration to be paid to holders of Company Common Stock, including shares of Company Common Stock underlying the Company Options granted pursuant to the Company Option Plans, under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification, and (iii) such modification will not be likely to materially delay the Effective Time or materially delay or jeopardize receipt of any required regulatory approvals or of the tax opinions required under Sections 8.2(c) and 8.3(c).

                                   ARTICLE II

                               EXCHANGE OF SHARES

         2.1 ICBC TO MAKE SHARES AVAILABLE. At or prior to the Effective Time, ICBC shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this
Article II, certificates representing the shares of ICBC Common Stock, the cash in lieu of fractional shares and an amount of cash sufficient to pay the Aggregate Cash Consideration (such cash and certificates for shares of ICBC Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to
Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Company Common Stock.

         2.2 EXCHANGE OF SHARES. (a) As soon as practicable after the Effective Time, and in no event more than seven business days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates who has not previously surrendered such Certificate or Certificates with a Form of Election a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. The Company shall have the right to review both the letter of transmittal and the instructions prior to the Effective Time and provide reasonable comments thereon. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I hereof, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash constituting Merger Consideration (including the cash in lieu of fractional shares) and any unpaid dividends and distributions, if any, payable to holders of Certificates.

         (b) No dividends or other distributions declared after the Effective Time with respect to ICBC Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article
II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of ICBC Common Stock, if any, represented by such Certificate.

         (c) If any certificate representing shares of ICBC Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of ICBC Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

         (d) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for Merger Consideration as determined in accordance with Article I and this Article II.

         (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of ICBC Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to ICBC Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of ICBC. In lieu of the issuance of any such fractional share, ICBC shall pay to each former stockholder of the Company who otherwise would be entitled to receive a fractional share of ICBC Common Stock an amount in cash determined by multiplying (i) the Average Closing Price by (ii) the fraction of a share of ICBC Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.4 hereof.

         (f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for nine months after the Effective Time shall be paid to ICBC. Any stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to ICBC for payment of the cash, shares of ICBC Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the ICBC Common Stock deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. If outstanding Certificates are not surrendered or the payment for them is not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of ICBC (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of ICBC, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by ICBC, the posting by such person of a bond in such amount as ICBC may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the cash and/or shares of ICBC Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.


                                   ARTICLE III

                         DISCLOSURE SCHEDULES; STANDARDS
                       FOR REPRESENTATIONS AND WARRANTIES

         3.1 DISCLOSURE SCHEDULES. Prior to the execution and delivery of this Agreement, the Company has delivered to ICBC, and ICBC has delivered to the Company, a schedule (in the case of the Company, the "Company Disclosure Schedule," and in the case of ICBC, the "ICBC Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party's representations or warranties contained in Article IV, in the case of the Company, or Article V, in the case of ICBC, or to one or more of such party's covenants contained in Article VI or agreements contained in Article VII; provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in a

Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Material Adverse Effect (as defined herein) with respect to either the Company or ICBC, respectively.

         3.2 STANDARDS. (a) No representation or warranty of the Company contained in Article IV (other than the representations set forth in the first and third sentences of Section 4.1(a), the first two sentences of Section 4.1(b) and Sections 4.2, 4.6, 4.8(a), 4.10 and 4.18) or of ICBC contained in Article V (other than the representations set forth in the first and third sentences of Section 5.1(a), the first two sentences of Section 5.1(b) and Sections 5.2, 5.6 and 5.8) shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article IV, in the case of the Company, or Article V, in the case of ICBC, has had a Material Adverse Effect with respect to the Company or ICBC, respectively.

         (b) As used in this Agreement, the term "Material Adverse Effect" means, with respect to ICBC or the Company, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole, other than any such effect attributable to or resulting from (x) any change in banking or similar laws, rules or regulations of general applicability to banks, thrift institutions or their holding companies or interpretations thereof by courts or governmental authorities, (y) any change in GAAP (as defined herein) or regulatory accounting principles applicable to banks, thrifts or their holding companies generally, or
(z) any action or omission of the Company or ICBC or any Subsidiary of either of them taken with the prior written consent of the other party hereto or (ii) the ability of such party and its Subsidiaries to consummate the transactions contemplated hereby. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Subject to Article III, the Company hereby represents and warrants to ICBC (subject to the Company Disclosure Schedule) as follows:

         4.1 CORPORATE ORGANIZATION. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The Company is duly registered as a savings and loans holding company under the Home Owners' Loan Act, as amended ("HOLA"), and the regulations of the OTS promulgated thereunder. The Certificate of Incorporation and Bylaws of the Company, copies of which are set forth in
Section 4.1 of the Company Disclosure Schedule, are true and correct copies of such documents as in effect as of the date of this Agreement.

         (b) Statewide Savings Bank, S.L.A. (the "Company Bank") is a New Jersey- chartered stock savings and loan association duly organized, validly existing and in good standing under the laws of the State of New Jersey. The deposit accounts of the Company Bank are insured by the FDIC through the Savings Association Insurance Fund (the "SAIF") to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Each of the Company's other Subsidiaries, whether direct or indirect, is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Company's Subsidiaries has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The certificate of incorporation, articles of association, bylaws and similar governing documents of each Subsidiary of the Company, copies of which have previously been delivered to ICBC, are true and correct copies of such documents as in effect as of the date of this Agreement.

         (c) The minute books of the Company and each of its Subsidiaries contain true and correct records of all meetings and other corporate actions held or taken since December 31, 1995 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

         4.2 CAPITALIZATION. (a) The authorized capital stock of the Company consists of 12,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, no par value per share ("Company Preferred Stock"). As of the date hereof, there were 4,037,847 shares of Company Common Stock outstanding and 5,662 shares of Company Common Stock held by the Company as treasury stock. As of the date hereof, there were (i) no shares of Company Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise except for
(x) 515,202 shares of Company Common Stock reserved for issuance pursuant to the Company Option Plans described in Section 4.2(a) of the Company Disclosure Schedule and (y) 803,531 shares of Company Common Stock reserved for issuance upon exercise of the option granted to ICBC pursuant to the Stock Option Agreement 4.2(a) and (ii) no shares of Company Preferred Stock issued or outstanding, held in the Company's treasury or reserved for issuance upon exercise of outstanding stock options or otherwise. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as referred to above or reflected in Section 4.2(a) of the Company Disclosure Schedule and the Stock Option Agreement, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or Company Preferred Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock or any other equity security of the Company. The names of the optionees, the date of each option to purchase Company Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, any vesting schedule with respect to an option which is not yet fully vested, and the price at which each such option may be exercised under the Company Option Plans are set forth in Section 4.2(a) of the Company Disclosure Schedule. The names of each of the executive officers and directors (showing all other persons as a group as of each grant date) who have received grants under the Statewide Recognition Plans, the date of each award under such plans, the number of shares subject to each such award and the vesting schedule for each outstanding award are set forth in Section 4.2(a) of the Company Disclosure Schedule.

         (b) Section 4.2(b) of the Company Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of the Company, including a listing of the jurisdiction of incorporation thereof. The Company owns, directly or indirectly, all of the issued and outstanding shares of the capital stock of each of such Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Assuming compliance by ICBC with Section 1.6 hereof, and the satisfaction of the conditions contained in Sections 8.1 and 8.2 hereof, at the Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character by which the Company or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of the Company or any of its Subsidiaries.

         4.3 AUTHORITY; NO VIOLATION. (a) The Company has full corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has directed that this Agreement and the transactions contemplated hereby be submitted to the Company's stockholders for approval at a meeting of such stockholders and, except for the adoption of this Agreement by the requisite vote of the Company's stockholders, no other corporate proceedings on the part of the Company are necessary to approve this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by ICBC) this

Agreement and the Stock Option Agreement constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

         (b) The Company Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and, subject to the receipt of all regulatory approvals and the approval of the Company as the sole stockholder of the Company Bank, to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby will be duly and validly approved by the Board of Directors of the Company Bank and by the Company as the sole stockholder of the Company Bank. Upon the due and valid approval of the Bank Merger Agreement by the Company as the sole stockholder of the Company Bank and by the Board of Directors of the Company Bank, no other corporate proceedings on the part of the Company Bank will be necessary to consummate the transactions contemplated thereby. The Bank Merger Agreement, upon execution and delivery by the Company Bank, will be duly and validly executed and delivered by the Company Bank and will (assuming due authorization, execution and delivery by ICBC Bank) constitute a valid and binding obligation of the Company Bank, enforceable against the Company Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

         (c) Neither the execution and delivery of this Agreement and the Stock Option Agreement by the Company or the execution and delivery of the Bank Merger Agreement by the Company Bank, nor the consummation by the Company of the transactions contemplated hereby or by the Stock Option Agreement or by the Company Bank of the transactions contemplated by the Bank Merger Agreement, nor compliance by the Company with any of the terms or provisions hereof or of the Stock Option Agreement or by the Company Bank with the provisions of the Bank Merger Agreement, will (i) violate any provision of the Certificate of Incorporation or Bylaws of the Company, the Certificate of Incorporation or Bylaws of the Company Bank or the certificate of incorporation, bylaws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained,
(x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

         4.4 CONSENTS AND APPROVALS. Except for (a) the filing of applications and notices, as applicable, with the OTS under the HOLA and the rules and regulations of the OTS and with the FDIC under the Bank Merger Act and the Federal Deposit Insurance Act and the rules and regulations of the FDIC, and approval of such applications and notices, (b) the filing of such applications, filings, authorizations, orders and approvals as may be required under applicable state law (the "State Banking Approvals"), (c) the filing with the SEC of a proxy statement in definitive form relating to the meeting of the Company's stockholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Proxy Statement") and the filing and declaration of effectiveness of the registration statement on Form S-4 (the "Form S-4") in which the Proxy Statement will be included as part of the prospectus contained therein, (d) the approval of this Agreement by the requisite vote of the stockholders of the Company, (e) the filing of the Certificate of Merger with the Secretaries pursuant to the DGCL and the NJBCA,
(f) approval of the listing of the ICBC Common Stock to be issued in the Merger on the Nasdaq Stock Market, and (g) such other filings, authorizations or approvals as may be set forth in Section 4.4 of the Company Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or of or with any third party are necessary in connection with (1) the execution and delivery by the Company of this Agreement and the Bank Merger Agreement by the Company Bank and (2) the consummation by the Company of the Merger and the Company Bank of the Bank Merger Agreement and the other transactions contemplated hereby.

         4.5 REPORTS. The Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1995 with (i) the OTS, (ii) the FDIC, (iii) any state banking commissions or any other state regulatory authority (each a "State Regulator") and (iv) any other self-regulatory organization ("SRO") (collectively the "Regulatory Agencies"), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company and its Subsidiaries, no Regulatory Agency has initiated any proceeding or investigation into the business or operations of the Company or any of its Subsidiaries since December 31, 1995. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries.

         4.6 FINANCIAL STATEMENTS. The Company has previously delivered to ICBC copies of the consolidated statements of financial condition of the Company and its Subsidiaries as of December 31, for the fiscal years 1998 and 1997, and the related consolidated statements of income, shareholders' equity and cash flows for the fiscal years 1998, 1997 and 1996, inclusive, as reported in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of KPMG LLP, independent public accountants with respect to the Company. The December 31, 1998 consolidated statement of financial condition of the Company (including the related notes, where applicable) fairly presents the consolidated financial position of the Company and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present, and the financial statements to be filed with the SEC after the date hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed with the SEC after the date hereof will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed with the SEC after the date hereof will be, prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

         4.7 BROKER'S FEES. Neither the Company nor any Subsidiary of the Company nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except that the Company has engaged, and will pay a fee or commission to, Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") in accordance with the terms of a letter agreement between Sandler O'Neill and the Company, a true and correct copy of which has been previously delivered by the Company to ICBC.

         4.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. (a) Since December 31, 1998, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on the Company.

         (b) Since December 31, 1998, the Company and its Subsidiaries have carried on their respective businesses in the ordinary course consistent with their past practices.

         (c) Except as set forth in Section 4.8(c) of the Company Disclosure Schedule, since December 31, 1998, neither the Company nor any of its Subsidiaries has (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 1998 (which amounts have been previously disclosed to ICBC), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus (except for salary increases and bonus payments made in the ordinary course of business consistent with past practices), (ii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (iii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, or (iv) had any union organizing activities.

         4.9 LEGAL PROCEEDINGS. (a) Neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company's best knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement or the Bank Merger Agreement.

         (b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.

         4.10 TAXES. (a) Each of the Company and its Subsidiaries has (i) duly and timely filed or will duly and timely file (including applicable extensions granted without penalty) all Tax Returns (as hereinafter defined) required to be filed at or prior to the Effective Time, and such Tax Returns which have been filed are, and those to be hereinafter filed will be, true, correct and complete in all material respects, and (ii) paid in full or made adequate provision in the financial statements of the Company (in accordance with GAAP) for all Taxes (as hereinafter defined) shown to be due on such Tax Returns and will pay in full or make adequate provision for all Taxes other than Taxes being contested by the Company in good faith for which adequate provision for on the financial statements of the Company (in accordance with GAAP) have been made. There are no material liens for Taxes upon the assets of either the Company or its Subsidiaries except for statutory liens for current Taxes not yet due. As of the date hereof (i) neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, and (ii) except as set forth in Section 4.10(a) of the Company Disclosure Schedule with respect to each taxable period of the Company and its Subsidiaries, the federal and state income Tax Returns of the Company and its Subsidiaries have been audited by the Internal Revenue Service ("IRS") or appropriate state tax authorities or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review. Neither the Company nor any of its Subsidiaries (i) has made an election under Section 341(f) of the Code, (ii) except as set forth in Section 4.10(a) of the Company Disclosure Schedule has made any payment, is obligated to make any payment, or is a party to any agreement that could obligate it to make any payment that would not be deductible under Section 280G of the Code, (iii) has issued or assumed any obligation under Section 279 of the Code, any high yield discount obligation as described in Section 163(i) of the Code or any registration-required obligation within the meaning of Section 163(f)(2) of the Code that is not in registered form, or (iv) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

         (b) For the purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto. For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

         4.11 EMPLOYEES. (a) Section 4.11(a) of the Company Disclosure Schedule sets forth a true and correct list of each deferred compensation plan, incentive compensation plan, equity compensation plan, "welfare" plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each "stay in place" bonus, retention, employment, consulting, independent contractor, termination, severance or change in control agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by, or with respect to which an obligation or liability exists of (the "Plans"), the Company, any of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of the ERISA, for the benefit of any employee or director or former employee or former director of the Company, any Subsidiary or any ERISA Affiliate or any person who is an independent contractor or consultant to the Company, any of its Subsidiaries or any ERISA Affiliate.

         (b) The Company has heretofore delivered to ICBC with respect to each of the Plans true and correct copies of each of the following documents if applicable: (i) the Plan document, including all amendments thereto, and the trust agreement or other funding arrangement including insurance contracts and policies; (ii) the actuarial report for such Plan for each of the last two plan years and any subsequent changes to actuarial assumptions; (iii) the most recent determination letter from the IRS for such Plan; and (iv) the most recent Form 5500, summary plan description and related summaries of material modifications.

         (c) Each of the Plans has been and is being operated and administered in accordance with its terms and is in compliance in all material respects with applicable law, including but not limited to, the Code and ERISA; each of the Plans intended to meet the qualification requirements of Section 401(a) of the Code has received a favorable determination letter from the IRS and the Company is not aware of any circumstances likely to result in the revocation of any such favorable determination letter except as set forth in Section 4.11(c) of the Company Disclosure Schedule; except as set forth in Section 4.11(c) of the Company Disclosure Schedule, no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Company, its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service, other than
(w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of the Company, its Subsidiaries or the ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary); neither the Company nor any ERISA Affiliate maintains any plans subject to Title IV of ERISA; no Plan is a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA and no Plan is a multiple employer plan as defined in Section 413 of the Code; there are no pending or, to the knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto; and there is not currently any legally binding commitment by the Company or any ERISA

Affiliate to create an additional Plan or amend any Plan (except amendments to comply with law which do not materially increase the cost of such Plan), and except as set forth in Section 4.11(c) of the Company Disclosure Schedule the Company and its Subsidiaries do not have any obligations for post-retirement or post-employment welfare benefits that cannot be amended or terminated upon sixty days' notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title 1 of ERISA or Section 4980B of the Code, the premium cost of which is borne (to the extent permitted by law) by the insured individuals.

         4.12 SEC REPORTS. The Company has previously delivered or made available to ICBC a true and correct copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 1995 by the Company with the SEC pursuant to the Securities Act or the Exchange Act (the "Company Reports") and (b) communication mailed by the Company to its stockholders since December 31, 1995, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. The Company has timely filed all Company Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Company Reports complied with the published rules and regulations of the SEC with respect thereto.

         4.13 COMPANY INFORMATION. The information relating to the Company and its Subsidiaries which is provided to ICBC by the Company for inclusion in the Proxy Statement and the Form S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to ICBC or any of its Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder.

         4.14 COMPLIANCE WITH APPLICABLE LAW. The Company and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries knows of or has received notice of any violations of any of the above.

         4.15 CERTAIN CONTRACTS. (a) Except as set forth in Section 4.15(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract (whether written or oral including, but not limited to, any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan or other similar plan) (i) with respect to the employment of any directors, officers, employees or consultants,
(ii) which, upon the
consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from ICBC, the Company, the Surviving Corporation or any of their respective Subsidiaries to any director, officer, employee or consultant thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company Reports, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 30 days or less notice involving the payment of more than $75,000 per annum, (v) which materially restricts the conduct of any line of business by the Company or any of its Subsidiaries or
(vi) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Bank Merger Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Bank Merger Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 4.15(a), whether or not set forth in Section 4.15(a) of the Company Disclosure Schedule, is referred to herein as a "Company Contract". The Company has previously delivered to ICBC true and correct copies of each Company Contract.

         (b) With respect to Company Contracts, (i) each Company Contract is valid and binding and in full force and effect and has received, if required, all regulatory and/or shareholder approvals, (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Company Contract, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries under any Company Contract, and (iv) no other party to any Company Contract is, to the knowledge of the Company, in default in any respect thereunder.

         (c) Section 4.15 of the Company Disclosure Schedule contains a schedule showing the present value of the monetary amounts payable as of the date specified in the schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement, such as tax indemnification payments in respect of income and/or excise taxes), and identifying the types and estimated amounts of the in-kind benefits due under any Plan or Company Contract (other than a tax-qualified plan) for each director of the Company or Company Bank, each officer of the Company or the Company Bank with the position of vice president or higher and any consultant to the Company or the Company Bank, specifying the assumptions in such schedule.

         4.16 AGREEMENTS WITH REGULATORY AGENCIES. Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Section 4.16 of the Company Disclosure Schedule, a

"Regulatory Agreement"), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has the Company or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

         4.17 ENVIRONMENTAL MATTERS. (a) Except as set forth in Section 4.17(a) of the Company Disclosure Schedule, each of the Company and its Subsidiaries, each of the Participation Facilities and, to the best knowledge of the Company, the Loan Properties (each as hereinafter defined), are in compliance with all applicable federal, state and local laws, including common law, regulations and ordinances, and with all applicable decrees, orders and contractual obligations relating to pollution or the discharge of, or exposure to, Hazardous Materials (as hereinafter defined) in the environment or workplace ("Environmental Laws");

         (b) There is no suit, claim, action, proceeding or investigation pending or, to the best knowledge of the Company, threatened (or to the best knowledge of the Company, no past or present actions, activities, circumstances, conditions, events or incidents that could form the basis of any such suit, claim, action, proceeding, investigation or notice), before any Governmental Entity or other forum in which the Company, any of its Subsidiaries, any Participation Facility or any Loan Property (or person or entity whose liability for any such suit, claim, action, proceeding, investigation or notice the Company, any of its Subsidiaries, Participation Facility or Loan Property has or may have been retained or assumed either contractually or by operation of law), has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release, threatened release or exposure to or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Material whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries, any Participation Facility or any Loan Property;

         (c) Except as set forth in Section 4.17(c) of the Company Disclosure Schedule, to the best knowledge of the Company, during the period of (x) the Company's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (y) the Company's or any of its Subsidiaries' participation in the management of any Participation Facility, or
(z) the Company's or any of its Subsidiaries' interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property. Except as set forth in Section 4.17(c) of the Company Disclosure Schedule, to the best knowledge of the Company, prior to the period of (x) the Company's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (y) the Company's or any of its Subsidiaries' participation in the management of any Participation Facility, or
(z) the Company's or any of its Subsidiaries' interest in a Loan Property, there was no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property; and

         (d) The following definitions apply for purposes of this Section 4.17:
(x) "Hazardous Materials" means any chemicals, pollutants, contaminants, wastes, hazardous or toxic substances, petroleum or other regulated substances or materials, (y) "Loan Property" means any property in which the Company or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (z) "Participation Facility" means any facility in which the Company or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

         4.18 OPINION. Prior to the execution of this Agreement, the Company has received an oral opinion from Sandler O'Neill to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Aggregate Merger Consideration is fair to the stockholders of the Company from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

         4.19 APPROVALS. As of the date of this Agreement, the Company knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Bank Merger) should not be obtained.

         4.20 LOAN PORTFOLIO. (a) Except as set forth in Schedule 4.20(a) of the Company Disclosure Schedule, with respect to each loan owned by the Company or its Subsidiaries in whole or in part (each, a "Loan"), to the best knowledge of the Company:

                  (i) the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms;

                  (ii) neither the Company nor any of its Subsidiaries nor any prior holder of a Loan has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

                  (iii) the Company or a Subsidiary is the sole holder of legal and beneficial title to each Loan (or the Company's applicable participation interest, as applicable), except as otherwise referenced on the books and records of the Company;

                  (iv) the note and the related security documents, copies of which are included in the Loan files, are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file;

                  (v) there is no pending or threatened condemnation proceeding or similar proceeding affecting the property which serves as security for a Loan, except as otherwise referenced on the books and records of the Company;

                  (vi) there is no pending or threatened litigation or proceeding relating to the property which serves as security for a Loan; and

                  (vii) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable.

         (b) Except as set forth in Section 4.20(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral (i) loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), under the terms of which the obligor was, as of December 31, 1998, 90 days or more delinquent in payment of principal or interest or in default of any other provision, or (ii) Loan with any director, executive officer or five percent or greater stockholder of the Company or any of its Subsidiaries, or to the knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 4.20 of the Company Disclosure Schedule sets forth (i) all of the Loans of the Company or any of its Subsidiaries that as of December 31, 1998 were classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans", "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of the Company and its Subsidiaries that as of December 31, 1998 were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (iii) each asset of the Company that as of December 31, 1998 was classified as "Real Estate Owned" and the book value thereof.

         4.21 PROPERTY. Each of the Company and its Subsidiaries has good and marketable title free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the consolidated statement of financial condition of the Company as of December 31, 1998 or acquired after such date, except (i) liens for Taxes not yet due and payable or contested in good faith by appropriate proceedings, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business,
(iii) such imperfections of title, easements and encumbrances, if any, as do not interfere with the use of the respective property as such property is used on the date of this Agreement, (iv) for dispositions and encumbrances of, or on, such properties or assets in the ordinary course of business and (v) mechanics', materialmen's, workmen's, repairmen's, warehousemen's, carrier's and other similar liens and encumbrances arising in the ordinary course of business. All leases pursuant to which the Company or any Subsidiary of the Company, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms and neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto, is in default thereunder. All material tangible properties of the Company and each of its Subsidiaries are in good state of maintenance and repair, conform with all applicable ordinances, regulations and zoning laws and are considered by the Company to be adequate for the current business of the Company and its Subsidiaries.

         4.22 REORGANIZATION. The Company has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

         4.23 ANTITAKEOVER PROVISIONS INAPPLICABLE. The Board of Directors of the Company has approved the transactions contemplated by this Agreement, the Bank Merger Agreement and the Stock Option Agreement such that the provisions of
Section 14A:10A-5 of the NJBCA and 49:5-3 of the New Jersey Revised Statutes and
Article VIII of the Company's Certificate of Incorporation will not apply to this Agreement, the Bank Merger Agreement, the Stock Option Agreement or any of the transactions contemplated hereby or thereby.

         4.24 INSURANCE. The Company and its Subsidiaries are presently insured, and since December 31, 1995 have been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by the Company and its Subsidiaries are in full force and effect, the Company and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

         4.25 INVESTMENT SECURITIES; BORROWINGS; DEPOSITS. (a) Except for investments in Federal Home Loan Bank Stock, pledges to secure Federal Home Loan Bank borrowings and reverse repurchase agreements entered into in arm-length transactions pursuant to normal commercial terms and conditions and entered into in the ordinary course of business, restrictions that exist for securities to be classified as "held to maturity," and securities pledged with respect to certain public and fiduciary deposits in the ordinary course of business, none of the investments reflected in the audited consolidated statement of financial condition of the Company included in the Annual Report on Form 10-K for the year ended December 31, 1998 and none of the investment securities held by it or any of its Subsidiaries since December 31, 1998 is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

         (b) Neither the Company nor any Subsidiary is a party to or has agreed to enter into an exchange-traded or over the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives."

         (c) Set forth in Section 4.25(c) of the Company Disclosure Schedule is a true and correct list of the Company's borrowed funds (excluding deposit accounts) as of the date hereof.

         (d) None of the deposits of the Company or any of its Subsidiaries is a "brokered" deposit.

         4.26 INDEMNIFICATION. Except as provided in the Company Contracts or the Certificate of Incorporation or Bylaws of the Company, neither the Company nor any Company Subsidiary is a party to any indemnification agreement with any of its present or former directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of the Company (a "Covered Person"), and, to the best knowledge of the Company, there are no claims for which any Covered Person would be entitled to indemnification under the Restated Certificate of Incorporation or Bylaws of the Company or any Subsidiary of the Company, applicable law or regulation or any indemnification agreement.

         4.27 YEAR 2000 MATTERS. Section 4.27 of the Company Disclosure Schedule contains a true and correct copy of the Company's plan for addressing year 2000 computer issues (the "Year 2000 Plan"). The Company is in compliance with the Company's Year 2000 Plan. The Company Bank has been examined by the OTS with respect to being "Year 2000 Compliant" and the Company Bank's Year 2000 Plan has received the rating in connection therewith set forth in Section 4.27 of the Company Disclosure Schedule. Neither the Company nor the Company Bank has received any written communication from the OTS commenting adversely with respect to the ability of the Company Bank to become Year 2000 compliant.

         4.28. UNDISCLOSED LIABILITIES. Except (a) for those liabilities that are fully reflected or reserved against on the consolidated statement of financial condition of the Company as of December 31, 1998 and (b) for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1998 that, either alone or when combined with all similar liabilities, have not had, and could not reasonably be expected to have, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due).

         4.29. LIQUIDATION ACCOUNT. Neither the Merger nor the Bank Merger will result in any payment or distribution out of the Liquidation Account of the Company Bank established in connection with the Company Bank's conversion from mutual to stock form.

                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF ICBC

         Subject to Article III, ICBC hereby represents and warrants to the Company (subject to the ICBC Disclosure Schedule) as follows:

         5.1 CORPORATE ORGANIZATION. (a) ICBC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. ICBC has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. ICBC is duly registered as a savings and loan holding company under the HOLA. The Certificate of Incorporation and Bylaws of ICBC, copies of which have previously been delivered to the Company, are true and correct copies of such documents as in effect as of the date of this Agreement.

         (b) Independence Community Bank ("ICBC Bank") is a stock savings bank duly organized, validly existing and in good standing under the laws of the State of New York. The deposit accounts of ICBC Bank are insured by the FDIC through the Bank Insurance Fund and the SAIF to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid when due. Each of ICBC's other Subsidiaries which is a "Significant Subsidiary" (each a "Significant Subsidiary" and together the "Significant Subsidiaries") as such term is defined in Regulation S-X promulgated by the SEC is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Significant Subsidiary of ICBC has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The Restated Organization Certificate, Bylaws and other similar governing documents of ICBC Bank, copies of which have previously been delivered to the Company, are true and correct copies of such documents as in effect as of the date of this Agreement.

         (c) The minute books of ICBC and each of its Significant Subsidiaries contain true and correct records of all meetings and other corporate actions held or taken since December 31, 1995 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

         5.2 CAPITALIZATION. (a) As of the date of this Agreement, the authorized capital stock of ICBC consists of 125,000,000 shares of ICBC Common Stock and 25,000,000 shares of preferred stock, par value $0.01 per share ("ICBC Preferred Stock"). As of the date hereof, there were 67,623,876 shares of ICBC Common Stock and no shares of ICBC Preferred Stock issued and outstanding, and 8,419,874 shares of ICBC Common Stock held in ICBC's treasury. As of the date of this Agreement, no shares of ICBC Common Stock or ICBC Preferred Stock were reserved for issuance, except that 7,041,088 shares of ICBC Common Stock were reserved for issuance upon the exercise of stock options pursuant to the Independence Community Bank Corp. 1998 Stock Option Plan (the "ICBC Stock Plan") and 5,320,898 shares of ICBC Common Stock were reserved for issuance pursuant to other previously announced pending acquisitions of other companies by ICBC. All of the issued and outstanding shares of ICBC Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as referred to above or reflected in Section 5.2(a) of the ICBC Disclosure Schedule, ICBC does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of ICBC Common Stock or ICBC Preferred Stock or any other equity securities of ICBC or any securities representing the right to purchase or otherwise receive any shares of ICBC Common Stock or ICBC Preferred Stock. The shares of ICBC Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

         (b) Section 5.2(b) of the ICBC Disclosure Schedule sets forth a true and correct list of all of the ICBC Subsidiaries as of the date of this Agreement. Except as set forth in Section 5.2(b) of the ICBC Disclosure Schedule, as of the date of this Agreement, ICBC owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Subsidiaries of ICBC, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Subsidiary of ICBC has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of ICBC calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

          5.3 AUTHORITY; NO VIOLATION. (a) ICBC has full corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of ICBC, and no other corporate proceedings on the part of ICBC are necessary to approve this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by ICBC and (assuming due authorization, execution and delivery by the Company) this Agreement and the Stock Option Agreement constitute valid and binding obligations of ICBC, enforceable against ICBC in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

         (b) ICBC Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby will be duly and validly approved by the Board of Directors of ICBC Bank. Upon the due and valid approval of the Bank Merger Agreement by ICBC, as the sole stockholder of ICBC Bank, and by the Board of Directors of ICBC Bank, no other corporate proceedings on the part of ICBC Bank will be necessary to consummate the transactions contemplated thereby. The Bank Merger Agreement, upon execution and delivery by ICBC Bank, will be duly and validly executed and delivered by ICBC Bank and will (assuming due authorization, execution and delivery by ICBC Bank) constitute a valid and binding obligation of ICBC Bank, enforceable against ICBC Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

         (c) Except as set forth in Section 5.3(b) of the ICBC Disclosure Schedule, neither the execution and delivery of this Agreement or the Stock Option Agreement by ICBC or the Bank Merger Agreement by ICBC Bank, nor the consummation by ICBC of the transactions contemplated hereby or thereby or by ICBC Bank of the transactions contemplated by the Bank Merger Agreement, nor compliance by ICBC with any of the terms or provisions hereof or thereof or by ICBC Bank with any of the terms or provisions of the Bank Merger Agreement, will
(i) violate any provision of the Certificate of Incorporation or Bylaws of ICBC, or the restated organization certificate, articles of incorporation or bylaws or similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to ICBC or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of ICBC or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which ICBC or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have or be reasonably likely to have a material adverse effect on ICBC's ability to consummate the transactions contemplated hereby or ICBC Bank's ability to consummate the transactions contemplated by the Bank Merger Agreement.

         5.4 CONSENTS AND APPROVALS. Except for (a) the filing of applications and notices, as applicable, with the OTS under the HOLA and the rules and regulations of the OTS, the FDIC under the Bank Merger Act and the Federal Deposit Insurance Act and the rules and regulations of the FDIC, and approval of such applications and notices, (b) the State Banking Approvals, (c) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4,

(d) the filing of the Certificate of Merger with the Secretaries pursuant to the DGCL and the NJBCA, (e) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of ICBC Common Stock pursuant to this Agreement,
(f) approval of the listing for quotation of the ICBC Common Stock to be issued in the Merger on the Nasdaq Stock Market, and (g) such other filings, authorizations or approvals as may be set forth in Section 5.4 of the ICBC Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or of or with any third party are necessary in connection with (1) the execution and delivery by ICBC of this Agreement and (2) the consummation by ICBC of the Merger and the other transactions contemplated hereby.

         5.5 REPORTS. ICBC and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1995 with any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of ICBC and its Subsidiaries, and except as set forth in Section 5.5 of the ICBC Disclosure Schedule, no Regulatory Agency has initiated any proceeding or, to the knowledge of ICBC, investigation into the business or operations of ICBC or any of its Subsidiaries since December 31, 1995. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of ICBC or any of its Subsidiaries.

         5.6 FINANCIAL STATEMENTS. ICBC has previously made available to the Company copies of (a) the consolidated statements of financial condition of ICBC and its Subsidiaries as of March 31 for the fiscal years 1997 and 1998 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the fiscal years 1996, 1997 and 1998, inclusive, as reported in ICBC's Annual Report on Form 10-K for the fiscal year ended March 31, 1998 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of Ernst & Young LLP, independent public accountants with respect to ICBC, and (b) the unaudited consolidated statement of financial condition of ICBC and its Subsidiaries as of December 31, 1998 and the related unaudited consolidated statements of operations, changes in stockholders' equity and cash flows for the nine-month periods then ended as reported in ICBC's Quarterly Report on Form 10-Q for the period ended December 31, 1998 filed with the SEC under the Exchange Act. The March 31, 1998 consolidated statement of financial condition of ICBC (including the related notes, where applicable) fairly presents the consolidated financial condition of ICBC and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section
5.6 (including the related notes, where applicable) fairly present and the financial statements to be filed with the SEC after the date hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and changes in stockholders' equity and consolidated financial condition of ICBC and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed with the SEC after the date hereof will comply in all material respects, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed with the SEC after the date hereof will be, prepared in accordance in all material respects with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of ICBC and its Significant Subsidiaries have been, and are being, maintained in accordance in all material respects with GAAP and any other applicable legal and accounting requirements.

         5.7 BROKER'S FEES. Neither ICBC nor any Subsidiary of ICBC, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except that ICBC has engaged, and will pay a fee or commission to, Merrill Lynch & Co. ("Merrill Lynch").

         5.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as may be disclosed in any ICBC Report (as defined in Section 5.12) filed with the SEC prior to the date of this Agreement, since December 31, 1998, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on ICBC.

         5.9 LEGAL PROCEEDINGS. As of the date of this Agreement, there are no judicial, administrative, arbitral or other actions, suits, proceeding or investigations pending or, to ICBC's knowledge, threatened, against ICBC or any of its Subsidiaries which, if adversely determined. would materially adversely affect the ability of ICBC to consummate the transactions contemplated hereby. As of the date of this Agreement, to the best of ICBC's knowledge, there is no reasonable basis for any other proceeding, claim, action or governmental investigation against ICBC or any Subsidiary, except such proceedings, claims, actions or governmental investigations which would not have a material adverse effect on the ability of ICBC to consummate the transactions contemplated hereby.

         5.10 TAXES. Except as set forth in Section 5.10 of the ICBC Disclosure Schedule, each of ICBC and its Subsidiaries has (i) duly and timely filed and will duly and timely file (including applicable extensions granted without penalty) all material Tax Returns required to be filed at or prior to the Effective Time, and such Tax Returns are true and correct in all material respects, and (ii) paid in full or made adequate provision in the financial statements of ICBC (in accordance with GAAP) for all material Taxes shown to be due on such Tax Returns. Except as set forth in Section 5.10 of the ICBC Disclosure Schedule, (i) as of the date hereof, neither ICBC nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, and (ii) as of the date hereof, with respect to each taxable period of ICBC and its Subsidiaries, the federal and state income Tax Returns of ICBC and its Subsidiaries have been audited by the Internal Revenue Service or appropriate state tax authorities or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review. Except as set forth in Section 5.10 of the ICBC Disclosure Schedule, neither ICBC nor any of its Subsidiaries (i) has made an election under Section 341(f) of the Code, (ii) has issued or assumed any obligation under Section 279 of the Code, any high yield discount obligation as described in Section 163f(i) of the Code or any registration-required obligation within the meaning of
Section 163f(2) of the Code that is not in registered form, (iii) has made any payment, is obligated to make payment, or is party to any agreement that could obligate it to make any payment that would not be deductible under Section 280G of the Code or (iv) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

         5.11 EMPLOYEES. (a) Section 5.11(a) of the ICBC Disclosure Schedule sets forth a true and correct list of each deferred compensation plan, incentive compensation plan, equity compensation plan, "welfare" plan, fund or program (within the meaning of Section 3(1) of ERISA); "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA) that is sponsored, maintained or contributed to or required to be contributed to as of the date of this Agreement by, or with respect to which an obligation or liability exists of, ICBC, any of its Subsidiaries or any trade or business, whether or not incorporated (an "ICBC ERISA Affiliate"), all of which together with ICBC would be deemed a "single employer" within the meaning of Section 4001 of ERISA, for the benefit of any employee or former employee of ICBC, any Subsidiary or any ICBC ERISA Affiliate (collectively, the "ICBC Plans").

         (b) Except as set forth in Section 5.11(b) of the ICBC Disclosure Schedule, each of the ICBC Plans is in compliance in all material respects with applicable law, including but not limited to, the Code and ERISA; each of the ICBC Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS; no ICBC Plan has an accumulated or waived funding deficiency within the meaning of
Section 412 of the Code; neither ICBC nor any ICBC ERISA Affiliate has incurred, directly or indirectly, any liability to or on account of an ICBC Plan pursuant to Title IV of ERISA (other than PBGC premiums); to the knowledge of ICBC, no proceedings have been instituted to terminate any ICBC Plan that is subject to Title IV of ERISA; no "reportable event," as such term is defined in Section 4043(c) of ERISA, has occurred with respect to any ICBC Plan (other than a reportable event with respect to which the thirty day notice period has been waived); no condition exists that presents a material risk to ICBC of incurring a liability to or on account of an ICBC Plan pursuant to Title IV of ERISA; no ICBC Plan is a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA and no ICBC Plan is a multiple employer plan as defined in Section 413 of the Code; there are no pending or, to the knowledge of ICBC, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the ICBC Plans or any trusts related thereto; the fair market value of the assets of each ICBC Plan subject to Title IV of ERISA exceeds the present value of the benefit liabilities (as defined in Section 4001(a)(16) of ERISA) under such ICBC Plan as of the most recent plan year end prior to the date hereof, calculated using the actuarial assumptions used in the most recent actuarial valuation of such Plan as of the date hereof; with respect to each qualified plan which is an employee stock ownership plan (as defined in Section 4975(e)(7) of the Code), any assets of any such plan that are not allocated to participants' individual accounts are pledged as security for, and may be applied to satisfy, any securities acquisition indebtedness; and there is not currently any legally binding commitment by ICBC or any ICBC ERISA Affiliate to create an additional ICBC Plan or amend any ICBC Plan (except amendments to comply with law which do not materially increase the cost of such Plan) and ICBC and its Subsidiaries do not have any obligations for post-retirement or post-employment welfare benefits that cannot be amended or terminated upon sixty days' notice or less without incurring any liability thereunder, except for coverage required by
Part 6 of Title 1 of ERISA or Section 4980B of the Code, the premium cost of which is borne (to the extent permitted by law) by the insured individuals.

         5.12 SEC REPORTS. ICBC has previously delivered to the Company a true and correct copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 1996 by ICBC with the SEC pursuant to the Securities Act or the Exchange Act (the "ICBC Reports") and (b) communication mailed by ICBC to its stockholders since March 13, 1998, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. ICBC has timely filed all ICBC Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all ICBC Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

         5.13 ICBC INFORMATION. The information relating to ICBC and its Subsidiaries to be contained in the Proxy Statement and the Form S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder. The Form S-4 will comply with the provisions of the Securities Act and the rules and regulations thereunder.

         5.14 COMPLIANCE WITH APPLICABLE LAW. ICBC and each of its Subsidiaries holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied in all material respect with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to ICBC or any of its Subsidiaries and neither ICBC nor any of its Subsidiaries knows of or has received notice of any violations of any of the above.

         5.15 OWNERSHIP OF COMPANY COMMON STOCK. Other than pursuant to the terms of the Stock Option Agreement, neither ICBC nor any of its affiliates or associates (as such terms are defined under the Exchange Act) beneficially owns, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company (other than DPC Shares).

         5.16 AGREEMENTS WITH REGULATORY AGENCIES. Neither ICBC nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 5.16 of the ICBC Disclosure Schedule, an "ICBC Regulatory Agreement"), any Governmental Entity that restricts materially the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has ICBC or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any ICBC Regulatory Agreement.

         5.17 OPINION. Prior to the execution of this Agreement, ICBC has received an oral opinion from Merrill Lynch to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Aggregate Merger Consideration pursuant to this Agreement is fair from a financial point of view to ICBC. Such opinion has not been amended or rescinded as of the date of this Agreement.

         5.18 ENVIRONMENTAL MATTERS. (a) Each of ICBC and its Subsidiaries, each of the Participation Facilities and, to the best knowledge of ICBC, the Loan Properties (each as hereinafter defined), are in compliance with Environment Laws and with all applicable decrees, orders and contractual obligations relating to pollution or the discharge of, or exposure to, Hazardous Materials in the environment or workplace;

         (b) There is no suit, claim, action, proceeding or investigation pending or, to the best knowledge of ICBC, threatened (or to the best knowledge of ICBC, no past or present actions, activities, circumstances, conditions, events or incidents that could form the basis of any such suit, claim, action, proceeding, investigation or notice), before any Governmental Entity or other forum in which ICBC, any of its Subsidiaries, any Participation Facility or any Loan Property (or person or entity whose liability for any such suit, claim, action, proceeding, investigation or notice ICBC, any of its Subsidiaries, Participation Facility or Loan Property has or may have been retained or assumed either contractually or by operation of law), has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release, threatened release or exposure to or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Material whether or not occurring at or on a site owned, leased or operated by ICBC or any of its Subsidiaries, any Participation Facility or any Loan Property;

         (c) To the best knowledge of ICBC, during the period of (x) ICBC's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (y) ICBC's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) ICBC's or any of its Subsidiaries' interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property. To the best knowledge of ICBC, prior to the period of (x) ICBC's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (y) ICBC's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) ICBC's or any of its Subsidiaries' interest in a Loan Property, there was no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property; and

         (d) The following definitions apply for purposes of this Section 5.18:
(x) "Hazardous Materials" means any chemicals, pollutants, contaminants, wastes, hazardous or toxic substances, petroleum or other regulated substances or materials, (y) "Loan Property" means any property in which ICBC or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (z) "Participation Facility" means any facility in which ICBC or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

         5.19 LOAN PORTFOLIO. Except as set forth in Section 5.19 of the ICBC Disclosure Schedule, neither ICBC nor any of its Subsidiaries is a party to any written or oral Loans, other than Loans the unpaid principal balance of which does not exceed $350,000, under the terms of which the obligor was, as of December 31, 1998, 90 days or more delinquent in payment of principal or interest or in default of any other provision. Section 5.19 of the ICBC Disclosure Schedule sets forth (i) all of the Loans of ICBC or any of its Subsidiaries that as of December 31, 1998 were classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans", "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of ICBC and its Subsidiaries that as of December 31, 1998 were classified as nonaccrual, together with the aggregate principal amount on such Loans by category and (iii) each asset of ICBC that as of December 31, 1998 was classified as "Other Real Estate Owned" and the book value thereof.

         5.20 INSURANCE. ICBC and its Subsidiaries are presently insured, and since December 31, 1995 have been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by ICBC and its Subsidiaries are in full force and effect, ICBC and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

         5.21 YEAR 2000 MATTERS. Section 5.21 of the ICBC Disclosure Schedule contains a true and correct copy of ICBC's plan for addressing year 2000 computer issues (the "Year 2000 Plan"). ICBC is in compliance with ICBC's Year 2000 Plan. ICBC Bank has been examined by the FDIC with respect to being "Year 2000 Compliant" and neither ICBC nor ICBC Bank has received any written communication from the FDIC commenting adversely with respect to the ability of ICBC Bank to become Year 2000 compliant.

         5.22 APPROVALS. As of the date of this Agreement, ICBC knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Bank Merger) should not be obtained.

         5.23 REORGANIZATION. ICBC has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.


                                   ARTICLE VI

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         6.1 COVENANTS OF THE COMPANY. Except as expressly provided in this Agreement or the Stock Option Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall use commercially reasonable efforts to, and shall cause its Subsidiaries to use commercially reasonable efforts to, (i) conduct its business in the ordinary and usual course consistent with past practices and prudent banking practice; (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action which would adversely affect or delay the ability of the Company, the Company Bank, ICBC or ICBC Bank to perform its covenants and agreements on a timely basis under this Agreement or the Stock Option Agreement, and (iv) take no action which would adversely affect or delay the ability of the Company, the Company Bank, ICBC or ICBC Bank to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction. Without limiting the generality of the foregoing, and except as set forth in Section 6.1 of the Company Disclosure Schedule or as otherwise specifically provided by this Agreement, the Stock Option Agreement or consented to in writing by ICBC, the Company shall not, and shall not permit any of its Subsidiaries to:

                  (a) solely in the case of the Company, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, other than normal quarterly dividends not in excess of $0.13 per share of Company Common Stock;

                  (b) (i) repurchase, redeem or otherwise acquire (except for the acquisition of DPC Shares, as such term is defined in Section 1.4(b) hereof) any shares of the capital stock of the Company or any Subsidiary of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any Subsidiary of the Company, (ii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, except, in the case of clauses (ii) and (iii), for the issuance of Company Common Stock upon the exercise or fulfillment of rights or options issued or existing or grants made pursuant to the Company Option Plans or the Stock Option Agreement, all to the extent outstanding and in existence on the date of this Agreement as set forth in Section 6.1(b) of the Company Disclosure Schedule and in accordance with their present terms;

                  (c) amend its certificate of incorporation, or bylaws or other similar governing documents;

                  (d) (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of the Company) with respect to a merger, consolidation or similar transaction involving, or any purchase, lease or other acquisition of, all or more than 10% of the assets or any equity securities of the Company or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"),
(ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or (iii) authorize or permit any of its directors, officers, employees or agents to directly or indirectly engage in any of the activities specified in clauses (i) or (ii); provided, however, that nothing contained in this Agreement shall prevent the Company or its Board of Directors from engaging in any negotiations or discussions with, or providing any confidential information or data to, any person who has made an unsolicited bona fide written Acquisition Proposal, if and only to the extent that, in each such case referred to above, (A) the Board of Directors of the Company, based upon written advice of outside legal counsel, in good faith deems such action to be legally necessary for the proper discharge of its fiduciary duties under applicable law and (B) the Board of Directors of the Company determines in good faith (based upon written advice of its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the Acquisition Proposal and the person making the Acquisition Proposal and would, if consummated, result in a more favorable transaction than the transaction contemplated by this Agreement; provided further, however, that the Company may communicate information about any such Acquisition Proposal to its stockholders if, in the judgment of the Company's Board of Directors, based upon the written advice of outside counsel, such communication is required under applicable law. The Company will notify ICBC immediately orally (within one calendar day) and in writing (within three calendar days) if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company after the date hereof, and the identity of the person making such inquiry, proposal or offer and the substance thereof and will keep ICBC informed of any developments with respect thereto immediately upon occurrence thereof. Subject to the foregoing, the Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company and its Subsidiaries will take the necessary steps to inform their respective officers, directors, agents, and representatives (including, without limitation, any investment banker, attorney or accountant retained by it) of the obligations undertaken in this Section 6.1(d). The Company will promptly request each person (other than ICBC) that has executed a confidentiality agreement prior to the date hereof in connection with its consideration of a business combination with the Company or any of its Subsidiaries to return or destroy all confidential information previously furnished to such person by or on behalf of the Company or any of its Subsidiaries. The Company shall take all steps reasonably necessary to enforce all such confidentiality agreements;

                  (e) make any capital expenditures other than those which (i) are made in the ordinary course of business or are necessary to maintain existing assets in good repair, (ii) are set forth in Section 6.1(e) of the Company Disclosure Schedule, and (iii) in any event (excluding those expenditures set forth in Section 6.1(e) of the Company Disclosure Schedule) are in an amount of no more than $100,000 in the aggregate;

                  (f)      enter into any new line of business;

                  (g) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to the Company, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practices;

                  (h) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VIII not being satisfied;

                  (i) change its methods of accounting in effect at December 31, 1998, except as required by changes in GAAP or regulatory accounting principles as concurred in writing by the Company's independent auditors;

                  (j) (i) except as required by applicable law or as required to maintain qualification pursuant to the Code, adopt, amend or terminate any employee benefit plan (including, without limitation, any Plan) or any agreement, arrangement, plan, trust, other funding arrangement or policy between the Company or any Subsidiary of the Company and one or more of its current or former directors, officers, employees or independent contractors except as required pursuant to irrevocable commitments existing on the date of this Agreement, change any trustee or custodian of the assets of any plan or transfer plan assets among trustees or custodians, (ii) increase or accelerate payment of in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Plan or agreement as in effect as of the date hereof, except (A) as may be required pursuant to binding commitments existing on the date hereof as set forth in Section 4.15 of the Company Disclosure Schedule, (B) as may be required by applicable law, and (C) in the case of employees who are not officers at the level of Vice President or above, normal salary increases in the ordinary course of business consistent with past practice, or (iii) grant or award any stock options, stock appreciation rights, restricted stock, restricted stock units, performance units or shares;

                  (k) other than activities in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements except as otherwise specifically contemplated by this Agreement;

                  (l) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

                  (m) file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries;

                  (n) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any employment, consulting or severance agreement or of any material contract, agreement or lease for goods, services or office space to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties is bound, other than the renewal in the ordinary course of business of any lease the term of which expires prior to the Closing Date;

                  (o) other than in the ordinary course of business consistent with past practice, in individual amounts not to exceed $100,000, and other than investments for the Company's portfolio made in accordance with Section 6.1(p), make any investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity;

                  (p) make any investment in any debt security, including mortgage-backed and mortgage related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than five years or mortgage-backed or mortgage related securities which would not be considered "high risk" securities under applicable regulatory pronouncements, that are purchased in the ordinary course of business consistent with past practice;

                  (q) enter into or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $100,000 per annum and other than contracts or agreements covered by Section 6.1(t);

                  (r) settle any claim, action or proceeding involving any liability of the Company or any of its Subsidiaries for money damages in excess of $100,000 or involving any material restrictions upon the operations of the Company or any of its Subsidiaries;

                  (s) except in the ordinary course of business and in amounts less than $100,000, waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim;

                  (t) (i) make or commit to make any new loan or other extension of credit in an amount of $300,000 or more, renew for a period in excess of one year any existing loan or other extension of credit in an amount of $300,000 or more, or increase by $300,000 or more the aggregate credit outstanding to any borrower or group of affiliated borrowers, except such loan originations, commitments, extensions, renewals or increases that have been reviewed by ICBC, or (ii) make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, other than in the ordinary course of business consistent with past practice and in strict compliance with the Company's current Board-approved loan policies as in effect on the date hereof;

                  (u) incur any additional borrowings beyond those set forth in
Section 6.1(u) of the Company Disclosure Schedule other than short-term (with a final maturity of two years or less) Federal Home Loan Bank borrowings and reverse repurchase agreements consistent with past practice, or pledge any of its assets to secure any borrowings other than as required pursuant to the terms of borrowings of the Company or any Subsidiary in effect at the date hereof or in connection with borrowings or reverse repurchase agreements permitted hereunder. Deposits shall not be deemed to be borrowings within the meaning of this paragraph;

                  (v) make any investment or commitment to invest in real estate or in any real estate development project, other than real estate acquired in satisfaction of defaulted mortgage loans and investments or commitments approved by the Board of Directors of the Company prior to the date of this Agreement and disclosed in writing to ICBC, provided, however, the Company shall not take any further action with respect to the loans and properties set forth in Section
4.17 of the Company Disclosure Schedule without the prior consent of ICBC;

                  (w) except pursuant to commitments existing at the date hereof which have previously been disclosed in writing to the ICBC, make any real estate loans secured by undeveloped land or real estate located outside the States of New Jersey and New York, and provided further that lending relationships with borrowers in other states existing as of the date of this Agreement may be maintained;

                  (x) except for the opening of a branch office in Maplewood, New Jersey the estimated costs of which have been previously disclosed to ICBC, establish or make any commitment relating to the establishment of any new branch or other office facilities other than those for which all regulatory approvals have been obtained; with respect to any such new branch or other office facility for which regulatory approval has been received, make any capital expenditures that in the aggregate would exceed $50,000;

                  (y) organize, capitalize, lend to or otherwise invest in any Subsidiary, or invest in or acquire a 10% or greater equity or voting interest in any firm, corporation or business enterprise;

                  (z) appoint or nominate for election to the Board of Directors of the Company any person who is not a member of the Board of Directors of the Company as of the last Company Report; or

                  (aa)     agree to do any of the foregoing.

         6.2 COVENANTS OF ICBC. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, ICBC shall use commercially reasonable efforts to, and shall cause its Subsidiaries to use commercially reasonable efforts to, (i) conduct its business in the ordinary and usual course consistent with past practices and prudent banking practice, (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action which would adversely affect or delay the ability of the Company or ICBC to perform its covenants and agreements on a timely basis under this Agreement, and (iv) take no action which would adversely affect or delay the ability of the Company, ICBC, the Company Bank or ICBC Bank to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction. Without limiting the generality of the foregoing, and except as set forth in
Section 6.2 of the ICBC Disclosure Schedule or as otherwise specifically provided by the Agreement or consented to in writing by the Company, ICBC shall not, and shall not permit any of its Subsidiaries to:

                  (a) solely in the case of ICBC, declare or pay any dividends on or make any other distributions in respect of any of its capital stock other than its regular quarterly dividends;

                  (b) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VIII not being satisfied;

                  (c) change its methods of accounting in effect at December 31, 1998, except in accordance with changes in GAAP or regulatory accounting principles as concurred in by ICBC's independent auditors;

                  (d) repurchase any of the ICBC Common Stock during the Pricing Period or the three (3) consecutive trading days immediately preceding the commencement of the Pricing Period; or

                  (e) agree to do any of the foregoing.

                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

         7.1 REGULATORY MATTERS. (a) Within sixty (60) days after the date hereof or as soon as thereafter as is reasonably practicable, ICBC and the Company shall promptly prepare and file with the SEC the Proxy Statement and ICBC shall promptly prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a part of the prospectus contained therein. Each of the Company and ICBC shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter mail the Proxy Statement to its stockholders. ICBC shall also use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement.

                  (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to prepare and file within sixty (60) days after the date hereof or as soon as thereafter as is reasonably practicable, all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger and the Bank Merger). The Company and ICBC shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or ICBC, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

                  (c) ICBC and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of ICBC, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

                  (d) ICBC and the Company shall promptly furnish each other with copies of written communications received by ICBC or the Company, as the case may be, or any of their respective Subsidiaries, Affiliates or Associates (as such terms are defined in Rule 12b-2 under the

Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

         7.2 ACCESS TO INFORMATION. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, it shall, and shall cause its Subsidiaries to, make available to the other party all information concerning its business, properties and personnel as the other party may reasonably request.

         Neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

                  (b) All information furnished pursuant to Section 7.2(a) shall be subject to, and each of the Company and ICBC shall hold all such information in confidence in accordance with, the provisions of the confidentiality agreement, dated March 30, 1999 the "Confidentiality Agreement"), between ICBC and the Company.

                  (c) No investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

         7.3 STOCKHOLDER MEETING. The Company shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders to be held as soon as is reasonably practicable after the date on which the Form S-4 becomes effective for the purpose of voting upon the approval and adoption of this Agreement and the consummation of the transactions contemplated hereby. The Company will, through its Board of Directors, recommend to its stockholders approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its stockholders in connection with this Agreement, unless the Board of Directors determines, based upon written advice of outside legal counsel, that the fiduciary duties of such Board preclude it from making such recommendation. The Company shall engage a nationally recognized proxy solicitation firm mutually acceptable to the Company and ICBC to assist the Company in solicitation of the approval and adoption of the Agreement by its shareholders at the meeting thereof called to consider the Agreement.

         7.4 LEGAL CONDITIONS TO MERGER. Each of ICBC and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or ICBC or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.

         7.5 AFFILIATES. Promptly, but in any event within one week after the execution and delivery of this Agreement, the Company shall deliver to ICBC a letter identifying all persons who, to the knowledge of the Company, may be deemed to be "affiliates" of the Company under Rule 145 of the Securities Act, including, without limitation, all directors and executive officers of the Company, together with executed letter agreements, each substantially in the form of Exhibit B hereto, executed by each such person so identified as an affiliate of the Company agreeing (i) to comply with Rule 145 and (ii) to be present in person or by proxy and vote in favor of the Merger at the Company's stockholders' meeting.

         7.6 STOCK EXCHANGE LISTING. ICBC shall use its reasonable best efforts to cause the shares of ICBC Common Stock to be issued in the Merger to be approved for listing for quotation on the Nasdaq Stock Market, subject to official notice of issuance, as of the Effective Time.

         7.7 EMPLOYEE BENEFIT PLANS; EXISTING AGREEMENTS. (a) As of or as soon as practicable following the Effective Time, the employees of the Company and its Subsidiaries (the "Company Employees") shall become employees of ICBC or a Subsidiary thereof and shall be eligible to participate in the ICBC Plans in which similarly situated employees of ICBC or ICBC Bank participate, to the same extent as similarly situated employees of ICBC or ICBC Bank (it being understood that inclusion of Company Employees in such employee benefit plans may occur at different times with respect to different plans); provided, however, that (i) nothing contained herein shall require ICBC or any of its Subsidiaries to make any grants to any Company Employee under either the ICBC Stock Plan or the ICBC 1998 Recognition and Retention Plan and Trust Agreement, it being understood that any such grants are completely discretionary, and (ii) nothing contained herein shall require ICBC or any of its Subsidiaries to permit a Company Employee who is receiving severance as a result of the transactions contemplated by this Agreement pursuant to any employment, severance, consulting or other compensation agreements, plans and arrangements with the Company or any of its Subsidiaries to participate in any severance or change in control agreement or plan offered by ICBC or any of its Subsidiaries.

                  (b) With respect to each ICBC Plan, for purposes of determining eligibility to participate, vesting, entitlement to benefits and vacation entitlement (but not for accrual of benefits under the ICBC defined benefit pension plan), service with the Company or any Subsidiary shall be treated as service with ICBC; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations with respect to any ICBC Plan. Each ICBC Plan shall waive pre-existing condition limitations to the same extent waived under the applicable Company Plan. Company Employees shall be given credit for amounts paid under a corresponding Company or any Subsidiary benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the ICBC Plan during the applicable plan year.

                  (c) As of the Effective Time, ICBC shall assume and honor and shall cause the appropriate Subsidiaries of ICBC to assume and honor in accordance with their terms all employment, severance and other compensation agreements, plans and arrangements existing immediately prior to the execution of this Agreement which are between the Company or any of its Subsidiaries and any officer or employee thereof and which have been disclosed in Section 4.11(a) of the Company Disclosure Schedule. ICBC acknowledges and agrees that (i) consummation of the Merger constitutes a "Change in Control" for all purposes pursuant to such agreements, plans and arrangements (except where otherwise indicated in subsection (c) of Section 4.11(a) of the Company Disclosure Schedule), and (ii) in light of ICBC's plans relating to management assignments and responsibilities with respect to the business of ICBC from and after the Effective Time, each officer or employee who is a party to, or is otherwise subject to, any such agreement, plan or arrangement will, upon consummation of the Merger, be entitled to receive the severance or other similar benefits that are provided thereunder in the event of a voluntary termination of employment in connection with a Change in Control (whether or not such person continues in the employment of ICBC or its subsidiaries). Any officer or employee of the Company or any of its Subsidiaries who is a party to an agreement set forth in subsection (c) of Section 4.11(a) of the Company Disclosure Schedule (the "Executive Agreements") who intends to terminate employment as of the Effective Time, or who otherwise becomes entitled to benefits thereunder, shall be entitled to receive the cash benefits payable under such agreement on the Closing Date by wire transfer of immediately available funds to an account designated by such employee in writing and delivered to ICBC not less than five
(5) business days prior to the Closing Date; provided, however, that the employee executes and delivers to the Company an instrument in form and substance satisfactory to ICBC releasing ICBC and its affiliates from any further liability for monetary payments under such agreement. Notwithstanding anything contained herein to the contrary, (i) ICBC acknowledges and agrees that the amounts reflected in Section 4.15(c) of the Company Disclosure Schedule (A) have been calculated in a manner consistent with, and according to, the provisions of the Executive Agreements (copies of which have been furnished by the Company to ICBC), and (B) represent good faith estimates of the amounts payable as of the future date specified therein based upon assumptions regarding interest rates, compensation or the assumed Closing Date, which are disclosed in
Section 4.15(c) of the Company Disclosure Schedule, and (ii) the amounts payable under such Plans will not exceed, individually or in the aggregate, the amounts reflected in Section 4.15(c) of the Company Disclosure Schedule (except to the extent that any good faith estimates contained in Section 4.15(c) of the Company Disclosure Schedule change due to changes in interest rates, compensation or the assumed Closing Date). To the extent that an officer or employee of the Company or any of its Subsidiaries is entitled to the continued receipt of health insurance, life insurance, automobile allowance or other similar fringe benefits pursuant to an Executive Agreement, and such officer or employee becomes a director, officer, employee or consultant of ICBC or any of its Subsidiaries following the Effective Time and as a result becomes entitled to receive the same fringe benefits in his or her capacity as a director, officer, employee or consultant of ICBC or any of its Subsidiaries, then the fringe benefits provided to such person shall be deemed to be provided in connection with such person's service as a director, officer, employee or consultant of ICBC or any of its Subsidiaries for so long as such person serves in such capacity and shall be in lieu of, and not in addition to (and for the sole purpose to avoid duplication of benefits), the same fringe benefits that would have otherwise been provided pursuant to the Executive Agreement.

         (d) With respect to the Statewide Savings Bank, S.L.A. Employee Stock Ownership Plan (the "ESOP"), the Company shall:

                  (i) take any actions necessary to cause the ESOP to be terminated and for the balances in all Accounts (as defined in the ESOP) to become fully vested and nonforfeitable as of the Closing Date;

                  (ii) use its best efforts to cause the Trustee of the ESOP to make such elections under Sections 1.4 and 1.5 of this Agreement with respect to unallocated Company Common Stock as are necessary to obtain cash at least equal to the remaining ESOP indebtedness;

                  (iii) cause the Trustee to use such cash to repay in full all such outstanding ESOP indebtedness;

                  (iv) cause the shares of Company Common Stock and/or any cash remaining in the suspense account maintained under the ESOP, after giving effect to the repayment of ESOP indebtedness referred to in subparagraph (iii) above, to be allocated as investment earnings of the ESOP (as of the Closing Date) to the accounts of all ESOP participants who have account balances as of the Closing Date, in proportion to the aggregate value of their respective Stock Accounts and Investment Accounts (as defined in the ESOP) in accordance with the applicable provisions of the ESOP;

                  (v) cause the account balances of all ESOP participants to be distributed in a lump sum (or transferred in accordance with Section 401(a)(31) of the Code) as soon as practicable following the later of (A) the Closing Date or (B) the date of receipt of a favorable determination letter from the IRS regarding the qualified status of the ESOP upon its termination; and

                  (vi) adopt amendment(s) to the ESOP, in form and substance reasonably satisfactory to ICBC, which includes and provides for the actions described in subparagraphs (i), (ii), (iii), (iv) and (v) above or as may be requested by the IRS in connection with the request for a determination letter.

         (e) As soon as practicable after the date hereof, the Company shall file a request for a determination letter from the IRS regarding the continued qualified status of the ESOP upon its termination. Prior to the Effective Time, the Company and, following the Effective Time, ICBC shall use their respective best efforts to obtain such favorable determination letter (including, but not limited to, making such changes to the ESOP and the proposed allocations described herein as may be requested by the IRS as a condition to its issuance of a favorable determination letter). Neither the Company nor ICBC shall implement any of the actions described in Sections 7.7(d)(iv) and (v) above until receipt of such favorable determination letter.

                  (f) As of the Effective Time, each Company employee who is a participant in the Statewide Savings Bank 401(k) Plan (the "Company 401(k) Plan") shall become fully vested in his or her employer matching account balance in the Company 401(k) Plan and the Company 401(k) Plan will either be merged into the Independence Savings Bank 401(k) Savings Plan in RSI Retirement Trust (the "ICBC 401(k) Plan") effective as of a date following the Effective Time selected by ICBC or, if so elected by ICBC, terminated immediately prior to, on or after the Effective Time. The determination as to whether the Company 401(k) Plan shall be terminated or merged into the ICBC 401(k) Plan shall be made by ICBC. Effective as of the date of the merger of the Company 401(k) Plan into the ICBC 401(k) Plan, if applicable, or the termination of the Company 401(k) Plan (or the Effective Time, if subsequent to such termination), if applicable, Company employees who are then participating in the Company 401(k) Plan shall become participants in the ICBC 401(k) Plan.

                  (g) As soon as practicable after the execution of this Agreement, the Company will cooperate to cause the Statewide Recognition Plans to be amended and other action taken, in a manner reasonably acceptable to ICBC, to provide that the Statewide Recognition Plans will terminate upon the Effective Time; provided, however, that any distribution of shares under the Statewide Recognition Plans shall be effected in accordance with the requirements, if any, of federal and state securities laws and regulations. No action shall be taken that would adversely affect the rights of plan participants who hold outstanding grants or awards of shares of Company Common Stock, whether before or after the Effective Time. No further grants or awards shall be made under the Statewide Recognition Plans following the date of this Agreement.

                  (h) ICBC agrees to honor the terms of each of the Company SERPs which have been disclosed in Section 4.11 of the Company Disclosure Schedule. The Company agrees not to establish any trust funds under the SERPs.

                  (i) Any person who is serving as an employee of either the Company or any Subsidiary thereof as of the date of this Agreement (other than those employees covered by either a written employment or severance agreement) whose employment is discontinued by ICBC or any its Subsidiaries within six months after the Effective Time (unless termination of such employment is for Cause (as defined below)) shall be entitled to a severance payment from ICBC or its Subsidiaries equal in amount to one week's base pay for each full year such employee was employed by the Company or a Company Subsidiary or any successor or predecessor thereto, subject to a minimum of two weeks' severance and a maximum of 26 weeks' severance, provided that the benefits payable pursuant to this
Section 7.7(i) shall be in lieu of, and not in addition to, any amounts that may have otherwise been payable pursuant to the Company's unwritten severance policy described in subsection (d) of Section 4.11(a) of the Company Disclosure Schedule. For purposes of this Section 7.7(i), "Cause" shall mean termination because of the employee's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule, or regulation (other than traffic violations or similar offenses).

         7.8 INDEMNIFICATION. (a) It is understood and agreed that after the Effective Time, ICBC shall indemnify and hold harmless, to the fullest extent that the Company is permitted to indemnify (including advancement of expenses) its directors and officers under New Jersey law or OTS regulations, as applicable, and the Certificate of Incorporation and Bylaws of the Company as in effect at the Effective Time, any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of the Company or any of its Subsidiaries (the "Indemnified Parties") against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with ICBC; provided, however, that (1) ICBC shall have the right to assume the defense thereof and upon such assumption ICBC shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if ICBC elects not to assume such defense or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between ICBC and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with ICBC, and ICBC shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) ICBC shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) ICBC shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) ICBC shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 7.8, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify ICBC thereof, provided that the failure to so notify shall not affect the obligations of ICBC under this Section 7.8 except to the extent such failure to notify materially prejudices ICBC. ICBC's obligations under this Section 7.8 shall continue in full force and effect for a period of six years from and after the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

                  (b) ICBC shall cause the persons serving as officers and directors of the Company immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors' and officers' liability insurance policy maintained by the Company (provided that ICBC may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy or single premium tail coverage with policy limits equal to the Company's existing annual coverage limits) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall ICBC be required to expend an aggregate premium for such six-year period in excess of 200% of the current annual premiums expended by the Company (the "Insurance Amount") to maintain or procure insurance coverage, and further provided that if ICBC is unable to maintain or obtain the insurance called for by this Section 7.8(b), ICBC shall use all reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount.

                  (c) In the event ICBC or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of ICBC assume the obligations set forth in this Section.

                  (d) The provisions of this Section 7.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

         7.9 ADDITIONAL AGREEMENTS. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by ICBC.

         7.10 COORDINATION OF DIVIDENDS. After the date of this Agreement, the Company shall coordinate the declaration of any dividends in respect of the Company Common Stock and the record dates and payment dates relating thereto with that of the ICBC Common Stock, it being the intention of the parties that the holders of ICBC Common Stock or Company Common Stock shall not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter with respect to their shares of ICBC Common Stock and/or Company Common Stock and any shares of ICBC Common Stock any holder of Company Common Stock receives in exchange therefor in the Merger.

         7.11 NOTIFICATION OF CERTAIN MATTERS. Each party shall give prompt notice to the others of (a) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results or operations of such party and its Subsidiaries taken as a whole to which such party or any Subsidiary is a party or is subject; and (b) any event, condition, change or occurrence which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Event. Each of the Company and ICBC shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

         7.12 CERTAIN MATTERS, CERTAIN REVALUATIONS, CHANGES AND ADJUSTMENTS. At or before the Effective Time, upon the request of ICBC, the Company shall, consistent with GAAP, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied consistently on a mutually satisfactory basis with those of ICBC and establish such accruals and reserves as shall be necessary to reflect Merger-related expenses and costs incurred by the Company, provided, however, that the Company shall not be required to take such action (A) more than five days prior to the Effective Time, and (B) unless ICBC agrees in writing that all conditions to closing set forth in Article VIII have been satisfied or waived (other than those conditions relating to delivery of documents on the Closing Date); and provided further, however, that no accrual or reserve made by the Company or any Company Subsidiary pursuant to this
Section 7.12 or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

         7.13 APPOINTMENTS. Mr. Richel shall be appointed as a director and Vice Chairman of the Board of Directors of ICBC as of the Effective Time, shall be placed in the class of directors whose term is scheduled to expire in the year 2000, and upon the expiration of his term in the year 2000, the Board of Directors shall nominate Mr. Richel to serve for an additional term of three years. In addition, Mr. Richel will receive a five-year contract for services to be actually rendered as a consultant and senior advisor following the Effective Time, substantially in the form set forth in Section 7.13 of the ICBC Disclosure Schedule. Mr. Richel shall also be appointed as a director of ICBC Bank as of the Effective Time, shall be placed in the class of directors whose term is scheduled to expire in the year 2000; and upon the expiration of his term in the year 2000, ICBC agrees to re-elect Mr. Richel as a director of ICBC Bank for an additional term of three years.

         7.14 ADVISORY BOARD. ICBC Bank shall, effective as of the Effective Time, cause each person serving as a director of the Company as of the date of this Agreement, if such persons are willing to so serve, to be elected or appointed as members of a Advisory Board to the ICBC Bank ("Advisory Board") to be established by ICBC Bank, the function of which shall be to advise ICBC with respect to deposit and lending activities in the Company's market area and to maintain and develop customer relationships. The members of the Advisory Board who are willing to so serve initially shall be elected or appointed for a term of one year. ICBC Bank agrees to re-elect or reappoint each of the initial members of the Advisory Board to an additional one-year term following the initial one-year term; provided, however, that ICBC Bank shall have no obligation to re-elect or re-appoint any member if ICBC Bank reasonably determines that such member has a conflict of interest that compromises such member's ability to serve effectively as a member of the Advisory Board or any cause exists that otherwise would allow for removal of such person as a director of ICBC Bank if such person were a member of ICBC Bank's Board of Directors. Each member of the Advisory Board shall receive a retainer fee for such service at an annual rate of $20,000, which fees shall be payable in quarterly installments or in one lump sum at any time in advance at the option of ICBC Bank.


                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

         8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                  (a) Stockholder Approval. This Agreement shall have been approved and adopted by the requisite vote of the holders of the outstanding shares of Company Common Stock under applicable law and the Company's Certificate of Incorporation and Bylaws.

                  (b) Listing of Shares. The shares of ICBC Common Stock which shall be issued to the stockholders of the Company upon consummation of the Merger shall have been authorized for listing for quotation on the Nasdaq Stock Market, subject to official notice of issuance.

                  (c) Other Approvals. All necessary regulatory or governmental approvals, consents or waivers required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired; and all other consents, waivers and approvals of any third parties which are necessary to permit the consummation of the Merger and the other transactions contemplated hereby shall have been obtained or made except for those the failure to obtain would not have a Material Adverse Effect (i) on the Company and its subsidiaries taken as a whole or (ii) on ICBC and its Subsidiaries taken as a whole. None of the approvals or waivers referred to herein shall contain any term or condition which would have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger.

                  (d) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

                  (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

                  (f) Affiliate Letters. ICBC shall have received the letter agreements referred to in Section 7.5 hereof.

         8.2 CONDITIONS TO OBLIGATIONS OF ICBC. The obligation of ICBC to effect the Merger is also subject to the satisfaction or waiver by ICBC at or prior to the Effective Time of the following conditions:

                  (a) Representations and Warranties. (i) Subject to Section 3.2, the representations and warranties of the Company set forth in this Agreement (other than those set forth in the first and third sentences of Section 4.1(a), the first two sentences of Section 4.1(b) and Sections 4.2, 4.6, 4.8(a), 4.10 and 4.18) shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and (ii) the representations and warranties of the Company set forth in the first and third sentences of Section 4.1(a), the first two sentences of Section 4.1(b) and Sections 4.2, 4.6, 4.8(a), 4.10 and 4.18 of this Agreement shall be true and correct in all material respects (without giving effect to Section 3.2 of this Agreement) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. ICBC shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

                  (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and ICBC shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

                  (c) Federal Tax Opinion. ICBC shall have received an opinion from Elias, Matz, Tiernan & Herrick L.L.P., counsel to ICBC ("ICBC's Counsel"), in form and substance reasonably satisfactory to ICBC, dated the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes:

                           (i) No gain or loss will be recognized by ICBC or the
Company as a result of the Merger;

                           (ii) No gain or loss will be recognized by the
stockholders of the Company who exchange all of their Company Common Stock solely for ICBC Common Stock pursuant to the

Merger (except with respect to cash received in lieu of a fractional share interest in ICBC Common Stock); and

                           (iii) The aggregate tax basis of the ICBC Common
Stock received by stockholders who exchange all of their Company Common Stock solely for ICBC Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Company Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

In rendering such opinion, ICBC's Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of ICBC, the Company and others, reasonably satisfactory in form and substance to such counsel.

                  (d) Accountant's Letter. The Company shall have caused to be delivered to ICBC "cold comfort" letters or letters of procedures from the Company's independent certified public accountants, dated (i) the date of the mailing of the Proxy Statement to the Company's stockholders and (ii) a date not earlier than five business days preceding the Closing Date and addressed to ICBC, concerning such matters as are customarily covered in transactions of the type contemplated hereby.

                  (e) Approvals. Any and all permits, consents, waivers, clearances, approvals and authorizations of all Governmental Entities and third parties which are necessary in connection with the consummation of the Merger and the Bank Merger shall have been obtained; provided, however, that no approval or consent referred to in this Section 8.1(e) shall be deemed to have been received if it shall include any term, condition or requirement that, individually or in the aggregate, (i) would result in a material adverse effect on the results, business, operation, assets, financial condition or prospects of ICBC on a consolidated basis, or (ii) would reduce the economic or business benefits of the transactions contemplated by this Agreement to ICBC in so significant a manner that ICBC, in its reasonable judgement, would not have entered into this Agreement.

         8.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

                  (a) Representations and Warranties. (i) Subject to Section 3.2, the representations and warranties of ICBC set forth in this Agreement (other than those set forth in the first and third sentences of Section 5.1(a), the first two sentences of Section 5.1(b) and Sections 5.2, 5.6 and 5.8 shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and (ii) the representations and warranties of ICBC set forth in the first and third sentences of Section 5.1(a), the first two sentences of Section 5.1(b) and Sections 5.2, 5.6 and 5.8 of this Agreement shall be true and correct in all material respects (without giving effect to Section 3.2 of this Agreement) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. The Company shall have received a certificate signed on behalf of ICBC by the Chief Executive Officer and the Chief Financial Officer of ICBC to the foregoing effect.

                  (b) Performance of Obligations of ICBC. ICBC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of ICBC by the Chief Executive Officer and the Chief Financial Officer of ICBC to such effect.

                  (c) Federal Tax Opinion. The Company shall have received an opinion from McCarter & English LLP (the "Company's Counsel"), in form and substance reasonably satisfactory to the Company, dated the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes:

                           (i)  No gain or loss will be recognized by ICBC or
the Company as a result of the Merger;

                           (ii) No gain or loss will be recognized by the
stockholders of the Company who exchange all of their Company Common Stock solely for ICBC Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in ICBC Common Stock); and

                           (iii) The aggregate tax basis of the ICBC Common
Stock received by stockholders who exchange all of their Company Common Stock solely for ICBC Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Company Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

In rendering such opinion, the Company's Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of ICBC, the Company and others, reasonably satisfactory in form and substance to such counsel.

                  (d) Accountant's Letter. ICBC shall have caused to be delivered to the Company "cold comfort" letters or letters of procedures from ICBC's independent certified public accountants, dated (i) the date of the mailing of the Proxy Statement to the Company's stockholders and (ii) a date not earlier than five business days preceding the Closing Date and addressed to the Company, concerning such matters as are customarily covered in transactions of the type contemplated hereby.

                                   ARTICLE IX

                            TERMINATION AND AMENDMENT

         9.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

                  (a) by mutual consent of the Company and ICBC in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

                  (b) by either ICBC or the Company upon written notice to the other party (i) 45 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 45-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 9.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

                  (c) by either ICBC or the Company, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, if the Merger shall not have been consummated on or before January 31, 2000, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

                  (d) by either ICBC or the Company, if its Board of Directors so determines by a vote of a majority of the members of its entire Board (provided that if the Company is the terminating party, it shall not be in material breach of any of its obligations under Section 7.3) if any approval of the stockholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders or at any adjournment or postponement thereof;

                  (e) by either ICBC or the Company, if its Board of Directors so determines by a vote of a majority of the members of its entire Board (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 9.1(e) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under
Section 8.2(a) (in the case of a breach of representation or warranty by the Company) or Section 8.3(a) (in the case of a breach of representation or warranty by ICBC);

                  (f) by either ICBC or the Company, if its Board of Directors so determines by a vote of a majority of the members of its entire Board (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing; or

                  (g) By the Company, if, without breaching Section 6.1(d) hereof, the Company shall have entered into a definitive agreement with a third party providing for an Acquisition Transaction (as defined in the Stock Option Agreement).

         9.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either ICBC or the Company as provided in Section 9.1, this Agreement shall forthwith become void and have no effect except (i) Sections 7.2(b), 9.2 and 10.3 shall survive any termination of this Agreement and (ii) that notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

         9.3 AMENDMENT. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the Company's stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Company stockholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         9.4 EXTENSION; WAIVER. At any time prior to the Effective Time, each of the parties hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.


                                    ARTICLE X

                               GENERAL PROVISIONS

         10.1 CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the first day which is at least two and not more than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VIII hereof (other than those conditions which relate to actions to be taken at the Closing) (the "Closing Date"), at the offices of ICBC, unless another time, date or place is agreed to in writing by the parties hereto; provided, however, that the Closing shall not occur until after the Election Deadline.

         10.2 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time, including, but not limited to, the provisions of Section 9.5 hereof.

         10.3 EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, however, that the costs of printing and mailing the Proxy Statement shall be borne equally by the parties hereto.

         10.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)   if to ICBC, to:

                        Independence Community Bank Corp.
                        195 Montague Street
                        Brooklyn, NY 11201
                        Attention: Chief Executive Officer
                  with a copy to:

                        Elias, Matz, Tiernan & Herrick L.L.P.
                        734 Fifteenth Street, N.W., 12th Floor
                        Washington, DC 20005
                        Attention: Philip Ross Bevan, Esq.

                  and

                  (b)   if to the Company, to:

                        Statewide Financial Corp.
                        70 Sip Avenue
                        Jersey City, New Jersey 07306
                        Attention: Chief Executive Officer

                  with a copy to:

                        McCarter & English LLP
                        Four Gateway Center
                        100 Mulberry Street
                        Newark, New Jersey 07101-0652
                        Attention: Michael M. Horn, Esq.

         10.5 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to April 12, 1999. No provision of this Agreement shall be construed to require the Company, ICBC or any of their respective Subsidiaries or affiliates to take any action that would violate any applicable law, rule or regulation.

         10.6 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         10.7 ENTIRE AGREEMENT. This Agreement (including the documents and the instruments referred to herein), together with the Stock Option Agreement and the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

         10.8 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law.

         10.9 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         10.10 PUBLICITY. Except as otherwise required by law or the rules of the Nasdaq Stock Market, so long as this Agreement is in effect, neither ICBC nor the Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

         10.11 ASSIGNMENT; NO THIRD PARTY BENEFICIARIES. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         IN WITNESS WHEREOF, ICBC and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.


                                        INDEPENDENCE COMMUNITY BANK  CORP.


                                        By: /s/ Charles J. Hamm
                                            ----------------------------------
                                            Name:  Charles J. Hamm
                                            Title: Chairman, President and Chief
                                                     Executive Officer



                                        STATEWIDE FINANCIAL CORP.


                                        By: /s/ Victor M. Richel
                                            ----------------------------------
                                            Name:  Victor M. Richel
                                            Title: Chairman, President and Chief
                                                     Executive Officer

                                                                      APPENDIX B

                             STOCK OPTION AGREEMENT

      Stock Option Agreement, dated as of April 12, 1999, between Independence Community Bank Corp., a Delaware corporation ("Grantee"), and Statewide Financial Corp., a New Jersey corporation ("Issuer").

                              W I T N E S S E T H:

      WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), providing for, among other things, the merger of Issuer with and into Grantee (the "Merger");

      WHEREAS, as a condition and an inducement to Grantee to enter into the Merger Agreement, Issuer has agreed to grant Grantee the Option (as hereinafter defined); and

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

      1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to an aggregate of 803,531 fully paid and nonassessable shares (the "Option Shares") of common stock, no par value, of Issuer (the "Common Stock") at a price per share equal to $19.86 (the "Option Price"); provided, however, that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

      (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement), including, without limitation, pursuant to stock option or other employee plans or as a result of the exercise of conversion rights, the number of shares of Common Stock subject to the Option shall be increased so that, after such event, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject to or issued pursuant to the Option. Nothing contained in this Section l(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue shares in breach of any provision of the Merger Agreement.

      2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of the first exercise (as provided in paragraph (e) of this Section 2) within six months following the first Subsequent Triggering Event to occur (or such later period as provided in Section

10). Each of the following shall be an Exercise Termination Event: (i) the Effective Time (as defined in the Merger Agreement); (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event, except a termination by Grantee pursuant to Sections 9.1(e) or (f) of the Merger Agreement where the breach by Issuer giving rise to such right of termination is willful; or (iii) the passage of 12 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Sections 9.1(e) or (f) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-willful), provided that if an Initial Triggering Event continues or occurs beyond such termination and prior to the passage of such 12-month-period, the Exercise Termination Event shall be 12 months from the expiration of the Last Triggering Event but in no event more than 18 months after such termination. The term "Last Triggering Event" shall mean the last Initial Triggering Event to expire, and the term "Holder" shall mean the holder or holders of the Option pursuant to this Agreement. Notwithstanding anything to the contrary contained herein, the Option may not be exercised at any time when Grantee shall be in willful material breach of any of its covenants or agreements contained in the Merger Agreement such that Issuer shall be entitled to terminate the Merger Agreement pursuant to Section 9.1(f) thereof as a result of such a willful material breach.

      (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

            (i) Issuer or any Subsidiary of Issuer (an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder), other than Grantee or any Subsidiary of Grantee (a "Grantee Subsidiary"), or the Board of Directors of Issuer (the "Issuer Board") shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary. For purposes of this Agreement, (a) "Acquisition Transaction" shall mean (w) a merger or consolidation, or any similar transaction, involving Issuer or any Issuer Subsidiary (other than mergers, consolidations or similar transactions (i) involving solely Issuer and/or one or more wholly owned Subsidiaries of Issuer, provided any such transaction is not entered into in violation of the terms of the Merger Agreement, or (ii) in which the stockholders of Issuer immediately prior to the completion of such transaction own at least 50% of the Common Stock of Issuer (or the resulting or surviving entity in such transaction) immediately after completion of such transaction, provided any such transaction is not entered into in violation of the terms of the Merger Agreement), (x) a purchase, lease or other acquisition of all or any substantial part of the assets or deposits of Issuer or any Issuer Subsidiary,
(y) a purchase or other acquisition subsequent to the date hereof (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any Issuer Subsidiary or (z) any substantially similar transaction; and (b) "Subsidiary" shall have the meaning set forth in Rule 12b-2 under the 1934 Act;

      (ii) Any person, other than Grantee or a Grantee Subsidiary, shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in
Section 13(d) of the 1934 Act, and the rules and regulations thereunder), except that the percentage for Thomson, Horstmann & Bryant, Inc. shall be 14.25% rather than 10% and the percentage for the Statewide Savings Bank, S.L.A. Employee Stock Ownership Trust (ESOP") shall be 10.50% rather than 10%;

      (iii) Any person, other than Grantee or a Grantee Subsidiary, shall have made a bona fide proposal to Issuer or its stockholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

      (iv) The Issuer Board, without having received Grantee's prior written consent, shall have withdrawn or modified (or publicly announced its intent to withdraw or modify) in any manner adverse in any respect to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement in anticipation of engaging in an Acquisition Transaction, or Issuer or any Issuer Subsidiary shall have authorized, recommended or proposed, or publicly announced its intention to authorize, recommend or propose, an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary;

      (v) Any person, other than Grantee or a Grantee Subsidiary, shall have filed with the Securities and Exchange Commission ("SEC") a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its stockholders to approve the issuance of shares to be offered in such an exchange offer);

      (vi) After an overture is made by any person, other than Grantee or a Grantee Subsidiary, to Issuer or its stockholders to engage in an Acquisition Transaction, Issuer shall have willfully breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both) and (y) shall not have been cured prior to the Notice Date (as defined below); or

      (vii) Any person, other than Grantee or a Grantee Subsidiary, shall have filed an application or notice with the Office of Thrift Supervision ("OTS"), the New Jersey Department of Banking and Insurance ("Department") or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

      (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

      (i) The acquisition by any person (other than (a) Grantee or any Grantee Subsidiary) of beneficial ownership of 25% or more of the then outstanding Common Stock;

      (ii) A termination of the Merger Agreement pursuant to Section 9.1(g) thereof; or

      (iii) The occurrence of the Initial Triggering Event described in clause
(i) of subsection (b) of this Section 2, except that the percentage referred to in clause (y) of the second sentence thereof shall be 15%.

      (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event") of which it has notice, it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

      (e) In the event the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares of Common Stock it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing"); provided that if prior notification to or approval of the OTS, the Department or any other regulatory or antitrust agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Closing relating thereto. The term "business day" for purposes of this Agreement means any day, excluding Saturdays, Sundays and any other day that is a legal holiday in the State of New York or a day on which banking institutions in the State of New York are authorized by law or executive order to close.

      (f) At a Closing, the Holder shall (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, and (ii) present and surrender this Agreement to Issuer at its principal executive offices, provided that the failure or refusal of the Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude the Holder from exercising the Option.

      (g) At a Closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option is exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer a copy of this

Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

      (h) Certificates for Common Stock delivered at a Closing hereunder may be endorsed (in the sole discretion of Issuer) with a restrictive legend that shall read substantially as follows:

            "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the reasonable opinion of counsel to the Holder; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

      (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under paragraph (e) of this Section 2, the tender of the applicable purchase price in immediately available funds and the tender of a copy of this Agreement to Issuer, the Holder shall be deemed, subject to the receipt of any necessary regulatory approvals, to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

      3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer;
(iii) promptly to take all action as may from time to time be required (including without limitation (x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and
(y) in the event, under the Home Owners' Loan Act, as amended ("HOLA"), the Change in Bank Control Act of 1978, as amended (the "CIBCA"), or any state or other federal banking law, prior approval of or notice to the OTS, the Department or to any other state or federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in connection with the preparation of such applications or notices and providing such information to the OTS, the Department or such other state or federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

      4. This Agreement and the Option granted hereby are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase on the same terms and subject to the same conditions as are set forth herein in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, subject to the aforementioned indemnification, if applicable, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

      5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of Option Shares purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5.

      (a) In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividend, split-up, merger, recapitalization, combination, subdivision, conversion, exchange of shares, distribution on or in respect of the Common Stock or similar transaction, the type and number of Option Shares shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Grantee shall receive upon exercise of the Option the number and class of Option Shares that Grantee would have held immediately after such event if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable.

      (b) Whenever the number of Option Shares is adjusted as provided in this
Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of Option Shares purchasable prior to the adjustment and the denominator of which shall be equal to the number of Option Shares purchasable after the adjustment.

      6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee first delivered within six months (or such later period as provided in Section 10) following such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the Option Shares issued pursuant hereto), promptly prepare, file and keep current, with respect to the Option and the Option Shares, a registration statement under the 1933 Act and qualify such Option and Option Shares for resale or other disposition under applicable state securities laws, in each case in accordance with any plan of disposition requested by Grantee. Issuer will use all reasonable efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations, provided that any second registration shall be requested by Grantee within 12 months (or such later period as provided in Section 10) following the occurrence of the Subsequent Triggering Event. The Issuer shall bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering, the inclusion of the Option and/or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of shares represented by the Option and/or the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of shares represented by the Option and/or the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6 shall be permitted or occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any such registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

      7. (a) Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, (i) at the request of any Holder delivered within six months following such occurrence (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which the Option may then be exercised, and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within six months following such occurrence (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the Market/Offer Price. The term "Market/Offer Price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any person, other than Grantee or a Grantee Subsidiary, pursuant to an agreement with Issuer of the kind described in Section 2(b)(i), (iii) the highest closing price for shares of Common Stock within the shorter of the period from the date of this Agreement up to the date on which such required repurchase of the Option or Option Shares, as the case may be, occurs or the six-month period immediately preceding the date of such required repurchase of the Option or Option Shares, as the case may be, or (iv) in the event of a sale or transfer of all or any substantial part of Issuer's assets or deposits, the sum of the price paid in such sale for such assets or deposits and the current market value of the remaining assets of Issuer as determined by a nationally-recognized investment banking firm selected by a majority in interest of the Holders or the Owners, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally-recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

      (b) Each Holder and Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this
Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that such Holder or Owner, as the case may be, elects to require Issuer to repurchase this Option and/or Option Shares in accordance with the provisions of this Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

      (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, or as a result of a written agreement or other binding obligation with a governmental or regulatory body or agency, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify each Holder and/or each Owner and thereafter deliver or cause to be delivered, from time to time, to such Holder and/or such Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within two business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, or as a result of a written agreement or other binding obligation with a governmental or regulatory body or agency, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in part or in full (and Issuer hereby undertakes to use all reasonable efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), such Holder or Owner may revoke its notice of repurchase of the Option and/or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly
(i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering with respect to Options or Option Shares as to which the Holder or the Owner, as the case may be, has not revoked its repurchase demand; and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, and/or
(B) to such Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

      8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement to (i) consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, or engage in a plan of exchange with any person, other than Grantee or a Grantee Subsidiary, and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquiror in such plan of exchange, (ii) permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) sell or otherwise transfer all or a substantial part of its or any Issuer Subsidiary's assets or deposits to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of any Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

      (b) The following terms have the meanings indicated:

            (i) "Acquiring Corporation" shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (ii) the acquiring person in a plan of exchange in which Issuer is acquired, (iii) Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person, and (iv) the transferee of all or a substantial part of Issuer's assets or deposits (or the assets or deposits of an Issuer Subsidiary).

            (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

            (iii) "Assigned Value" shall mean the Market/Offer Price, as defined in Section 7.

            (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger, share exchange or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger, share exchange or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

      (c) The Substitute Option shall have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall, to the extent legally permissible, be as similar as possible to, and in no event less advantageous to the Holder than, the terms of the Option. The issuer of the Substitute Option also shall enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

      (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

      (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.99% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.99% of the shares of Substitute Common Stock outstanding prior to exercise but for this paragraph (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this paragraph (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this paragraph (e). This difference in value shall be determined by a nationally-recognized investment banking firm selected by a majority in interest of the Holders and reasonably acceptable to the Acquiring Corporation.

      (f) Issuer shall not enter into any transaction described in paragraph (a) of this Section 8 unless (i) the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder, and (ii) such transaction does not result in a breach of the Merger Agreement by the Issuer.

      9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of each owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

      (b) Each Substitute Option Holder and Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this
Section 9. As promptly as practicable, and in any event within two business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share

Owner the Substitute Share Repurchase Price therefor, or the portion(s) thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

      (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, or as a result of a written agreement or other binding obligation with a governmental or regulatory body or agency, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer following a request for repurchase pursuant to this Section 9 shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within two business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, or as a result of a written agreement or other binding obligation with a governmental or regulatory body or agency, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use all reasonable efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder and/or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing.

      10. The six-month periods for exercise of certain rights under Sections 2, 6, 7 and 12 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder, Owner, Substitute Option Holder or Substitute Share Owner, as the case may be, is using its reasonable best efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; (ii) during the pendency of any temporary restraining order, injunction or other legal bar to exercise of such rights; and (iii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

      11. (a) Issuer hereby represents and warrants to Grantee as follows:

      (i) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer and is a valid and legally binding obligation of Issuer, enforceable against Issuer in accordance with its terms, except that enforcement thereof may be limited by the receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors rights generally and except that enforcement thereof may be subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and the availability of equitable remedies.

      (ii) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.

      (b) Grantee hereby represents and warrants to Issuer that:

      (i) Grantee has full corporate power and authority to execute and deliver this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee and no other corporate proceedings on the part of Grantee are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by Grantee and is a valid and legally binding obligation of Grantee.

      (ii) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

      12. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within six months following such Subsequent Triggering Event; provided, however, that until the date 15 days following the date on which the OTS approves an application by Grantee under the HOLA to acquire the shares of Common Stock subject to the Option (if applicable), Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the sole purpose of conducting a widely dispersed public distribution on Grantee's behalf or (iv) any other manner approved by the OTS.

      13. Each of Grantee and Issuer will use all reasonable efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, applying to the OTS and/or the Department, as applicable, for approval to acquire the shares issuable hereunder and applying for listing or quotation of such shares on any exchange or quotation system on which the Common Stock is then listed or quoted.

      14. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

      15. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer or Substitute Option Issuer, as the case may be, is not permitted to repurchase pursuant to Section 7 or Section 9, as the case may be, the full number of shares of Common Stock provided in Section l(a) hereof (as adjusted pursuant to Section l(b) or Section 5 hereof), it is the express intention of Issuer (which shall be binding on the Substitute Option Issuer) to allow the Holder to acquire or to require Issuer or Substitute Option Issuer, as the case may be, to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

      16. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

      17. This Agreement shall be governed by and construed in accordance with the laws of the Sate of New York, without regard to the conflict of law principles thereof.

      18. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

      19. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

      20. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, whether written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

      21. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

      IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.


                                          INDEPENDENCE COMMUNITY BANK CORP.


                                          By: /s/ CHARLES J. HAMM
                                              ----------------------------------
                                              Name:  Charles J. Hamm
                                              Title: Chairman, President and
                                                     Chief Executive Officer



                                          STATEWIDE FINANCIAL CORP.

                                          By: /s/ VICTOR M. RICHEL
                                              ----------------------------------
                                              Name:  Victor M. Richel
                                              Title: Chairman, President and
                                                     Chief Executive Officer

                                                                      APPENDIX C




_________________, 1999


Board of Directors
Statewide Financial Corp.
70 Sip Avenue
Jersey City, NY  07306


Ladies and Gentlemen:

     Statewide Financial Corp. ("Statewide") and Independence Community Bank Corp. ("Independence") have entered into an Agreement and Plan of Merger, dated as of April 12, 1999 (the "Agreement"), pursuant to which Statewide will be merged with and into Independence (the "Merger"). Upon consummation of the Merger, each share of Statewide common stock, no par value, issued and outstanding immediately prior to the Merger (the "Statewide Shares"), other than certain shares specified in the Agreement, will be converted into the right to receive, at the election of the holder thereof, either (a) a number of shares of Independence common stock, par value $0.01 per share, equal to the Per Share Consideration divided by the Average Closing Price of Independence common stock or (b) cash in an amount equal to the Per Share Consideration, subject to the election and proration procedures set forth in the Agreement (the "Merger Consideration"). The Per Share Consideration is equal to the sum of (x) $12.625 plus (y) the product of 1.0306 multiplied by the Average Closing Price of Independence common stock for the ten consecutive trading days ending ten business days prior to the effective time of the Merger. Under certain circumstances, Independence may require that a minimum of 50% of the aggregate consideration to be paid in the Merger be paid in Independence common stock. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Statewide Shares.

     Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement and exhibits thereto; (ii) the Stock Option Agreement, dated April 12, 1999, by and between Statewide and Independence; (iii) certain publicly available financial statements of Statewide and other historical financial information provided by Statewide that we deemed relevant; (iv) certain publicly available financial statements of Independence and other historical financial information provided by Independence that we deemed relevant; (v) certain internal financial analyses and forecasts of Statewide prepared by and reviewed with management of Statewide and the views of senior management of Statewide, based on certain limited discussions with

Board of Directors
Statewide Financial Corp.
_______________, 1999

Page 2

certain members of senior management, regarding Statewide's past and current business, financial condition, results of operations and future prospects; (vi) the views of senior management of Independence, based on certain limited discussions with certain members of senior management, regarding Independence's past and current business, financial condition, results of operations and future prospects; (vii) the pro forma impact of the Merger on Independence, including the impact of certain contractual obligations of Statewide in the context of a change of control of Statewide; (viii) the publicly reported historical price and trading activity for Statewide's and Independence's common stock, including a comparison of certain financial and stock market information for Statewide and Independence with similar publicly available information for certain other companies the securities of which are publicly traded; (ix) the financial terms of recent business combinations in the savings institution industry, to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

     In performing our review, we have assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with us, and we do not assume any responsibility or liability for independently verifying the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Statewide or Independence or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Statewide or Independence nor have we reviewed any individual credit files relating to Statewide or Independence and, with your permission, we have assumed that the respective allowances for loan losses for both Statewide and Independence are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. With respect to the financial projections reviewed with management, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the respective future financial performance of Statewide and Independence and that such performances will be achieved, and we express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in Statewide's or Independence's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Statewide and Independence will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the Agreement are not waived and that the Merger will qualify as a tax-free reorganization for federal income tax purposes.

Board of Directors
Statewide Financial Corp.
_______________, 1999

Page 3


     Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise or reaffirm this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Independence common stock will be when issued to Statewide's shareholders pursuant to the Agreement or the prices at which Statewide's or Independence's common stock will trade at any time.

     We have acted as Statewide's financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We have also received a fee for rendering this opinion. In the past, we have also provided certain other investment banking services for Statewide and have received compensation for such services. As we have previously advised you, in the past we have also provided certain investment banking services for Independence in connection with its reorganization into stock holding company form and the initial public offering of its common stock, and have received compensation for such services.

     In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Statewide and Independence. We may also actively trade the equity securities of Statewide and Independence for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion is directed to the Board of Directors of Statewide in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Statewide as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent; provided, however, that we hereby consent to the inclusion of this opinion as an appendix to Statewide's and Independence's Proxy Statement/Prospectus dated the date hereof and to the references to this opinion therein.

     Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Merger Consideration is fair, from a financial point of view, to the holders of Statewide Shares.

                                                              Very truly yours,

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     In accordance with the General Corporation law of the State of Delaware, Articles 9 and 10 of the Registrant's Certification of Incorporation and Article VI of the Registrant's Bylaws provide as follows:

ARTICLE 9 OF CERTIFICATION OF INCORPORATION

     LIABILITY OF DIRECTORS AND OFFICERS. The personal liability of the directors and officers of the Corporation for monetary damages shall be eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware as it exists on the effective date of this Certificate of Incorporation or as such law may be thereafter in effect. No amendment, modification or repeal of this Article 9 shall adversely affect the rights provided hereby with respect to any claim, issue or matter in any proceeding that is based in any respect on any alleged action or failure to act prior to such amendment, modification or repeal.

ARTICLE 10 OF CERTIFICATE OF INCORPORATION

     INDEMNIFICATION. The Corporation shall indemnify its directors, officers, employees, agents and former directors, officers, employees and agents, and any other persons serving at the request of the Corporation as a director, officer, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) incurred in connection with any pending or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, with respect to which such director, officer, employee, agent or other person is a party, or is threatened to be made a party, to the full extent permitted by the General Corporation Law of the State of Delaware, provided, however, that the Corporation shall not be liable for any amounts which may be due to any person in connection with a settlement of any action, suit or proceeding effected without its prior written consent or any action, suit or proceeding initiated by any person seeking indemnification hereunder without its prior written consent. The indemnification provided herein
(i) shall not be deemed exclusive of any other right to which any person seeking indemnification may be entitled under any bylaw, agreement or vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in any other capacity, and (ii) shall inure to the benefit of the heirs, executors and administrators of any such person. The Corporation shall have the power, but shall not be obligated, to purchase and maintain insurance on behalf of any person or persons enumerated above against any liability asserted against or incurred by them or any of them arising out of their status as corporate directors, officers, employees, or agents whether or not the Corporation would have the power to indemnify them against such liability under the provisions of this Article 10.

ARTICLE VI OF BYLAWS - INDEMNIFICATION, ETC. OF DIRECTORS,
OFFICERS AND EMPLOYEES

     6.1 Indemnification. The Corporation shall provide indemnification to its directors, officers, employees, agents and former directors, officers, employees and agents and to others in accordance with the Corporation's Certificate of Incorporation.

     6.2 Advancement of Expenses. Reasonable expenses (including attorneys' fees) incurred by a director, officer or employee of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding described in Section 6.1 may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors only upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation.

     6.3 Other Rights and Remedies. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Corporation's Certificate of Incorporation, any agreement, vote of stockholders or disinterested directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such person.

     6.4 Insurance. Upon resolution passed by the Board of Directors, the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer of employee of the Corporation, or is or was serving at the request of the corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of its Certificate of Incorporation or this Article VI.

     6.5 Modification. The duties of the Corporation to indemnify and to advance expenses to a director, officer or employee provided in this Article VI shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article VI shall alter, to the detriment of such person, the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment or repeal.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES

     The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

     (a) LIST OF EXHIBITS (filed herewith unless otherwise noted)

2.1 Agreement and Plan of Merger, dated as of April 12, 1999, between Independence Community Bank Corp. and Statewide Financial Corp. is included as Appendix A to the Proxy Statement - Prospectus which is part of this Registration Statement

3.1   Certificate of Incorporation of Independence Community Bank Corp.(1)

3.2   Bylaws of Independence Community Bank Corp.(1)

4.1   Form of Stock Certificate of Independence Community Bank Corp.(1)

5.1   Form of opinion of Elias, Matz, Tiernan & Herrick L.L.P. re: legality*

8.1 Form of opinion of Elias, Matz, Tiernan & Herrick L.L.P. re: federal tax matters *

10.1 Form of Change of Control Agreement entered into among Independence Community Bank Corp., Independence Savings Bank and certain senior executive officers of the Company and the Bank (1)

10.2  1998 Stock Option Plan (2)

10.3  1998 Recognition and Retention Plan and Trust Agreement (2)

10.4 Stock Option Agreement, dated as of April 12, 1999, between Independence Community Bank Corp. and Statewide Financial Corp. is included as Appendix B to the Proxy Statement - Prospectus which is part of this Registration Statement

11.0  Statement re: computation of per share earnings (3)

23.1 Consent of Elias, Matz, Tiernan & Herrick L.L.P. (included in Exhibits 5.1 and 8.1, respectively)

23.2 Consent of Ernst & Young LLP (independent auditors for Independence Community Bank Corp)

23.3  Consent of KPMG LLP (independent auditors for Statewide Financial Corp.)

23.4  Form of Consent of Sandler O'Neill & Partners, L.P.

24.1  Power of Attorney (included in Signature Page of this Registration
      Statement)

99.1  Statewide Financial Corp. Proxy Card

-----------
* To be filed by amendment.                        (footnotes on following page)

(1) Incorporated by reference from the Registrant's Registration Statement on From S-1 (333-30757) filed on July 3, 1997.

(2) Incorporated by reference from the Appendix to the Proxy Statement for the Annual Meeting of Stockholders held on September 25, 1998, filed with the SEC on August 17, 1998.

(3) Incorporated by reference from the Registrant's Annual Report on From 10-K for the year ended March 31, 1998 filed with the SEC on June 26, 1998.

     (b) FINANCIAL STATEMENT SCHEDULES

     All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

     (c) REPORTS, OPINIONS, OR APPRAISALS OF OUTSIDE PARTIES

     The opinion of Sandler O'Neill & Partners, L.P. is included as Appendix C to the Proxy Statement - Prospectus.


ITEM 22. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (A) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high and the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

          (B) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13 (a) or 15 (d) of the Securities Exchange Act of 1934 (and each filing of an employee benefit plan's annual report pursuant to Section 15 (d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (C) To respond to requests for information that is incorporated by reference into the Joint Proxy Statement-Prospectus pursuant to Item 4, 10
     (b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (D) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

          (E) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (F) That every prospectus: (i) that is filed pursuant to paragraph (E) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (G) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Form S-4 Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the State of New York on September 1, 1999.

                                      INDEPENDENCE COMMUNITY BANK CORP.

                                      By: /s/ Charles J. Hamm
                                          ------------------------------
                                          Charles J. Hamm
                                          Chairman, President
                                            and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby makes, constitutes and appoints Charles J. Hamm his true and lawful attorney, with full power to sign for each person and in such person's name and capacity indicated below, and with full power of substitution, any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.

        Name                                Title                               Date
-----------------------      -----------------------------------------  ------------------
/s/Charles J. Hamm           Chairman, President and Chief
-----------------------      Executive Officer                             September 1, 1999
Charles J. Hamm              (principal executive officer)

/s/Joseph S. Morgano         Director, Executive Vice President and        September 1, 1999
-----------------------      Mortgage Officer
Joseph S. Morgano

/s/John B. Zurell            Executive Vice President and  Chief           September 1, 1999
-----------------------      Financial Officer (principal financial
John B. Zurell               and accounting officer)

/s/Willard N. Archie         Director                                      September 1, 1999
-----------------------
Willard N. Archie

/s/Robert D. Catell          Director                                      September 1, 1999
-----------------------
Robert D. Catell

/s/Rohit M. Desai            Director                                      September 1, 1999
-----------------------
Rohit M. Desai


        Name                                Title                               Date
-----------------------      -----------------------------------------  ------------------
/s/Chaim Y. Edelstein        Director                                      September 1, 1999
-----------------------
Chaim Y. Edelstein

/s/Robert W. Gelfman         Director                                      September 1, 1999
-----------------------
Robert W. Gelfman

/s/Scott M. Hand             Director                                      September 1, 1999
-----------------------
Scott M. Hand

/s/Donald E. Kolowsky        Director                                      September 1, 1999
-----------------------
Donald E. Kolowsky

/s/Janine Luke               Director                                      September 1, 1999
-----------------------
Janine Luke

/s/Wesley D. Ratcliff        Director                                      September 1, 1999
-----------------------
Wesley D. Ratcliff

/s/Donald H. Elliott         Director                                      September 1, 1999
-----------------------
Donald H. Elliott

/s/Malcolm MacKay            Director                                      September 1, 1999
-----------------------
Malcolm MacKay

/s/Donald M. Karp            Director                                      September 1, 1999
-----------------------
Donald M. Karp

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